UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Ventas, Inc.
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VENTAS®

2025

Proxy Statement for Annual Meeting of Stockholders

Letter to Ventas Stockholders

Dear Fellow Stockholder,

On behalf of our Board of Directors, I am pleased to present the 2025 Ventas Proxy Statement and invite you to join our Annual Meeting of Stockholders on May 13, 2025.
Ventas delivered outstanding operating results and returns for stockholders in 2024 as we executed on our focused strategy to capture the unprecedented multiyear growth opportunity in senior housing.
We delivered a total shareholder return of more than 22%,* outperforming the FTSE Nareit Health Care Index and the MSCI U.S. REIT Index for the third consecutive year and extending our track record of strong returns and outperformance for the near-, intermediate- and long-term.** Total annualized returns to shareholders since January 1, 2000 have exceeded 18%, demonstrating the power of our position, advantaged platform and talented team.**
An Essential Participant in Longevity Economy
Our nearly 1,400 assets are unified in serving the large and growing aging population, positioning Ventas as a leading participant in the longevity economy. With the first of more than 70 million baby boomers reaching the age of 80 next year, the U.S. 80+ population is anticipated to grow from about 14 million to about 18 million over the next five years—an increase of 28%.(1)
This surge in the senior population has created strong demand for Ventas’s senior housing communities where, today, approximately 85,000 residents are enjoying the proven health, well-being and longevity benefits of living in a supported, affordable community environment. Yet, as hundreds of thousands more Americans are turning 80 each year, construction starts in senior housing have fallen to historic lows.(2) We expect this imbalance between demand and supply to provide a long runway for Ventas to grow.
Executing Our Focused Strategy
Against this backdrop of projected compelling secular demand, we are executing on our focused 1-2-3 strategy to drive growth and create value. In 2024, our team delivered the third consecutive year of double-digit growth in our senior housing operating portfolio ("SHOP") and leveraged our unique competitive advantages to complete over $2 billion of accretive investments that enhance our growth profile.
These investments, which were focused on senior housing, met our well-defined operational and financial criteria, and were consistent with our Right Market, Right Asset, Right OperatorTM approach. Compounding contributions from our outpatient medical buildings, research centers and healthcare properties complemented our strong results in SHOP.

(1)Oxford Economics, as of December 2024
(2)National Investment Center for Seniors Housing & Care, as of 4Q24
*    FactSet, for the periods ending December 31, 2024
**    Alexandria Real Estate Equities, Inc. (NYSE: ARE) was added to the Nareit Health Care Index in June 2024 on a prospective basis. Nareit Health Care Index returns reflect ARE performance for the entire 1- and 3-year periods and are as reported for all other periods.

2025 | Proxy Statement	i

Letter to Ventas Stockholders

We believe financial strength and flexibility are imperative to our growth and performance. In 2024, we raised $4 billion in attractive capital, significantly improved our leverage, grew our scale and enhanced our strong financial position to support future growth.
Building on our results and positive outlook, we recently announced a 7% increase in our quarterly dividend. We are focused on creating value from our advantaged position within the longevity economy as we enable exceptional environments that benefit a large and growing aging population.
Benefiting from Strong, Independent Board of Directors
As we execute on this mission, Ventas continues to benefit from a strong, independent and deeply engaged Board of Directors, with the right mix of experience, skills and judgment. I encourage you to read about our directors, our rigorous corporate governance standards and risk-management practices, “pay-for-performance” approach to executive compensation and other important topics in this proxy statement.
We are excited to continue building value for our stockholders and appreciate your investment in our Company. We remain committed to rewarding your trust with results and performance.

Sincerely, Debra A. Cafaro Chairman and Chief Executive Officer

ii	2025 | Proxy Statement

Notice of 2025 Annual Meeting of Stockholders

Date & Time	Location	Record Date	Outstanding Shares
Tuesday, May 13, 2025 8:00 a.m. Central Time	The 2025 Annual Meeting will be conducted as a virtual meeting at www.virtualshareholdermeeting.com/VTR2025. There is no physical location for the 2025 Annual Meeting.	March 19, 2025	On the record date, there were approximately 437,697,802 shares of common stock issued and outstanding and entitled to vote at the meeting.

Agenda		Board Recommendation

1	To elect the 12 director nominees named in this Proxy Statement to serve until the 2026 Annual Meeting of Stockholders	FOR each director nominee

2	To approve, on an advisory basis, the compensation of our Named Executive Officers	FOR

3	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2025 fiscal year	FOR

4	To approve an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to increase the number of authorized shares of common stock	FOR

5	To approve an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to limit the liability of certain officers as permitted by Delaware Law	FOR

To transact such other business as may properly come before the meeting or any adjournment or postponements thereof.
Casting Your Vote
Your vote is very important. Please carefully review the proxy materials for the 2025 Annual Meeting of Stockholders and follow the instructions below to cast your vote promptly on all voting matters.

By Telephone Call the number shown on the enclosed proxy card.	By Mail Request, complete and return the proxy card in the postage-paid envelope provided.

Via the Internet Visit the website shown on the enclosed proxy card.	During the Meeting Attend the virtual meeting via live webcast at www.virtualshareholdermeeting.com/VTR2025 and vote by ballot online.
We urge you to vote by proxy as soon as possible to ensure that your shares are represented at the 2025 Annual Meeting whether or not you currently plan to attend. You do not need to attend the meeting to vote if you vote your shares before the meeting.
PLEASE NOTE: We encourage all stockholders to vote electronically – by Internet or telephone – whenever possible.

2025 | Proxy Statement	iii

Notice of 2025 Annual Meeting of Stockholders
Participating in the Meeting
Attendance at the 2025 Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on March 19, 2025, the record date, and guests of the Company. The meeting will be held virtually at www.virtualshareholdermeeting.com/VTR2025. You will not be able to attend the 2025 Annual Meeting in person at a physical location. To attend and participate in the meeting, stockholders will need the 16-digit control number included in the Notice of Meeting, on their proxy card or on the voting instruction form or other instructions.
Stockholders as of the close of business on the record date who attend and participate in the 2025 Annual Meeting will have an opportunity to submit questions live via the Internet during the 2025 Annual Meeting. Please review “Information About Our 2025 Annual Meeting” beginning on page 97 of this Proxy Statement for information about attending and voting at the 2025 Annual Meeting.

By Order of the Board of Directors, Carey S. Roberts Executive Vice President, General Counsel and Ethics & Compliance Officer April 1, 2025 Chicago, Illinois
Important Notice Regarding Internet Availability of Proxy Materials for May 13, 2025, Annual Meeting
We are sending this Proxy Statement and making this Proxy Statement first available on or about April 1, 2025. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available via the internet at www.proxyvote.com.

iv	2025 | Proxy Statement

2025 | Proxy Statement	1

About Ventas
Our Company
Ventas, Inc. is a leading S&P 500 real estate investment trust (“REIT”) enabling exceptional environments that benefit a large and growing aging population. With approximately 1,400 properties in North America and the United Kingdom, Ventas occupies an essential role in the longevity economy.
Our growth is fueled by our senior housing communities, which provide valuable services to residents and enable them to thrive in supported environments. We aim to deliver outsized performance by leveraging our unmatched operational expertise, data-driven insights from the Ventas OITM platform, extensive relationships and strong financial position. The Ventas portfolio also includes outpatient medical buildings, research centers and healthcare facilities. Ventas's seasoned team of talented professionals share a commitment to excellence, integrity and a common purpose of helping people live longer, healthier, happier lives.
Ventas's results are reported in three business segments—senior housing operating portfolio (“SHOP”), outpatient medical and research portfolio (“OM&R”) and triple-net leased properties (“NNN”). We also seek to create value for institutional capital partners and Ventas stockholders through our third-party institutional private capital management platform, Ventas Investment Management ("VIM").
Ventas has delivered more than 18% annualized total shareholder return ("TSR") since the beginning of 2000, including more than 22% TSR in 2024.* The Company's TSR has outperformed both the FTSE Nareit Equity Health Care Index ("Nareit Health Care Index") and the MSCI U.S. REIT Index ("MSCI REIT Index") for the 1-, 3- and 5-year periods ended December 31, 2024 and significantly outperformed both indices and the S&P 500 Index since the beginning of 2000**.
An Essential Role in the Longevity Economy
The aging of America’s population—including more than 70 million baby boomers—drives unprecedented demand for senior housing, outpatient medical visits, biomedical research and other healthcare services. Our properties are at the center of these portions of the economy, serving a large and growing aging population.
•The U.S. 80+ population is expected to grow by more than 28% through 2030.(1)
•Nearly 500,000 Americans are turning 80 each year; in 2027, this jumps to over 800,000 individuals.(1)
•Today, the 65+ cohort makes up ~18% of the U.S. population, an all-time high.(1)
•Nearly 88% of 65+ people in the United States have at least one chronic condition and, by 2030, an estimated 170 million+ Americans will be living with one or more chronic conditions.(2)
Ventas’s Portfolio Meets the Needs of an Aging Population
Ventas provides exceptional senior living environments where residents enjoy the benefits of care and community in a supported setting. In addition, our outpatient medical properties provide convenient access to quality healthcare, our research facilities help enable lifesaving discoveries and medical advances that are of growing importance as the population ages and our other healthcare facilities enable critical care and healing.
(1)Oxford Economics, as of December 2024
(2)Center for Disease Control and Prevention; Rand Corporation
*    FactSet, for the periods ending December 31, 2024
**    With Alexandria Real Estate Equities, Inc. (NYSE: ARE) performance included in the Nareit Health Care Index for entire 1- and 3-year periods and performance as reported for all other periods.

2	2025 | Proxy Statement

About Ventas

SENIOR HOUSING(1) Delivering valuable benefits to senior residents in a time of unprecedented demand	2nd LARGEST owner of senior housing(2) ~85K seniors served	800+ communities across the United States, Canada and the United Kingdom 29 SHOP operators

OUTPATIENT MEDICAL AND RESEARCH(1) Supporting growing demand for outpatient medical care and research that enhances health, longevity and quality of life	~22M square feet of outpatient medical (OM) space(3) 40M+ patient visits each year	95% of OM portfolio affiliated with health systems or hospitals

TRIPLE-NET HEALTHCARE(1) Enabling critical care and healing in specialized facilities	10K+ patient beds 2.4M patient days annually(4)	VENTAS INVESTMENT MANAGEMENT(1) Creating value for institutional capital partners and Ventas stockholders through our third-party institutional private capital management platform	~$5B assets under management 250%+ fund growth since inception

(1)Data as of December 31, 2024 unless otherwise noted
(2)Company supplemental reports and 2024 ASHA Top Owners list
(3)Represents consolidated and unconsolidated properties and investments in process and developments underway
(4)As of September 30, 2024
Executing a Focused Strategy to Drive Growth
Ventas is focused on meeting unprecedented secular demand from a large and growing aging population, with an emphasis on senior housing
For more than 25 years, Ventas has pursued what we believe is a successful, enduring strategy focused on delivering outsized value to stockholders by enabling exceptional environments that benefit the aging population. Working with industry-leading care providers, partners and research and medical institutions, our collaborative and experienced team is focused on achieving consistent, superior total returns by: (1) delivering profitable organic growth in senior housing, (2) capturing value-creating external growth focused on senior housing, (3) driving strong execution and cash flow generation throughout our portfolio of high-quality assets unified in serving the large and growing aging population and (4) maintaining financial strength, flexibility and liquidity.

2025 | Proxy Statement	3

About Ventas
2024 Performance Highlights
Ventas’s strong results in 2024 demonstrate the power of our business and our role as an essential part of a rapidly growing market fueled by demographic demand.
Delivered strong returns for stockholders

	VTR(1)	MSCI REIT Index	Nareit Health Care Index(2)
1 Year	22.2%	8.8%	21.1%
3 Year	8.7%	(2.3)%	0.1%
5 Year	4.6%	4.3%	2.9%
Since 2000	18.1%	9.8%	12.4%
•Delivered total shareholder return ("TSR") exceeding 22% for 2024, continuing our strong track record of performance
•Outperformed our key benchmarks, the Nareit Health Care Index and MSCI REIT Index, over the near-, intermediate- and long-term
•Increased quarterly dividend in the first quarter 2025 by 7% to $0.48 per share on the strength of the Company’s 2024 results and its positive outlook
(1)FactSet, for the periods ending December 31, 2024
(2)With Alexandria Real Estate Equities, Inc. (NYSE: ARE) performance included in the Nareit Health Care Index for entire 1- and 3-year periods and performance as reported for all other periods.
Delivered strong financial and operating performance and robust year-over-year growth

	2024	2023	$ Change	% Change
Attributable Net Income (Loss)	$0.19	($0.10)	$0.29	n/m
Nareit FFO*	$3.14	$3.26	($0.12)	(4%)
Normalized FFO*	$3.19	$2.99	$0.20	7%
•Net Income Attributable to Common Stockholders per share of $0.19
•Normalized Funds From Operations* (“Normalized FFO”) per share of $3.19, an increase of approximately 7% compared to the prior year
•Total Company Net Operating Income* (“NOI”) year-over-year growth of 7.5% and Total Company Same-Store Cash NOI* year-over-year growth of 7.7%
•On a Same-Store Cash NOI* basis, our senior housing operating portfolio (“SHOP”) grew nearly 16% year-over-year and NOI margin* grew 180 basis points
•Delivered OM&R Same-Store Cash NOI* growth of 3% over prior year
* Some of the financial measures discussed are non-GAAP measures. Please see Appendix A for additional information and a reconciliation to the most directly comparable GAAP measures.
n/m - Not meaningful
Executed on our strategy to capture the unprecedented multi-year growth opportunity in senior housing
•Delivered the third consecutive year of double-digit Same-Store Cash NOI* growth in SHOP
•SHOP Same-Store average occupancy outperformed, growing 300 basis points year-over-year, which supported revenue growth of 8.2%
•Closed over $2 billion of investments, substantially all of which were focused on senior housing consistent with the Company's stated financial criteria and Right Market, Right Asset, Right OperatorTM strategy; these investments, which are equity funded, are expected to generate attractive NOI yields, are priced below replacement cost and offer significant multi-year NOI growth potential

4	2025 | Proxy Statement

About Ventas
Further enhanced the Company's financial strength and flexibility
•Net Debt to Further Adjusted EBITDA* improved to 6.0x as of the end of the fourth quarter 2024, representing an improvement of 0.9x from year-end 2023
•Raised approximately $4 billion of debt and equity capital at attractive pricing and favorably extended our $2.75 billion unsecured revolving credit facility
•Ended 2024 with $3.8 billion in liquidity
Advanced our other key goals and initiatives
•Made nearly $100 million of qualifying investments in our VIM business and raised capital in our open end fund in a challenging fundraising environment
•Achieved strong tenant satisfaction in our Outpatient Medical portfolio, marking three years in a row above the 90th percentile in tenant satisfaction
•Deployed more than $600 million in targeted capital expenditures in 2024 to enhance the living and working environments of our properties
•Earned numerous recognitions, including the inaugural Nareit 2024 Impact at Scale Award, 2024 ENERGY STAR® Partner of the Year Award for the fourth consecutive year and the Sustained Excellence in Energy Management Award, the ENERGY STAR® program’s highest honor

* Some of the financial measures discussed are non-GAAP measures. Please see Appendix A for additional information and a reconciliation to the most directly comparable GAAP measures.

2025 | Proxy Statement	5

Proxy Summary
At our 2025 Annual Meeting, you will be asked to vote on five proposals. This proxy summary provides limited information regarding each proposal. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
2025 Annual Meeting Proposals
The proposals that stockholders will be asked to vote on at this meeting are as follows:

ITEMS:		Board Recommendation	Page Reference

1	To elect the 12 director nominees named in this Proxy Statement to serve until the 2026 Annual Meeting of Stockholders	FOR each director nominee	8

2	To approve, on an advisory basis, the compensation of our Named Executive Officers	FOR	46

3	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2025 fiscal year	FOR	88

4	To approve an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to increase the number of authorized shares of common stock	FOR	91

5	To approve an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to limit the liability of certain officers as permitted by Delaware Law	FOR	93

Director Nominees
Our Board has nominated 12 individuals for election as directors at the Company’s 2025 Annual Meeting. All of our director nominees are currently members of our Board of Directors. Each brings valuable skills and perspectives, informed by their background and experience, to our deliberations and is an important contributor to our Board and advisor to our management team.
Additional information concerning the composition of our Board and our director nominees can be found under Proposal 1: Election of Directors.
Executive Compensation
The second item on the agenda for the 2025 Annual Meeting is an advisory vote on our executive compensation program. Our executive compensation program reflects our philosophy that compensation should be linked to performance, align with stockholder experience and attract, retain and motivate talented employees. We benchmark our executive compensation against that of our peers to ensure that our executives’ pay is appropriate based on their roles, responsibilities and years of experience. A significant proportion of target executive compensation—more than 80% of the 2024 target compensation of our Named Executive Officers—is in the form of equity and cash incentive awards that is variable or at-risk such that an executive’s realized pay is closely tied to the Company’s performance.

6	2025 | Proxy Statement

Proxy Summary
At our 2024 Annual Meeting of Stockholders, our executive compensation program received the support of over 86% of votes cast and our conversations with our stockholders during 2024 indicate that our stockholders are generally supportive of our executive compensation program.
Additional information regarding our executive compensation program and this proposal can be found in the section titled Proposal 2: Advisory Vote to Approve the Compensation of Our Named Executive Officers.
Auditor
The third item on the agenda for the 2025 Annual Meeting is approval of the selection of KPMG as our auditing firm for 2025. KPMG was first engaged to serve as our independent registered public accounting firm in July 2014. We believe that the continued retention of KPMG to serve in this role for this fiscal year is in the best interests of the Company and its stockholders.
Additional information regarding this proposal can be found under Proposal 3: Ratification of Fiscal 2025 Auditor Selection.
Authorized Share Increase
The fourth item on the agenda for the 2025 Annual Meeting is a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares. We are proposing to increase the number of common shares authorized for issuance from 600,000,000 shares to 1,200,000,000 shares. The proposed increase will enhance our ability to execute on our strategy and provide flexibility to engage in capital-raising transactions, grant equity awards to employees and issue stock in the form of dividends and for other general corporate purposes.
Additional information regarding this proposal can be found under Proposal 4: Increase the Number of Authorized Common Shares.
Limitation of Monetary Liability of Certain Officers
The fifth item on the agenda for the 2025 Annual Meeting is a proposal to adopt an amendment (the “Exculpation Amendment”) to Article 6 of our Charter to provide for the elimination of monetary liability of certain of our officers in certain circumstances as provided under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”). The Exculpation Amendment also would simplify the existing exculpation provision related to directors of Ventas set forth in Article 6 of our Charter by referring to the DGCL, instead of specifying each instance in which exculpation for directors is currently not permissible under the DGCL. This change would not expand or otherwise alter the scope of the current exculpation protections available to the directors.
Additional information regarding this proposal can be found under Proposal 5: Limit Liability of Certain Officers.

2025 | Proxy Statement	7

Corporate Governance and Board Matters

Proposal 1 Election of Directors

At the 2025 Annual Meeting, stockholders will vote on the election of the 12 director nominees listed on the following page, each of whom is currently a director of the Company, for a one-year term of office.
The Board has nominated the director nominees, on the recommendation of the Nominating, Governance and Corporate Responsibility Committee, to serve until the 2026 Annual Meeting or until their successor has been duly elected and qualified or their earlier resignation, death or removal. Each director nominee has indicated that he or she will serve if elected. We do not anticipate that any of the director nominees will be unable or unwilling to stand for election but, if that happens, your proxy may be voted for another person nominated by the Board, or the Board may reduce its size, in each case, on the recommendation of the Nominating, Governance and Corporate Responsibility Committee.
In nominating the following director nominees for election at the Company’s 2025 Annual Meeting, the Board has evaluated each director nominee by reference to the criteria described under the heading "Director Recruitment, Nomination and Succession Planning." In addition, the Board evaluates each individual director in the context of the Board as a whole, with the objective of recommending a group that can best support the success of our Company and represent stockholder interests.
Pursuant to a cooperation agreement (the "Cooperation Agreement") between the Company and Land & Buildings Investment Management, LLC and certain of its affiliates (collectively "Land & Buildings"), we appointed Theodore R. Bigman, Founder and Chief Investment Officer of Bigman Holdings and former Head of Global Listed Real Assets Investing at Morgan Stanley Investment Management, and Joe V. Rodriguez, Jr., President of Burnt Mountain Investments LLC and former Chief Investment Officer, Listed Real Assets and Head of Global Real Estate Securities at Invesco Real Estate, to the Board on March 4, 2024, and agreed to nominate Mr. Bigman and Mr. Rodriguez for re-election at the Company’s 2025 Annual Meeting of Stockholders. Land & Buildings agreed to abide by certain voting restrictions and standstill restrictions. The Cooperation Agreement also contains a customary mutual non-disparagement provision. The Cooperation Agreement will remain effective until the day after the Company's 2025 Annual Meeting. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which was filed as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company on March 4, 2024, and is incorporated by reference herein.
The following section contains information provided by the director nominees about their principal occupations, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director of the Company. The information reflects their respective ages and tenure as of the 2025 Annual Meeting and their current committee and chair assignments.

Our Board recommends that you vote FOR the election of each of the 12 director nominees to the Board of Directors listed on the enclosed proxy card or voting instruction form.

8	2025 | Proxy Statement

Corporate Governance and Board Matters
Board Snapshot
2025 Director Nominees
Below is a snapshot of our director nominees, including current committee assignments. Information regarding age and tenure are provided as of the date of our 2025 Annual Meeting for all nominees.

KEY TO BOARD COMMITTEES
Audit and Compliance Committee	Compensation Committee	Chair
Investment Committee	Nominating, Governance and Corporate Responsibility Committee

Roxanne M. Martino
Lead Independent Director
Managing Partner, OceanM19 LLC
Former CEO, Aurora Investment Management LLC
9 years

Debra A. Cafaro
Chairman and CEO, Ventas
26 years

Melody C. Barnes
Executive Director, Karsh Institute of Democracy and various other leadership roles at the University of Virginia
11 years

Theodore R. Bigman
Founder & Chief Investment Officer, Bigman Holdings
Former Managing Director and Head of Listed Real Assets, Morgan Stanley Investment Management
1 year

Michael J. Embler
Former Chief Investment Officer, Franklin Mutual Advisors, LLC
3 years

Matthew J. Lustig
Chairman of Investment Banking, North America and Head of Real Estate and Lodging, Lazard Frères & Co. LLC
14 years

Marguerite M. Nader
President and CEO, Equity LifeStyle Properties, Inc.
5 years

Sean P. Nolan
CEO and Chair, Taysha Gene Therapies, Inc.
President, Nolan Capital, LLC
6 years

Walter C. Rakowich
Former CEO, Prologis, Inc.
9 years

Joe V. Rodriguez, Jr.
President, Burnt Mountain Investments, LLC
Founding Partner and former Chief Investment Officer, Invesco Listed Real Assets
1 year

Sumit Roy
President and CEO, Realty Income Corporation
3 years

Maurice S. Smith
President and CEO, Health Care Service Corporation
4 years

Independent
Non-independent

Independence

50s
60s

Age

<5 years
5-10 years
>10 years

Tenure

2025 | Proxy Statement	9

Corporate Governance and Board Matters
Board Nominees
Director Nominee Skills, Experience and Qualifications
In recommending director nominees, our Nominating, Governance and Corporate Responsibility Committee considers the particular experience, qualifications and skills of the current Board members and any prospective candidates to ensure a variety of experience, skills and qualifications are represented on the Board.

Skills and Attributes

Executive Experience (CEO): Supports our management team through relevant advice and leadership			•		•	•	•	•	•		•	•
Financial/Accounting Experience: Critical to the oversight of the Company’s financial statements, financial reporting and internal controls		•	•	•	•	•	•	•	•	•	•	•
REITs/Real Estate: Contributes to a deeper understanding of the Company’s challenges and opportunities in the REIT and real estate industries		•	•	•	•		•		•	•	•

Healthcare, Senior Housing & Health Systems: Contributes to a deeper understanding of the challenges and opportunities in the healthcare, senior housing and for-profit/not-for-profit health systems industries
	•		•	•	•	•		•				•

Life Sciences, Research & Innovation: Provides valuable insight regarding the unique considerations relevant to the life sciences, research & innovation space as the Company seeks to grow this line of business
						•		•
Investment & Capital Allocation: Valuable in overseeing the Company’s investment and capital allocation strategies, capital structure and financing activities		•	•	•	•	•	•	•	•	•	•	•
Capital Intensive Industry: Contributes to a deeper understanding of the Company’s operations and key performance indicators		•	•	•	•		•		•	•	•
Public Company Executive Compensation: Contributes to the Board’s ability to attract, motivate and retain executive talent and align executive compensation with long-term stockholder value	•			•		•	•	•			•
Public Policy & Regulation: Contributes to the Board’s understanding of complex public policy issues and legal, regulatory and compliance risks	•		•	•			•	•				•
Technology/Cybersecurity: Contributes to the Board’s understanding of information technology and cybersecurity risks				•					•		•	•
Education, Communication & Brand: Valuable in managing communications with stakeholders and protecting the Company’s brand and reputation	•	•	•	•	•	•	•	•	•	•	•	•
Sales & Marketing: Valuable in promoting and selling our services and delivering excellent customer service							•	•	•			•
Strategic Planning: Essential to guiding the Company’s long-term business strategy	•	•	•	•	•	•	•	•	•	•	•	•
Investor Experience & Perspective: Provides valuable insight regarding the considerations relevant to institutional investors		•	•	•	•	•	•	•	•	•	•
Risk Management: Contributes to the identification, assessment and prioritization of risks facing the Company	•	•	•	•	•	•	•	•	•	•	•	•
Independent	•	•		•	•	•	•	•	•	•	•	•

10	2025 | Proxy Statement

Corporate Governance and Board Matters
Director Nominee Biographies

Key Experience and Qualifications

Public Policy & Regulation	Strategic Planning
Healthcare, Senior Housing & Health Systems	Risk Management

Ms. Barnes brings to our Board extensive experience as a governance and public policy expert. In her multiple roles at the University of Virginia and as co-founder and principal of MB2 Solutions, Ms. Barnes is a thought leader on domestic policy, governance, risk management, leadership and strategy. As the Director of President Barack Obama’s Domestic Policy Counsel, she provided policy and strategic advice to the President and coordinated the domestic policy-making process in the White House, including with respect to emerging societal risks and healthcare matters such as the Health Care and Education Reconciliation Act.

Melody C. Barnes
Independent Director
Director Since: 2014
Age: 61
Committees:
Nominating, Governance and Corporate Responsibility (Chair)
Other Current Public Company Directorships:
Booz Allen Hamilton Inc. (NYSE: BAH) (since 2015)

Professional Experience

•The University of Virginia
•Executive Director, Karsh Institute of Democracy (since 2021); W.L. Lyons Brown Family Director for Public Policy and Public Engagement, College and Graduate School of Arts and Sciences Democracy Initiative (since 2018); Professor of Practice, Miller Center of Public Affairs; and Distinguished Fellow, The University of Virginia School of Law (since 2018)
•Co-Founder and Principal, MB2 Solutions, LLC, a public policy and domestic strategy firm (since 2014)
•Director, White House Domestic Policy Council (2009-2012), providing policy and strategic advice to then-President Obama and coordinating the domestic policy-making process for his administration
•Senior Domestic Policy Advisor, Senator Obama’s 2008 presidential campaign (2008)
•Center for American Progress, an independent nonpartisan policy institute
•Executive Vice President for Policy (2005-2008)
•Senior Fellow (2003-2005)
•Senator Edward M. Kennedy
•Chief Counsel to the Senator on the Senate Judiciary Committee (1998-2003)
•General Counsel (1995-1998)

Private Boards and Community Service

•Member of the Board of Trustees, former Chair and Vice-Chair, The Thomas Jefferson Foundation, Inc.
•Chair, Aspen Institute for Community Solutions and Opportunity Youth Forum
•Member of the Board of Directors, William & Flora Hewlett Foundation

2025 | Proxy Statement	11

Corporate Governance and Board Matters

Key Experience and Qualifications

	REITs/Real Estate	Investment & Capital Allocation
	Investor Experience & Perspective	Education, Communication & Brand

Mr. Bigman brings to our Board deep investment and real estate experience and insights into the perspectives of institutional investors. Mr. Bigman has more than 30 years of investment experience in the REIT industry. Mr. Bigman held various positions at Morgan Stanley Investment Management, Inc. (MSIM), where he built MSIM's Global Listed Real Assets business and grew the business from inception to a peak of more than $25 billion of assets under management by utilizing a value-oriented investment process.

Theodore R. Bigman Independent Director Director Since: 2024 Age: 62 Committees: Investment Other Current Public Company Directorships: None

Professional Experience

•Executive Fellow, Harvard Business School (since 2024)
•Founder and Chief Investment Officer, Bigman Holdings, a single family investment office (since 2021)
•Managing Director and Head of Listed Real Assets, Morgan Stanley Investment Management, an asset management firm and subsidiary of Morgan Stanley (1995–2021)
•Executive Director and other senior executive roles, Credit Suisse First Boston (formerly NYSE: CS), an investment banking division of Credit Suisse Group AG (1987-1995)
•Associate Consultant, Bain & Company, a top management consulting firm (1983–1985)
•Board Observer for Tower Realty Trust (formerly NYSE: TOW) (1997-1998)
•Member of the Board of Trust Managers for American Industrial Properties REIT (formerly NYSE: IND) (1997–2000)
•Member of the Board of Trust Managers for Grove Property Trust (formerly AMEX: GVE) (1998–2000)

12	2025 | Proxy Statement

Corporate Governance and Board Matters

Key Experience and Qualifications

	Executive Experience (CEO)	REITs/Real Estate
	Investment & Capital Allocation	Strategic Planning

Ms. Cafaro brings to our Board substantial executive and board leadership experience. A recognized industry leader, Ms. Cafaro led the transformation of the Company into one of the world’s foremost REITs by setting and overseeing the execution of a long-term strategy that drove the Company’s market capitalization from $0.3 billion since her leadership began in 1999 to $26 billion as of December 31, 2024. Under Ms. Cafaro’s leadership, the Company’s annual total shareholder return (TSR) has exceeded 18% percent for the 25 years ended December 31, 2024. Prior to joining Ventas, Ms. Cafaro was President and a Director of an NYSE-listed multi-family REIT.
Debra A. Cafaro Chairman and CEO Director Since: 1999 Age: 67 Committees: None Other Current Public Company Directorships: PNC Financial Services Group Inc. (NYSE: PNC) (since 2017)

Professional Experience

•Ventas, Inc.
•Chairman of the Board (since 2003)
•Chief Executive Officer and director (since 1999)
•President (1999-2010)
•Director, Weyerhaeuser Co. (NYSE: WY) (2007-2016)
•President and Director, Ambassador Apartments, Inc. (NYSE: AAH), a multi-family REIT (1997-1999)

Private Boards and Community Service

•Past Chair, Real Estate Roundtable
•Past Chair, Board of Directors of The Economic Club of Chicago
•Advisory Board Member, Harvard Kennedy School Taubman Center for State and Local Government
•Member, Civic Committee and the Commercial Club of Chicago
•Former Chair of the Executive Board, National Association of Real Estate Investment Trusts (Nareit)

2025 | Proxy Statement	13

Corporate Governance and Board Matters

Key Experience and Qualifications

Investor Experience & Perspective	Healthcare, Senior Housing & Health Systems
Investment & Capital Allocation	Capital Intensive Industry

Mr. Embler brings to our Board deep investment, finance and healthcare expertise. He is widely recognized for his success and insights as an institutional investor and seasoned board member, with deep experience across a broad range of industries, including healthcare, capital intensive industries and finance. As the Chief Investment Officer of Franklin Mutual Advisers, he oversaw over $85 billion in assets under management and 25 investment professionals. He is also an experienced director, with over 20 years of public board experience, including in the healthcare space.

Michael J. Embler
Independent Director
Director Since: 2022
Age: 61
Committees:
Audit and Compliance Investment
Other Current Public Company Directorships:
American Airlines Group Inc. (NYSE: AAL)
(since 2013)
NMI Holdings (NASDAQ: NMIH) (since 2012)

Professional Experience

•Franklin Mutual Advisers, LLC, an investment advisory firm
•Chief Investment Officer (2005-2009)
•Head, Distressed Investment Group (2001-2005)
•Various roles culminating in Managing Director, Nomura Securities, a leading global financial services group (1992-2001)
•Director, Taubman Centers, Inc. (formerly NYSE: TCO) (2018-2020)
•Director, Kindred Healthcare Inc. (formerly NYSE: KND) (2001-2008)
•Certificate in Cybersecurity Oversight, National Association of Corporate Directors
•Certificate in Environmental Conservation and Sustainability, Earth Institute Center for Environmental Sustainability - Columbia University

Private Boards and Community Service

•Trustee, Mohonk Preserve, the largest private land trust in New York State

14	2025 | Proxy Statement

Corporate Governance and Board Matters

Key Experience and Qualifications

	Investment & Capital Allocation	Healthcare, Senior Housing & Health Systems
	REITs/Real Estate	Financial/Accounting Experience

Mr. Lustig brings to our Board over 35 years of experience in the real estate industry, including his first-hand real estate investor perspectives. He has extensive experience providing strategic and financial advice and transaction execution to clients, including leading real estate companies, and investing in real estate companies and assets as a principal. In recent years, Mr. Lustig has played an active role in more than $400 billion of advisory assignments and transactions involving real estate companies. In his prior roles at Lazard, he oversaw multiple funds, including Lazard Senior Housing Partners, with over $2.5 billion of equity capital invested in REITs and real estate operating companies.
Matthew J. Lustig Independent Director Director Since: 2011 Age: 64 Committees: Investment (Chair) Other Current Public Company Directorships: Boston Properties, Inc. (NYSE: BXP) (since 2011)

Professional Experience

•Lazard Frères & Co. LLC, a financial advisory and asset management firm (since 1989)
•Chairman of Investment Banking, North America (since 2019)
•Head of Real Estate & Lodging (since 1989)
•Head of Investment Banking, North America (2012-2019)
•Chief Executive Officer of the private equity real estate investment business of Lazard and its alternative investment successors (1999-2022)

Private Boards and Community Service

•Member (and former Chair of Executive Committee), The Samuel Zell and Robert Lurie Real Estate Center at The Wharton School, University of Pennsylvania
•Member of the Board of Advisors, Edmund A. Walsh School of Foreign Service, Georgetown University
•Member, MBA Real Estate Program Advisory Board at the Paul Milstein Center for Real Estate at Columbia Business School, Columbia University
•Member, Council on Foreign Relations, the Pension Real Estate Association (and former Executive Committee), the Real Estate Roundtable and the Urban Land Institute
•Executive Chairman of the Board of Directors, Atria Senior Living, Inc., a for-profit senior housing company (2004-2011)

2025 | Proxy Statement	15

Corporate Governance and Board Matters

Key Experience and Qualifications

	Investor Experience & Perspective	Financial/Accounting Experience
	Investment & Capital Allocation	Strategic Planning

Ms. Martino brings to our Board extensive experience as an institutional investor, chief executive and industry leader. She managed over $14 billion in assets in her roles as Investment Committee Chair and CEO of Aurora Investment Management. Widely recognized as a leader in finance, Ms. Martino was inducted into the InvestHedge Hall of Fame and recognized as one of the 50 Leading Women in Hedge Funds by the Hedge Fund Journal. Ms. Martino spent the first seven years of her career at PricewaterhouseCoopers.

Roxanne M. Martino Lead Independent Director Director Since: 2016 Age: 68 Committees: Compensation (Chair) Other Current Public Company Directorships: None

Professional Experience

•Managing Partner of OceanM19, a single-family investment office (since 2016)
•Chief Executive Officer, Partner and Chair of the Investment Committee, Aurora Investment Management L.L.C., a hedge fund and investment firm, and its predecessor companies (1990-2016)
•General Partner, Grosvenor Capital Management, L.P., an asset management firm (now GCM Grosvenor, NASDAQ: GCMG) (1984-1990)
•Various roles, PriceWaterhouseCoopers, a global accounting firm (1977-1984)

Private Boards and Community Service

•Member and former Chairperson of Board of Directors, Ann & Robert H. Lurie Children’s Hospital of Chicago
•Member of the Board of Advisors, Morgan Street Holdings
•Director and former Chairman, Thresholds, a not-for-profit psychiatric rehabilitation organization

16	2025 | Proxy Statement

Corporate Governance and Board Matters

Key Experience and Qualifications

REITs/Real Estate	Investor Experience & Perspective
Financial/Accounting Experience	Sales & Marketing

Ms. Nader brings to our Board substantial real estate, investor and financial experience and a proven record of accomplishment as a REIT executive. In her role as President and CEO of Equity LifeStyle Properties, she has successfully overseen a portfolio of over 400 high quality resort communities across the United States and Canada. She previously served as the company’s Chief Financial Officer and led business development and sales operations, bringing to our Board significant financial, accounting and marketing expertise.

Marguerite M. Nader
Independent Director
Director Since: 2020
Age: 56
Committees:
Audit and Compliance
Nominating, Governance and Corporate Responsibility
Other Current Public Company Directorships:
Equity LifeStyle Properties, Inc. (NYSE: ELS)
(since 2013)

Professional Experience

•Equity LifeStyle Properties, Inc. (NYSE: ELS), a resort community real estate investment trust
•President and Chief Executive Officer (since 2013)
•President and Chief Financial Officer (2012-2013)
•Executive Vice President and Chief Financial Officer (2011-2012)
•Other roles in asset management, business development and sales and marketing (1993-2011)
•Member of the Executive Team (since 2005)
•Director, Liberty Property Trust (formerly NYSE: LPT) (2017-2020)

Private Boards and Community Service

•Former member of the Executive Board, former Chair and Vice-Chair and former Member of the Advisory Board of Governors, National Association of Real Estate Investment Trusts (Nareit)

2025 | Proxy Statement	17

Corporate Governance and Board Matters

Key Experience and Qualifications

Life Sciences, Research & Innovation	Public Policy & Regulation
Sales & Marketing	Risk Management

Mr. Nolan brings to our Board nearly 30 years of experience in the life sciences industry as a public company executive, operator and serial entrepreneur. His diverse functional expertise includes commercial operations, global marketing, and corporate and business development. Mr. Nolan previously served as CEO of AveXis (NYSE: AVXS), which he grew from four employees to a fully integrated global public company with research, clinical, regulatory, manufacturing and commercial operations that was ultimately sold to Novartis for $8.7 billion.

Sean P. Nolan
Independent Director
Director Since: 2019
Age: 57
Committees:
Compensation
Nominating, Governance and Corporate Responsibility
Other Current Public Company Directorships:
Taysha Gene Therapies, Inc., Chairman of the Board (NASDAQ: TSHA) (since 2020)

Professional Experience

•Taysha Gene Therapies, Inc. (NASDAQ: TSHA)
•Chief Executive Officer (since 2022)
•Chair of the Board (since 2020)
•President, Nolan Capital, LLC, an investment fund (since 2019)
•President and Chief Executive Officer, AveXis, Inc. (formerly NASDAQ: AVXS), a gene therapy company (2015-2018)
•Chief Business Officer, InterMune, Inc. (formerly NASDAQ: ITMN), a biopharmaceutical company (2013-2015)
•Chief Commercial Officer, Reata Pharmaceuticals, Inc. (NASDAQ: RETA), a pharmaceuticals company (2011-2012)
•Chief Commercial Officer and President, Lundbeck, Inc., a U.S. affiliate of H. Lundbeck A/S, a Danish pharmaceuticals company (2009-2010)
•Director, Neoleukin Therapeutics (now Neurogene, Inc.) (NASDAQ: NLTX) (2019-2020)
•Director, Aquinox Pharmaceuticals, Inc. (formerly NASDAQ: AQXP) (2015-2019)

Private Boards and Community Service

•Chairman of the Board, Jaguar Gene Therapy, LLC •Chairman of the Board, Affinia Therapeutics Inc. •Chairman of the Board, Encoded Therapeutics, Inc. •Chairman of the Board, Istari Oncology, Inc.

18	2025 | Proxy Statement

Corporate Governance and Board Matters

Key Experience and Qualifications

REITs/Real Estate	Investment & Capital Allocation
Financial/Accounting Experience	Strategic Planning

Mr. Rakowich brings to our Board extensive experience as a seasoned and accomplished REIT executive and finance professional. He brings valuable experience to the Board with respect to risk assessment, strategic planning and leadership development. In his prior role as CEO of Prologis, Inc., he led a dramatic turnaround of the company and the $17 billion merger of Prologis with AMB Property Corporation and had extensive involvement in the creation and oversight of Prologis’ sustainability initiatives. He is an experienced director, with over 17 years of public board experience.

Walter C. Rakowich
Independent Director
Director Since: 2016
Age: 67
Committees:
Audit and Compliance (Chair)
Investment
Other Current Public Company Directorships:
Host Hotels & Resorts, Inc. (NYSE: HST) (since 2012; Lead Director, 2015-2018)
Iron Mountain Incorporated (NYSE: IRM) (since 2015)

Professional Experience

•Prologis, Inc. (NYSE: PLD), an industrial real estate company
•Member of the Board of Directors (2005-2012)
•Co-Chief Executive Officer following merger with AMB Property Corporation (2011-2012)
•Chief Executive Officer (2008-2011)
•Several other senior and executive positions, including President, Chief Financial Officer and Chief Operating Officer (1994-2008)
•Partner and Principal, Trammell Crow Company, a real estate development firm (1985-1993)

Private Boards and Community Service

•Member of the Advisory Council, Gender Fair •Former member of the Advisory Board, Institute for Real Estate Studies, Smeal College of Business, Pennsylvania State University

2025 | Proxy Statement	19

Corporate Governance and Board Matters

Key Experience and Qualifications

	REITs/Real Estate	Investment & Capital Allocation
	Investor Experience & Perspective	Strategic Planning

Mr. Rodriguez brings to our Board significant experience across capital markets, finance and portfolio management, as well as insights into the perspectives of institutional investors. With more than 40 years of experience and as one of six Founding Partners of Invesco Real Estate, Mr. Rodriguez helped to grow the firm from a $1B to a $90B AUM global real estate investment firm over 30 years across a wide array of property types which included life science, medical office and senior housing.
Joe V. Rodriguez, Jr. Independent Director Director Since: 2024 Age: 63 Committees: Nominating, Governance and Corporate Responsibility Other Current Public Company Directorships: None

Professional Experience

•President, Burnt Mountain Investments, LLC, a single-family investment office (since 2023)
•Founding Partner and Chief Investment Officer, Listed Real Assets and Head of Global Real Estate Securities, Invesco Real Estate, a global real estate investment management firm (1990–2022)
•Board advisor, Invesco Office J-REIT (Tokyo Stock Exchange: 3298 (2014–2021)
•Board advisor, AIM Select Real Estate Income Fund (NYSE: RRE), (2002–2007)
•Asset Manager, Comerica Bank (formerly NorthPark National Bank), a financial services company (1989–1990)
•Senior Consultant, RealSearch, Inc., a commercial real estate research and consulting firm (1988–1989)
•Assistant Vice President, Bank of America (formerly InterFirst Bank) (1982-1988)

Private Boards and Community Service

•Executive Member, Latino Corporate Directors Association (LCDA) (since 2023)
•Member, National Association of Real Estate Investment Trusts (Nareit) (since 1992)
•Member, National Association for Business Economics (since 1990)
•Member, American Real Estate Society (since 1990)

20	2025 | Proxy Statement

Corporate Governance and Board Matters

Key Experience and Qualifications

	REITs/Real Estate	Technology/Cybersecurity
	Investment & Capital Allocation	Investor Experience & Perspective

Mr. Roy brings to our Board substantial executive, investor, real estate and technology experience. As President and Chief Executive Officer of Realty Income Corporation, he has successfully overseen the rapid growth of the company, which holds a portfolio of over 15,000 properties and investments across the United States and Europe. Prior to Realty Income, Mr. Roy was an Executive Director at UBS Investment Bank, where he was responsible for more than $57 billion in real estate capital markets and advisory transactions, which enables him to contribute to the board his insights into investor perspectives. Drawing from his early career in technology, in each of his roles, Mr. Roy has leveraged technology to create value for stakeholders and investors.

Sumit Roy Independent Director Director Since: 2022 Age: 55 Committees: Investment Other Current Public Company Directorships: Realty Income Corporation (NYSE: O) (since 2018)

Professional Experience

•Realty Income Corporation (NYSE: O), a diversified real estate investment trust
•Chief Executive Officer and Director (since 2018)
•President (since 2015)
•Chief Operating Officer (2014–2018)
•Chief Investment Officer (2013–2014)
•Senior Vice President, Acquisitions (2011–2013)
•Executive Director, UBS Investment Bank, a global investment bank (2004–2011)
•Manager, Corporate Finance, MeadWestvaco, a packaging company (2003–2004)
•Associate, Technology Investment Banking, Merrill Lynch, a global investment management firm (2001–2003)
•Principal, Cap Gemini, an information technology services and consulting company (1994–1999)

Private Boards and Community Service

•Member of the Executive Board and Governance Committee, National Association of Real Estate Investment Trusts (Nareit)

2025 | Proxy Statement	21

Corporate Governance and Board Matters

Key Experience and Qualifications

	Health Care, Senior Housing & Health Systems	Risk Management
	Strategic Planning	Public Policy & Regulation

Mr. Smith brings over 25 years of experience in fiscal, strategic and operations leadership and risk management in the health insurance industry. Mr. Smith serves as President and CEO of Health Care Service Corp., the fifth largest health insurer in the United States, with annual revenues in excess of $54 billion, 28,000 employees and covering over 22.5 million individuals across its Blue Cross and Blue Shield plans in five states, including Illinois and Texas.
Maurice S. Smith Independent Director Director Since: 2021 Age: 53 Committees: Audit and Compliance Compensation Other Current Public Company Directorships: Halliburton Company (NYSE: HAL) (since 2023)

Professional Experience

•Health Care Service Corporation, a leading health insurer
•President and Chief Executive Officer and Vice Chair of the Board of Directors, (since 2020)
•President (2019-2020)
•Senior Vice President, Business Development and Subsidiary Management (2015)
•Divisional Vice President, Business Development and Subsidiary Management (2012-2014)
•Vice President, Corporate Transactions and Business Analysis (2011-2012)
•Numerous other roles of progressive responsibility (1993-2011)
•President, Blue Cross Blue Shield of Illinois, a division of Health Care Service Corporation (2015-2019)

Private Boards and Community Service

•Director, Federal Reserve Bank of Chicago •Chair of the Board, Prime Therapeutics LLC •Member of the Board of Directors, AHIP •Member of the Board of Directors, Blue Cross and Blue Shield Association

22	2025 | Proxy Statement

Corporate Governance and Board Matters
Director Recruitment, Nomination and Succession Planning
The Nominating, Governance and Corporate Responsibility Committee regularly reviews the size and composition of the Board on a holistic basis, using the matrix of identified skills, experience and qualifications disclosed above. The Nominating, Governance and Corporate Responsibility Committee considers potential candidates during the course of the year on an ongoing basis as part of our Board refreshment process.
In accordance with our Guidelines on Governance (our “Guidelines”), the Nominating, Governance and Corporate Responsibility Committee annually considers and recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders.
In making its recommendations, the Nominating, Governance and Corporate Responsibility Committee considers:
•high-performing, independent incumbent directors who have indicated a willingness to continue serving on our Board;
•candidates, if any, nominated by our stockholders in accordance with the Company’s organizational documents and applicable laws; and
•other candidates determined by the Nominating, Governance and Corporate Responsibility Committee.
Our Guidelines provide that, in general, director nominees should have one or more of the following qualifications and characteristics:
•demonstrated management or technical ability at high levels in successful organizations;
•currently or previously employed in positions of significant responsibility and decision-making;
•experience relevant to our operations, such as real estate, real estate investment trusts, healthcare, finance or general management;
•well-respected in their business and home communities;
•time to devote to Board duties;
•independent from us and not related to our other directors or employees;
•integrity;
•independence;
•leadership ability and a proven record of accomplishment;
•personal commitment of time and effort;
•expertise in business, professional, academic, political or community affairs;
•willingness to evaluate, challenge and stimulate; and
•candor.
In evaluating and recruiting director nominees and candidates, the Nominating, Governance and Corporate Responsibility Committee considers each potential nominee's skill set, demonstrated business acumen and experience, alignment with the Company's stockholder value-creation strategy, outside commitments and ability to contribute sufficient time to the Board's discussion and decision-making process as part of their service on the Board. The Nominating, Governance and Corporate Responsibility Committee also evaluates each potential nominee or candidate's independence and any actual or potential conflicts of interest. Nominees and candidates must have a reputation for integrity, honesty and adherence to the highest standards of professional and personal ethics. In general, the Nominating, Governance and Corporate Responsibility Committee seeks to include on the Ventas Board a complementary mix of individuals with a range of skills, experience and perspectives that are responsive to the broad set of challenges and opportunities that the Company confronts without representing any particular interest group or constituency.
Our directors are expected to be active participants in governing our enterprise. The Nominating, Governance and Corporate Responsibility Committee seeks to recommend nominees who have adequate time to devote to Board activities, recognizing that public company boards of directors command a significant commitment. Accordingly, the Company maintains an overboarding policy that prohibits anyone who serves as an executive officer of a public company from simultaneously serving on more than two public company boards in addition to the Company’s Board and prohibits all other directors from simultaneously serving on more than four public company boards in addition to the Company’s Board. The Company also prohibits Audit and Compliance Committee members from simultaneously serving on more than two additional public company audit committees.

2025 | Proxy Statement	23

Corporate Governance and Board Matters
No single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by our Nominating, Governance and Corporate Responsibility Committee. The Nominating, Governance and Corporate Responsibility Committee will consider candidates recommended by stockholders and applies these same standards in evaluating individuals in that context. Candidates recommended by stockholders must meet the criteria and qualifications described above. Stockholders may submit recommendations to our Corporate Secretary at our principal executive offices at 300 North LaSalle Street, Suite 1600, Chicago, IL 60654.
Director nominations by our stockholders must follow the procedures described in the “Additional Information—Submission of Stockholder Proposals and Other Items for 2026 Annual Meeting” section of this Proxy Statement.
Refreshment and Board Succession Planning
The Board is committed to effective succession planning and a rigorous, ongoing refreshment program. The average tenure of our independent director nominees is approximately six years as of the date of the 2025 Annual Meeting. Including our CEO, the average tenure is approximately eight years as of the date of the 2025 Annual Meeting. Our Nominating, Governance and Corporate Responsibility Committee monitors the average tenure of our directors and seeks to achieve a variety of director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly elected directors’ fresh perspectives. Since the beginning of 2019, we have appointed seven new directors to the Board of Directors.
In its ongoing reviews of the Board’s composition, the Nominating, Governance and Corporate Responsibility Committee considers succession planning in light of factors such as skills, experience and qualifications needed, the Company’s strategy, director feedback (including from the annual Board self-evaluation), stockholder perspectives shared during our biannual engagement process and upcoming retirements and other potential departures. The Nominating, Governance and Corporate Responsibility Committee conducts an enhanced evaluation of any director with more than 15 years of service on the Board and provides the Board with a detailed explanation as to the determinative factors for nominating such director for another term if the Nominating, Governance and Corporate Responsibility Committee recommends that such director candidate be nominated for election.

24	2025 | Proxy Statement

Corporate Governance and Board Matters
Director Recruitment
Our Nominating, Governance and Corporate Responsibility Committee has the authority to identify, consider and recommend candidates to the Board. An overview of the Board’s director recruitment process is provided below:

Evaluate Board Composition	The Nominating, Governance and Corporate Responsibility Committee periodically reviews Board composition and the skills, experience and qualifications held by existing directors and those sought in candidates, considering the needs of the Board in light of the Company’s strategy, director feedback (including from the annual Board self-evaluation), stockholder perspectives and upcoming retirements and other potential departures.

Identify Candidates	Based on its assessment of Board composition, the Nominating, Governance and Corporate Responsibility Committee identifies a candidate profile to guide the Committee’s search and may retain a third-party search firm to assist in identifying and evaluating candidates. Candidates may also be recommended by our stockholders, existing directors, advisors and other sources.

Assess Candidates	Candidates are assessed against the criteria outlined in “—Director Recruitment, Nomination and Succession Planning” and the skills, experience and qualifications shown in “Board Nominees— Director Nominees Skills, Experience and Qualifications,” as well as the future needs of the Board, including succession planning. The Nominating, Governance and Corporate Responsibility Committee, with the assistance of the Corporate Secretary, reviews candidates for independence and potential conflicts.

Interview Candidates	Qualified top candidates are interviewed by members of the Nominating, Governance and Corporate Responsibility Committee and other Board members, as appropriate. In some cases, candidates are also screened by search firms and interviewed by members of management.

Recommend Candidates	The Nominating, Governance and Corporate Responsibility Committee recommends candidates to the Board for appointment or nomination for election.

Stockholder Vote	Stockholders vote on director nominees at the annual meeting of stockholders.

Seven New Independent Directors Added Since 2019

Expertise in investments, finance, accounting, life sciences, technology, research and innovation, healthcare and REITs

2025 | Proxy Statement	25

Corporate Governance and Board Matters
Independence
Our Guidelines require that at least a majority of the members of our Board meet the criteria for independence under the rules and regulations of the New York Stock Exchange (the “NYSE”). For a director to be considered independent under the NYSE’s listing standards, the director must satisfy certain tests, and the Board must affirmatively determine that the director has no direct or indirect material relationship (other than as a director) with us. Not less than annually, our Board evaluates the independence of each non-management director on a case-by-case basis by considering any matters that could affect their ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between that director, members of their family and organizations with which that director or their family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand.
The Board has affirmatively determined that all of the Company’s current directors and directors who served during 2024, with the exception of Ms. Cafaro, are independent under the NYSE’s listing standards based on its most recent review, which applied the standards described above. Under the NYSE listing standards, Ms. Cafaro is not considered independent due to her employment as our CEO.
The Board has also determined that:
•all of the members of the Audit and Compliance Committee are independent under the applicable rules of the NYSE the Securities and Exchange Commission (“SEC”) respectively; and
•all of the members of the Compensation Committee are independent, non-employee directors, under the applicable rules of the NYSE and the SEC respectively.
In early 2024, the Board adopted a policy that the Company will not engage any entity that employs a director on a full-time basis to provide financial advisory or investment banking services with respect to any acquisition, disposition, restructuring, joint venture or other transactional matter. The policy is not intended to preclude the Company from engaging the entity for other purposes, such as to provide routine or administrative services in connection with the Company’s workforce compensation or benefit programs. The policy is subject to compliance with any other applicable policies of the Company, including those governing related person transactions.
Director Resignation Policy
In accordance with our Director Resignation Policy, our Board will nominate an incumbent director for election only if the director agrees that, in the event the director fails to receive a majority of votes cast in an uncontested election at our annual meeting, they will tender an irrevocable resignation that will be effective upon acceptance by the Board. If an incumbent director fails to receive a majority of votes cast in an uncontested election at our annual meeting, our Nominating, Governance and Corporate Responsibility Committee will act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and submit its recommendation for prompt consideration by the Board. Our Board will act on the Nominating, Governance and Corporate Responsibility Committee’s recommendation and publicly disclose its decision regarding the tendered resignation by filing a Current Report on Form 8-K with the SEC no later than 90 days following certification of the election results.
Director Retirement
Under our Guidelines, a non-management director is required to retire at the first annual meeting of stockholders following their 75th birthday. On the recommendation of our Nominating, Governance and Corporate Responsibility Committee, our Board may waive this requirement if it deems a waiver to be in our best interests and the best interests of our stockholders.

26	2025 | Proxy Statement

Corporate Governance and Board Matters
Annual Board Self-Evaluation
The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. To maintain their effectiveness, the Board and each of its committees conduct self-evaluations on an annual basis. Through this process, directors provide feedback and assess Board, committee and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve. The process includes the following steps:

01	Questionnaires

Tailored written questionnaires for the Board and each committee are reviewed by the Chair of the Nominating, Governance and Corporate Responsibility Committee. The Chair may solicit input from others, including the Lead Independent Director and Chairs of the Board's committees, in connection with the review of the questionnaires. We also regularly review the questionnaires with external advisors to ensure they reflect best practices.
Directors then complete a questionnaire for the Board and for each relevant committee electronically. Responses to the questions are anonymous.

Topical areas include:
Corporate Strategy, Board Priorities, Corporate Governance, Executive Compensation, Board and Committee Composition, Succession Planning, Ethics and Compliance, Culture, Risk Management, Board and Committee Meetings, Communications and Materials and Overall Effectiveness of the Board and Committees

02	Review
The Chair of the Nominating, Governance and Corporate Responsibility Committee receives and reviews responses to the questionnaires (which are provided anonymously) and discusses the feedback with the Chair of the Board and the Lead Independent Director, to the extent appropriate.

03	Individual Director Interviews

The Chair of the Nominating, Governance and Corporate Responsibility Committee engages with independent directors individually to receive and discuss any feedback that they may want to provide directly.

04	Board and Committee Reports
The Chair of the Nominating, Governance and Corporate Responsibility Committee consults with the Chair of the Board and Lead Independent Director and provides reports with feedback received to the full Board and the Chair of each committee, to the extent appropriate.

05	Feedback Incorporated
The Board and each committee review and discuss the evaluation results, take the feedback into account when assessing the qualifications of the Board and use the feedback to develop changes to enhance Board and committee effectiveness.

2025 | Proxy Statement	27

Corporate Governance and Board Matters
Director Orientation and Continuing Education
New directors typically participate in an orientation coordinated by the Nominating, Governance and Corporate Responsibility Committee and management. New directors engage with senior management to review the Company’s strategy, business segments and key industry trends, our recent and historical performance and key drivers thereof, organizational structure, significant financial, accounting and risk management matters, compliance programs and corporate governance practices, among other topics. We provide new directors with written materials to supplement the management meetings. Informally, our directors also meet individually with new directors as part of the new director onboarding.
We expect our directors to be well informed about the Company’s business, the competitive landscape in which the Company operates and issues currently affecting the Company, the healthcare and life science, research and innovation industries, the real estate investment trust industry, matters of corporate governance and the broader economy. Because our Board believes that ongoing director education is vital to the development of best practices and helps directors fulfill their fiduciary duties to the Company’s stockholders, directors are encouraged to participate in continuing education programs. The Company covers the fees, costs and expenses associated with attendance at one appropriate continuing education program per year for each director.
Our Corporate Governance Framework
Commitment to Strong Governance Practices

Accountability to Stockholders	Director Commitment

•Annual Board Elections
•Majority Vote in Uncontested Director Elections with Director Resignation Policy
•Stockholders’ Right to Act by Written Consent
•Proxy Access Provided for in Our Organizational Documents

•Overboarding Policy: No More than Two Additional Public Company Boards for Directors Who Are Executive Officers of Public Companies (including our CEO) and Four Additional Public Company Boards for All Other Directors
•Audit Committee Overboarding Policy: No More than Two Additional Public Company Audit Committees
•Board and Committees Meet Regularly
•Directors Attended More Than 75% of Meetings of the Board and the Committees on Which They Are Members

Board Independence

•All Directors Except CEO are Independent •All Board Committees Are 100% Independent •Lead Independent Director •Independent Directors Meet Without Management (generally at every meeting)

Director Refreshment & Tenure

•Strong Track Record of Refreshment with 64% of Independent Directors on the Board for <7 years •Seven New Independent Board Members since the beginning of 2019 •Mandatory Retirement Age: 75

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Corporate Governance and Board Matters

Alignment with Stockholder Interests	Board Performance

•Annual Director Equity Grants
•Robust Director and Executive Officer Stock Ownership Guidelines
•Anti-Hedging and Anti-Pledging Policy
•Commitment to Corporate Sustainability
•Board- and Committee-level Oversight of Corporate Responsibility and Human Capital Management

•Annual Board and Committee Evaluations
•Annual Committee and Committee Chair Rotation Evaluation Process
•Annual Assessment of Board Leadership Structure and Election of Lead Independent Director
•Board Orientation for New Directors
•Continuing Director Education

Robust Stockholder Engagement

•Year-Round Engagement by Board and Senior Management •Board-Led Stockholder Outreach Program for Over a Decade
Corporate Governance Guidelines
Our Guidelines reflect the fundamental corporate governance principles by which our Board and its committees operate. They set forth general practices the Board and its committees follow with respect to structure, function, organization, composition and conduct. These Guidelines are reviewed at least annually by the Nominating, Governance and Corporate Responsibility Committee and are updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant.
Independent Compensation Advisor
The Compensation Committee has retained an independent compensation advisor, Semler Brossy Consulting Group (“Semler Brossy”), to provide advice regarding our executive and non-employee director compensation programs, including: (i) selecting appropriate peer companies for benchmarking purposes; (ii) setting base salaries and incentive award opportunities; (iii) establishing and evaluating achievement of applicable performance measures and related goals under our incentive plans; (iv) determining annual cash and long-term equity incentive awards for our executive officers; and (v) setting cash and equity award levels for our non-employee directors.
Semler Brossy reports to the Compensation Committee and received no fees from us that were unrelated to its role as advisor to our Board and its committees during the year ended December 31, 2024.
The Compensation Committee annually reviews the scope of work provided by Semler Brossy, as required under the Compensation Committee Charter. After considering the specific independence factors set forth in Rule 10C-1 under the Securities Exchange Act of 1934 (the "Exchange Act") and all other relevant facts and circumstances, the Compensation Committee concluded in its reasonable business judgment that Semler Brossy met the independence criteria and determined that Semler Brossy’s work for the Board and its committees raised no conflict of interest.
Transactions with Related Persons
We did not have any related persons transactions during 2024.
Our Guidelines on Transactions with Related Persons and our Global Code of Ethics and Business Conduct outline our standards and procedures regarding transactions with related persons. Any transaction involving us in which any of our directors, officers or 5% or greater stockholders (or their immediate family members) has a direct or indirect material interest must be approved or ratified by the Audit and Compliance Committee, the disinterested members of our Board or, in certain limited circumstances, the Chair of our Audit and Compliance Committee. Our directors, officers and employees are required to disclose any existing or proposed transaction in which they have a personal interest, or in which there is or might appear to be a conflict of interest, to our General Counsel in writing. Our General Counsel reviews these matters with the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Audit and Compliance Committee or the disinterested members of the Board. In determining whether to approve or ratify a transaction, the Audit and Compliance Committee or disinterested members of the Board consider all relevant facts and circumstances and such other information as they deem appropriate, based on the information available to them.

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Corporate Governance and Board Matters
Securities Trading Policy
We have adopted a Securities Trading Policy applicable to our officers, directors, team members and certain persons and entities (collectively, “covered persons”) that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing standards applicable to the Company. Among other things, our Securities Trading Policy (i) prohibits directors, officers and other employees and each of their related persons from trading in our securities while in possession of material, non-public information regarding the Company except under pre-approved 10b5-1 trading plans, (ii) specifies our pre-clearance procedures (and who is subject to such procedures) and open quarterly trading windows and (iii) specifies our requirements regarding pre-approved trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act. Our Securities Trading Policy was filed as Exhibit 19 to the Company's Annual Report on Form 10-K for the year ended December 31, 2024.
Prohibition on Hedging and Pledging of Our Securities
Our Securities Trading Policy includes restrictions on both hedging and pledging of Company securities. Specifically, the policy:
•prohibits our directors, executive officers and other employees and certain of their related persons from buying or selling any put or call options, warrants or similar derivative instruments with respect to Company securities, or any other financial instruments that are designed to hedge or offset any decrease in the market value of Company securities;
•prohibits directors, executive officers and other employees from engaging in “short sales” with respect to Company securities; and
•prohibits our directors and executive officers from holding our securities in margin accounts or otherwise pledging our securities to secure loans.
No director or executive officer hedged, pledged or held our securities in margin accounts at any time during 2024.
Codes of Ethics and Vendor Code of Conduct
Our Global Code of Ethics and Business Conduct sets forth the legal and ethical standards for conducting our business. All of our directors and employees, including our CEO, our CFO and the directors, officers and employees of our subsidiaries must comply with our Global Code of Ethics and Business Conduct and the policies that support it. Our Global Code of Ethics and Business Conduct covers significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other Company assets, compliance with applicable laws and regulations, political activities and other public policy matters and proper and timely reporting of financial results. See also “— Public Policy Matters.”
Our Vendor Code of Conduct is designed to educate our suppliers about our expectations for ethical and responsible business dealings.
Our Global Code of Ethics and Business Conduct and Vendor Code of Conduct are available in the Corporate Governance section of our website (which is not a part of this Proxy Statement) at www.ventasreit.com. We also provide copies of our Global Code of Ethics and Business Conduct and Vendor Code of Conduct, without charge, upon request to our Corporate Secretary at our principal executive offices at 300 North LaSalle Street, Suite 1600, Chicago, IL 60654.

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Public Policy Matters
We are committed to ethical business conduct. In our Global Code of Ethics and Business Conduct, our Global Anti-Corruption Policy and our Political Contribution, Expenditure and Activity Policy, we have established policies and practices with respect to political contributions and other public policy matters. Our funds, assets and other resources may not be used to make a political contribution to any state or local government official or candidate or any SuperPAC. If approved in advance in writing by the Company’s General Counsel, Ventas funds, assets and other resources may from time to time be used to support a political action committee or other political organization or a charity or non-profit organization at the request of a state or local governmental official or candidate, in each case to the extent permitted by law and not otherwise prohibited by our policies. On an annual basis, we publish a list disclosing our use of corporate funds for direct lobbying at the federal level, membership dues to certain industry groups or trade associations and payments to 501(c)(4) organizations for the purpose of writing and endorsing model legislation. Certain officers and other employees who support our Ventas Investment Management business are subject to additional restrictions, certifications and training requirements with respect to political contributions, expenditures and activities.
Board Leadership Structure
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management and a fully engaged, high-functioning Board. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may vary based on a company’s size, industry, operations, history and culture.
Consistent with this understanding, our Board, led by our independent Nominating, Governance and Corporate Responsibility Committee, annually assesses its leadership structure in light of our operating and governance environment at the time to achieve the optimal model for us and for our stockholders.
Chairman
The Chairman of the Board is elected annually by the independent directors at the first Board meeting following the election of directors at the Company’s annual meeting of stockholders.
Ms. Cafaro has served as CEO since 1999 and Chairman of the Board since 2003, and our Board continues to believe that her combined role is most advantageous to us and our stockholders. Following its most recent assessment of its leadership structure, the Board determined that our existing leadership structure — under which our CEO serves as Chairman of the Board and a Lead Independent Director assumes specific responsibilities on behalf of the independent directors — is effective, provides the appropriate balance of authority between those persons charged with overseeing our Company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.
Ms. Cafaro possesses extensive knowledge of the issues, opportunities and risks facing us, our business and our industry and has consistently demonstrated the vision and leadership necessary to focus the Board’s time and attention on the most critical matters and to facilitate constructive dialogue among Board members on strategic issues. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our Company given the value to our business of opportunistic capital markets execution, our history of rapid and significant growth and our culture of proactive engagement and risk management.
Lead Independent Director
Our Guidelines require that our independent directors annually elect one independent director to serve as Lead Independent Director if the Chairman is not an independent director. Roxanne M. Martino has served as our Lead Independent Director since the 2024 Annual Meeting of Stockholders.

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Corporate Governance and Board Matters

Annual Election Elected annually by the independent directors Service Expected Generally expected to serve for more than one year	Specific Responsibilities:

•Presides at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors, develops topics for discussion at such executive sessions or meetings and coordinates feedback and follow-up, as appropriate, with the Chairman, the Chief Executive Officer, the chairs of relevant Board committees and other directors as applicable regarding matters discussed
•Serves as liaison among the Chairman, the Chief Executive Officer and the independent directors
•Advises as to the information needs of the Board, the appropriate scope, quality, and timeliness of the flow of information to the Board and approves meeting agendas and schedules for the Board in coordination with the Chairman and Chief Executive Officer
•Authority to call meetings (including executive sessions) of the independent directors
•Assists the Board and management in promoting corporate governance best practices at the Company, in coordination with the Chairman, Chief Executive Officer and the Nominating, Governance and Corporate Responsibility Committee
•Supports the annual self-evaluation of the Board, provides guidance on the ongoing development of directors and supports the succession planning of the Chief Executive Officer, in each case, in coordination with the Nominating, Governance and Corporate Responsibility Committee
•Oversees directors’ annual evaluation of the performance of the Chief Executive Officer
•Available for consultation and direct communication with stockholders
•Reviews with our General Counsel potential conflicts of interest and other corporate governance matters
•Performs such additional duties as may be assigned from time to time by the independent directors or the Board

Board Roles and Responsibilities
Overview
Our directors provide guidance and strategic oversight to management and review and regularly monitor the effectiveness of the Company’s financial and business plans, policies and decisions, including the execution of its strategies and objectives. The Board is responsible for, among other things:
•overseeing the Company’s strategy, including major financial objectives, plans and actions;
•overseeing and evaluating the Company’s performance and management of the Company’s business;
•overseeing the processes established by management to assess, monitor and mitigate the major risks facing the Company;
•nominating, compensating and evaluating directors;
•selecting, compensating, evaluating and, when necessary, replacing the CEO and other executive officers and overseeing compensation policies generally applicable to employees of the Company;
•overseeing the implementation of policies and procedures designed to ensure legal and ethical conduct of the Company’s business activities, strong internal controls and fiscal accountability;
•making provisions for a succession plan for the CEO and other executive officers; and
•evaluating the Board’s and its committees’ structure, processes and performance.

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Board Meetings
Our Board held a total of seven meetings during 2024.
Each of our incumbent directors attended more than 75% of the total meetings of the Board and the Board committees on which they served during 2024; average attendance was 98%.
We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. All twelve directors who were nominated for election at our 2024 Annual Meeting of Stockholders attended that meeting.

Director Attendance 2024 Average
Regular Executive Session
Our independent directors meet in executive session, outside the presence of management, at each regularly scheduled quarterly Board meeting and committee meeting, and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board.
Risk Management
Management has primary responsibility for identifying and managing our exposure to risk, subject to active oversight by our Board and its committees of the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and through its committees, routinely discusses our significant enterprise risks with management and oversees our approach to managing and mitigating those risks.
At Board and committee meetings, directors engage in analysis and dialogue regarding specific areas of risk, including discussions regarding our enterprise risk management process. These discussions enable our Board to focus on the strategic, financial, operational, legal, regulatory and other risks that we believe are most significant to us and our business and ensure that our enterprise risks are well understood and are mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.
As part of management’s enterprise risk management process, management briefs the Audit and Compliance Committee on information security and cybersecurity risks and our programs to manage those risks at least annually. Management identifies and assesses information security risks using industry practices aligned to recommendations from the National Institute of Standards and Technology and engages independent security firms to conduct periodic penetration tests in order to identify and remediate vulnerabilities. The Company has not experienced any material information security breaches in the last three years and, as such, has not incurred any expenses related to information security breaches in the last three years. Additional information regarding the Company's approach to cybersecurity can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. The Company believes it is adequately insured against losses related to a potential information security breach.
In addition to the overall risk oversight function administered directly by our Board, each of our Audit and Compliance, Compensation, Investment and Nominating, Governance and Corporate Responsibility Committees exercises its own oversight related to the risks associated with their particular responsibilities:

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Corporate Governance and Board Matters

Audit and Compliance Committee

•Reviews financial, accounting, public reporting and internal control risks and the mechanisms through which we assess and manage risk
•Discusses with management the Company’s major financial risk exposures and steps taken to monitor and control such exposures, including the Company’s risk management processes
•Reviews the Company’s information security, cybersecurity and ethics and compliance risks
•Reviews conflict of interest, related party and other similar matters and oversees risks associated with such matters

Compensation Committee

•Evaluates whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking
•Reviews risks and associated risk management activities related to human capital management

Investment Committee

•Oversees certain transaction-related risks, including the review of transactions in excess of certain thresholds

Nominating, Governance and Corporate Responsibility Committee

•Reviews risks related to corporate governance, Board effectiveness and succession planning •Evaluates risks associated with non-executive director independence, when applicable

The chair of each committee reports to the full Board at each regularly scheduled Board meeting and other times as appropriate, including regarding risk matters considered by the committee.
Our Board believes that this division of responsibilities is the most effective approach for identifying and overseeing risk. Through Ms. Cafaro’s combined role as CEO and Chairman, our Board leadership structure appropriately supports the Board’s role in risk oversight by facilitating prompt attention by the Board and its committees to the significant enterprise risks identified by management in our day-to-day operations.
Human Capital Risk Management
The Compensation Committee oversees certain human capital matters. We regularly report on human capital matters at our Compensation Committee meetings and periodically report on such matters to the Board. The most significant human capital measures and objectives that we focus on include talent attraction, retention and development, health, safety and wellness and culture.
Compensation Risk Assessment
As part of its risk oversight role, our Compensation Committee annually considers, together with its independent compensation consultant, Semler Brossy, whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our Company. In conducting its most recent risk assessment, the Compensation Committee reviewed a report prepared by management regarding our existing compensation plans and programs, in the context of our business risk environment. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including the following:
•review and approval by the Compensation Committee, which is composed solely of independent members of the Board (and in the case of the CEO, the independent members of the Board) of the compensation structure, plan and awards for our executive officers and the aggregate value of awards for other employees;

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•advice of an independent compensation consultant on executive compensation levels and program design;
•regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;
•a balanced mix of compensation with a strong emphasis on variable compensation and long-term equity awards;
•incentive award opportunities that (i) do not provide minimum guaranteed payouts, (ii) have capped payouts and (iii) are based on a range of performance outcomes;
•equity compensation—in the form of Performance Stock Unit or Restricted Stock Unit awards—that provides strong incentives to create and preserve long-term stockholder value and discourage excessive risk-taking;
•performance measures used for incentives that are based on our business strategy and often in tension with each other in order to balance risk, such as goals to promote FFO growth and maintain a strong balance sheet;
•longer-term time-based awards that further align management to stockholder interests and discourage excessive risk-taking in pursuit of shorter-term financial objectives;
•use of equity incentive awards granted for future performance with multi-year vesting schedules/performance periods to enhance retention, discourage excessive risk-taking in pursuit of shorter-term financial objectives and further align executive and stockholder interests; and
•other policies, such as executive stock ownership guidelines, our recoupment policy and prohibition on hedging and pledging activities that further align executive and stockholder interests.
Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not create risks that are reasonably likely to have a material adverse effect on our Company and instead promote behaviors that support long-term sustainability and stockholder value.
Management Succession Planning
The Nominating, Governance & Corporate Responsibility Committee leads, and the Board oversees and reviews at least annually, a robust short- and long-term succession planning process for our senior management team, including our CEO. In assessing possible CEO candidates, our independent directors identify the skills, experience and attributes they believe are required for an effective leader in light of the Company’s strategic plan, business opportunities and challenges. The Board employs a similar approach with respect to evaluating possible candidates for other senior management positions. In general, the Board’s management succession planning is designed to anticipate both “planned” successions, such as those arising from anticipated retirements, and unplanned succession events, including emergencies and a range of other potential contingencies. Our Board has adopted an emergency succession plan to facilitate the transition to both interim and long-term leadership in the event of an unexpected vacancy in the position of CEO.
The CEO, Executive Vice President, General Counsel and Vice President, Human Resources support the annual succession plan review conducted by the Nominating, Governance & Corporate Responsibility Committee by providing information about each executive role and succession scenarios, including an overview of each potential successor’s experience and potential, readiness assessment and planned leadership development opportunities. The independent members of the Board also regularly interact with employees across several levels of seniority of Ventas through management presentations at Board meetings and other informal events to form their own independent assessment of senior leaders.
Both the Nominating, Governance and Corporate Responsibility Committee and the Board also regularly review strength and gaps in the executive and senior management team and their organizations with the Company’s long-term strategy and goal of optimizing performance in mind. When appropriate, action plans are identified and executed to drive performance, enhance organizational resilience and support succession planning, including for the CEO. We engage third party experts where appropriate to bring additional insights to, and facilitate, succession planning, conduct assessments and provide coaching and development to executives and others in cases where the Company and the employee will benefit.

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Corporate Governance and Board Matters
Committee Information
Committee Overview

Audit and Compliance Committee			M			M		C			M	5
Compensation Committee					C		M				M	5
Nominating, Governance and Corporate Responsibility Committee	C					M	M		M			6
Investment Committee		M	M	C				M		M		2

Lead independent director	*	Independent director	M	Member	C	Chair
Information in the table above reflects our committee meetings and Board composition as of and for the year ended December 31, 2024.
Our Board has four standing committees that perform certain delegated functions on behalf of the Board.
Audit and Compliance Committee

2024 Meetings: 5 Walter C. Rakowich (Chair) Current Members: Michael J. Embler Marguerite M. Nader Maurice S. Smith	Key Responsibilities

•Oversees the quality and integrity of our financial statements
•Reviews annual and quarterly financial statements and the Company's quarterly earnings materials and communications
•Responsible for appointing, compensating and overseeing independent registered public accounting firm
•Pre-approves all audit and non-audit services
•Supervises the performance of our internal audit function
•Oversees compliance with legal and regulatory requirements
•Reviews and discusses financial, accounting, internal control and information and cybersecurity risks with management

All Members Independent

Our Board has determined that each member of the Audit Committee
•Meets the independence standards of the SEC rules and regulations and the NYSE listing standards, including the additional independence requirements for audit committee members
•Is qualified to serve on the Audit Committee
•Qualifies as an “audit committee financial expert” under applicable law

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Compensation Committee

2024 Meetings: 5 Roxanne M. Martino (Chair) Current Members: Sean P. Nolan Maurice S. Smith	Key Responsibilities

•Designs, reviews, approves and administers all aspects of executive compensation
•Reviews and oversees our director and executive stock ownership guidelines
•Reviews and makes recommendations on non-employee director compensation
•Reviews and approves corporate goals and objectives for our executive officers
•Evaluates our executive officers’ performance in light of the corporate goals and objectives
•Oversees incentive and equity-based compensation programs
•Adopts policies regarding compensation recovery (clawback)
•Reviews our human capital management programs and initiatives and other human capital topics

All Members Independent

Our Board has determined that each member of the Compensation Committee
•Meets the independence standards of the SEC rules and regulations and the NYSE listing standards, including the additional independence requirements for compensation committee members
•Is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act
•Is qualified to serve on the Compensation Committee

Nominating, Governance and Corporate Responsibility Committee

2024 Meetings: 6 Melody C. Barnes (Chair) Current Members: Marguerite M. Nader Sean P. Nolan Joe V. Rodriguez, Jr.	Key Responsibilities

•Develops and recommends a set of corporate governance principles
•Reviews and advises the Board on corporate governance issues and practices
•Evaluates the size and composition of our Board and its committees
•Develops and recommends Board membership criteria
•Identifies, evaluates and recommends qualified director nominees
•Manages annual Board and committee evaluation process
•Reviews our corporate political contribution, expenditure and activity policy and oversees our compliance
•Reviews and oversees responses regarding stockholder proposals
•Assists our Board in reviewing succession planning for the executive officers
•Assists our Board is monitoring and overseeing our approach to sustainability and corporate responsibility

All Members Independent

•Our Board has determined that each member of the Nominating, Governance and Corporate Responsibility Committee is independent within the meaning of the NYSE listing standards

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Corporate Governance and Board Matters
Investment Committee

2024 Meetings: 2 Mathew J. Lustig (Chair) Current Members: Theodore R. Bigman Michael J. Embler Walter C. Rakowich Sumit Roy	Key Responsibilities

•Oversees, reviews and monitors the Company’s investment and divestiture activities, including by reviewing and approving, or recommending approval by the Board of, proposed investment and divestiture activities (including the financing thereof) in accordance with the Company’s Investment and Divestiture Approval Procedures
•Periodically reviews the Company’s investment policies and procedures

All Members Independent

•Our Board has determined that each member of the Investment Committee is independent within the meaning of the NYSE listing standards

Committee Composition, Leadership Selection and Chair Rotation
The Nominating, Governance and Corporate Responsibility Committee annually reviews and determines the makeup of the Board’s committees and committee chairs, with a view toward balancing the benefits derived from continuity against the benefits derived from diversity of experience and perspectives of each committee’s members. Our Guidelines specify a rigorous annual evaluation process to determine whether to rotate a committee chair position after a director has served as a particular committee chair for five years. This evaluation process is conducted on a holistic basis and a chair’s years of service on a committee is a single factor in the analysis rather than a sole determinant as to whether a committee’s leadership position should be rotated. Committee chair rotations may occur sooner or later than after a director has reached five years of service as a committee chair.
Committee Charters
Our Audit and Compliance Committee, Compensation Committee, Nominating, Governance and Corporate Responsibility Committee and Investment Committee each operates under a written charter that is available under "Governance" in the Investor Relations section of our corporate website at www.ventasreit.com. We also provide copies of these charters, without charge, upon request to our Corporate Secretary at our principal executive offices at 300 North LaSalle Street, Suite 1600, Chicago, IL 60654.
Stockholder Engagement
Our Board and senior management value frequent and regular engagement with our stockholders to promote transparency, improve our understanding of stockholder perspectives and increase the Board’s accountability to stockholders. We maintain an active, broad-based stockholder outreach program, communicating with and seeking input from stockholders on issues of importance to them, including a variety of topics related to our corporate governance practices, executive compensation program, sustainability and risk management practices and business strategy.

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Our stockholder engagement and outreach activities are conducted year-round, as detailed below:
Stockholder Engagement Cycle

Fall	Winter

Comprehensive Board-led engagement with stockholders to gather feedback following the annual meeting and discuss developments in the Company’s business and strategy, corporate governance matters, executive compensation program, sustainability and risk management practices and other topics of interest

Review of stockholder feedback with relevant committees and the full Board and consideration of potential changes to corporate governance, executive compensation programs, sustainability and risk management initiatives and proxy disclosures

Spring	Summer

Pre-annual meeting Board-led engagement to discuss items on annual meeting agenda	Review feedback and results from the annual meeting, proxy season trends and regulatory developments with relevant committees and the full Board and plan for Fall engagement

Conversations at Investor Conferences, Investor Calls, Analyst Meetings and Other Activity Throughout the Year
2024 Stockholder Outreach Program
Our Board has led a proactive stewardship-focused stockholder outreach program for over a decade. In support of that program, in both the Spring and Fall of 2024, our Board invited stockholders representing approximately 75% of our outstanding shares to engage and share their perspectives with us. During the course of 2024, we ultimately spoke with 14 different stockholders at least once, representing approximately 50% of our outstanding shares. The remainder of the stockholders we contacted confirmed that they did not view a discussion to be necessary or did not respond to our request.
Stockholders
Contacted
of common shares outstanding
Stockholders
Engaged
of common shares outstanding
Members of our corporate secretarial, investor relations and sustainability teams participated in outreach meetings, with members of the Board participating in meetings with significant stockholders, subject to availability.
Discussions in the Spring and Fall of 2024 focused on, among other topics, the Company's financial performance and valuation, executive compensation program, corporate governance practices (including with respect to Board and executive level refreshment and succession planning) and sustainability initiatives.

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Corporate Governance and Board Matters
Contacting the Board of Directors
Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so.

Communication	Letter	Email
Communicate directly with the Board on Board-related issues	Board of Directors c/o Corporate Secretary Ventas, Inc. 300 North LaSalle Street, Suite 1600, Chicago, IL 60654	bod@ventasreit.com
Communicate with the Lead Independent Director or the independent directors as a group	Lead Independent Director c/o Corporate Secretary Ventas, Inc. 300 North LaSalle Street, Suite 1600, Chicago, IL 60654	independentbod@ventasreit.com
Communications addressed to our Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distribution to the Board or to any individual director or directors. Certain communications that are unrelated to the duties and responsibilities of the Board are excluded from such distributions, including, among other things, mass mailings, inquiries regarding routine operational matters, employment inquiries and surveys.
Non-Employee Director Compensation
Structure of Directors’ Compensation
Our Board believes that the compensation paid to our non-employee directors should (i) be competitive with the director compensation levels of S&P 500 companies and the Company’s peer group and (ii) enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Ms. Cafaro, the only member of the Board employed by us, does not receive compensation for her service as a director.
Components of Directors’ Compensation
The majority of our non-employee directors’ annual compensation is in the form of annual Restricted Stock Unit grants that are typically awarded immediately following our annual meeting and vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting. Pursuant to the Ventas, Inc. 2022 Incentive Plan, no non-employee director may receive equity and cash compensation that would be, in the aggregate, in excess of $1,000,000 (with the value of such equity determined as of the grant date).
Basic 2024 Compensation*

Annual Cash Retainer $110,000
Annual Stock Grant $185,000
*    Excludes supplemental annual retainers and excess Board and committee fees

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Elements of Non-Employee Director Compensation
Effective October 1, 2024, the elements of our non-employee director compensation were as follows:

Annual Cash Retainer(1)	$110,000
Supplemental Annual Retainer for Lead Independent Director	$50,000
Supplemental Annual Retainer for Chair of
Audit and Compliance Committee	$35,000
Compensation Committee	$30,000
Nominating, Governance and Corporate Responsibility Committee	$25,000
Investment Committee	$20,000
Supplemental Annual Retainer for Members of
Audit and Compliance Committee	$20,000
Compensation Committee	$20,000
Nominating, Governance and Corporate Responsibility Committee	$15,000
Investment Committee	$15,000
Excess Board and Committee Meeting Fees(2)	$1,500
Grant Date Market Value of Annual Equity Award(3)(4)	$185,000
Stock Ownership Guidelines Multiple	5 times annual cash retainer
(1)Non-employee directors are generally paid their cash retainers quarterly in advance. Pursuant to our Non-Employee Directors’ Cash Compensation Deferral Program, non-employee directors may elect to defer receipt of all or a portion of their cash retainers and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our common stock on the deferral date.
(2)Each member of the Board or a committee receives an additional fee per meeting if the number of Board meetings exceeds eight per year or the number of meetings of the applicable committee exceeds six per year.
(3)Annual Restricted Stock Unit awards vest on the first anniversary of the date of grant or, if earlier, the next annual meeting date. Directors may defer receipt of the underlying shares beyond the vesting date pursuant to the Non-Employee Directors’ Equity Deferral Program adopted pursuant to the Ventas, Inc. 2022 Incentive Plan.
(4)Non-employee directors who are appointed between Annual Meetings receive a pro-rated award that reflects the period of service that will be provided prior to the next Annual Meeting.
Our Compensation Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors and, in consultation with our independent compensation consultant, Semler Brossy, recommending any changes to our non-employee director compensation program for approval by our Board. As part of its annual review, the Compensation Committee may consider, among other factors, (i) the director compensation levels of the Company’s peer group of companies and (ii) director compensation levels at S&P 500 companies and other relevant compensation and benchmarking information contained in surveys compiled by Nareit, Spencer Stuart or the National Association of Corporate Directors.
Following its annual review in 2024, the Compensation Committee recommended, and the Board of Directors approved, the following changes, all of which were effective October 1, 2024 and are reflected in the table above:
•Increase the value of the Annual Equity Award by $10,000 to $185,000;
•Increase the supplemental annual retainer for the Lead Independent Director by $25,000 to $50,000;
•Increase the supplemental annual retainer for the Chair of the Audit Committee by $10,000 to $35,000; and
•Increase the supplemental annual retainer for the Chairs of the Nominating and Governance, Compensation and Investment Committees by $5,000 to $25,000, $30,000 and $20,000, respectively.

2025 | Proxy Statement	41

Corporate Governance and Board Matters
2024 Non-Employee Director Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, each of our non-employee directors during 2024:(1)

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Melody C. Barnes	$131,250	$174,958	$306,208
Theodore R. Bigman	103,365	174,958	278,323
Michael J. Embler	145,000	174,958	319,958
Matthew J. Lustig	126,250	174,958	301,208
Roxanne M. Martino	162,047	174,958	337,005
Marguerite M. Nader	145,000	174,958	319,958
Sean P. Nolan	145,000	174,958	319,958
Walter C. Rakowich	152,500	174,958	327,458
Joe V. Rodriguez, Jr.	103,365	174,958	278,323
Sumit Roy	125,000	174,958	299,958
James D. Shelton	62,582	—	62,582
Maurice S. Smith	150,000	174,958	324,958
(1)The amounts shown in the Fees Earned or Paid in Cash column reflect quarterly retainer and meeting fees described above under “—Elements of Non-Employee Director Compensation.” For Ms. Martino, this includes $22,047 for her service as Lead Independent Director, a role she assumed on May 14, 2024. The amount paid to Mr. Shelton reflects his service, including as Lead Independent Director, through May 14, 2024, when he retired from the Board. Mr. Shelton did not receive any additional payments or forfeit any payments upon his retirement. Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Cash Compensation Deferral Plan and were credited with the following stock units:

Name	Amount Deferred	Units Credited
Melody C. Barnes	—	—
Theodore R. Bigman	—	—
Michael J. Embler	—	—
Matthew J. Lustig	$126,250	2,479
Roxanne M. Martino	162,047	3,146
Marguerite M. Nader	—	—
Sean P. Nolan	—	—
Walter C. Rakowich	—	—
Joe V. Rodriguez, Jr.	—	—
Sumit Roy	125,000	2,459
James D. Shelton	31,291	660
Maurice S. Smith	150,000	2,951

42	2025 | Proxy Statement

Corporate Governance and Board Matters
(2)The amounts shown in the Stock Awards column represent the full grant date fair value of shares of Restricted Stock Units (excluding stock units credited in lieu of cash retainer and meeting fees) granted to each non-employee director in 2024, calculated by multiplying the number of shares awarded by the closing price of a share of Company common stock on the grant date, in accordance with FASB ASC Topic 718. Directors Barnes, Bigman, Embler, Lustig, Martino, Nader, Nolan, Rakowich, Rodriguez, Roy, and Smith received an annual stock grant on May 14, 2024. Directors Bigman and Rodriguez also received a pro-rated stock grant of 778 Restricted Stock Units on March 12, 2024, in connection with their appointment to the Board. Mr. Shelton retired from the Board of Directors effective May 14, 2024 and did not receive a stock award in 2024. Directors are generally entitled to dividends paid on unvested shares of restricted stock and dividend equivalents on vested and unvested Restricted Stock Units. As of December 31, 2024, the aggregate number of unvested shares of restricted stock and Restricted Stock Units held by each non-employee director was as follows:

Name	Unvested Shares of Restricted Stock and Restricted Stock Units
Melody C. Barnes	3,648
Theodore Bigman	3,648
Michael J. Embler	3,648
Matthew J. Lustig	3,648
Roxanne M. Martino	3,648
Marguerite M. Nader	3,648
Sean P. Nolan	3,648
Walter C. Rakowich	3,648
Joe V. Rodriguez, Jr.	3,648
Sumit Roy	3,648
James D. Shelton	—
Maurice S. Smith	3,648
Minimum Stock Ownership Guidelines for Non-Employee Directors
Our minimum stock ownership guidelines require each non-employee director to maintain a minimum number of shares of our common stock with a value not less than five times the current annual cash retainer (currently $110,000) paid to such director for service on our Board (excluding, among other things, any additional retainer paid for service as a committee member or committee chair or the Lead Independent Director). Each non-employee director must satisfy the minimum stock ownership levels within five years from the date that they first become subject to the guidelines (or, upon any increase in the annual cash retainer, within five years from the date of such increase). Until a non-employee director satisfies the minimum stock ownership guidelines, they must retain 100% of the shares of our common stock or stock units granted to them as compensation. All of our non-employee directors are currently in compliance with these guidelines, after taking into consideration the transition period for new directors.

2025 | Proxy Statement	43

Our Executive Officers
Set forth below is certain biographical information about our executive officers. Ages shown for all executive officers are as of the date of the 2025 Annual Meeting.

Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of our Board of Directors since 2003. She also served as our President from 1999 to November 2010. Ms. Cafaro’s biographical information appears under “Director Nominees” on page 13.

Debra A. Cafaro, 67 Chairman and Chief Executive Officer

Mr. Probst has been our Executive Vice President and Chief Financial Officer since October 2014. As a member of the Ventas executive leadership team, Mr. Probst plays a key role in all aspects of finance, accounting, information technology, strategy and investor relations. Prior to joining Ventas, Mr. Probst served as Senior Vice President and Chief Financial Officer of Beam Inc., a global spirits distributor, from its inception as a stand-alone publicly traded spirits company in October 2011 to its sale to Suntory Holdings Limited in May 2014. Mr. Probst also previously served as Vice President of Finance, Strategy and M&A for the Medication Delivery business division at Baxter International, Inc., a multinational healthcare company, and he spent eight years with UK-based Diageo PLC, a British multinational beverage alcohol company, most recently as its Chief Financial Officer, Global Supply. His early career in finance began with roles at The Pillsbury Company, a flour miller and food products manufacturer, and as a Commercial Lending Officer with The Northern Trust Bank, a financial services company.
In addition to his work for Ventas, Mr. Probst is a member of The Economic Club of Chicago and he serves on the board of the Chicago Botanic Garden, where he chairs the audit committee and serves on the executive committee. In 2018, he was named the Chicago Public Company CFO of the Year by the Chicago Chapter of Financial Executives International (FEI), and, in 2019, he was named FEI’s Public Company Financial Executive of the year, a national award. Mr. Probst earned his B.A. degree with honors in Economics from Duke University and received his M.B.A. degree with highest honors in Finance and Accounting from The University of Chicago Booth School of Business.

Robert F. Probst, 57 Executive Vice President and Chief Financial Officer

44	2025 | Proxy Statement

Our Executive Officers

Mr. Bulgarelli is the Executive Vice President, Outpatient Medical and Research of Ventas, Inc. and the President and Chief Executive Officer of Lillibridge Healthcare Services, Inc., a fully integrated outpatient medical real estate operating company and wholly owned subsidiary of Ventas. As a member of the Ventas executive leadership team, Mr. Bulgarelli is responsible for Ventas’s growing integrated outpatient medical and research platform, which combines the outpatient medical and university-based research center portfolios, as well as its healthcare assets, which include hospitals and post-acute facilities. Mr. Bulgarelli joined Ventas in 2018 following a successful 28-year career at Jones Lang LaSalle (NYSE: JLL), a global professional services firm specializing in real estate, where he most recently led their industry-focused businesses, including healthcare, life sciences, higher education, and public sector businesses.
Mr. Bulgarelli serves on the Boards of PMB Real Estate Services, LLC, a real estate services firm, Ardent Health Services, a NYSE-listed 30-hospital system spanning six states and Ann & Robert H. Lurie Children’s Hospital of Chicago, a top-ranked children’s hospital and non-profit pediatric medical research center. He serves on the Lurie executive committee and finance committee and chairs the real estate council. He is also a past Chair of the Illinois Board for the American Diabetes Association. Mr. Bulgarelli earned a B.S. in civil engineering from the University of Illinois and an M.B.A. from Northwestern University’s Kellogg Graduate School of Business.

Peter J. Bulgarelli, 66 Executive Vice President, Outpatient Medical and Research, Ventas, Inc. President and CEO, Lillibridge Healthcare Services, Inc.

Mr. Hutchens has been our Executive Vice President, Senior Housing since March 2020 and our Chief Investment Officer since January 2023. As a member of the Ventas executive leadership team, Mr. Hutchens is responsible for Ventas’s Senior Housing portfolio and, as of January 2023, for the Company’s capital allocation strategy and execution across the enterprise. Prior to joining Ventas, Mr. Hutchens served as Chief Executive Officer for HC-One, where he led the company through a significant period of refinement and growth resulting in Britain’s largest residential and nursing care home operator. Prior to that, Mr. Hutchens held senior executive and leadership positions in various publicly traded and private equity-backed organizations, including serving as President and Chief Investment Officer of HCP (now Healthpeak Properties, Inc.), a healthcare real estate investment trust (NYSE: PEAK), Chief Executive Officer, Chief Operating Officer and President of National Health Investors (NYSE: NHI), a real estate investment trust specializing in senior housing, and Chief Operating Officer of Emeritus Corporation, a senior living company that was the largest operator of assisted living facilities in the United States during his tenure and which was acquired in 2014 by Brookdale Senior Living, Inc. (NYSE: BKD).
A frequent speaker on investment practices, company performance and senior housing and care operations, Mr. Hutchens was recognized in Forbes Magazine’s Top 20 “Most Powerful CEOs Age 40 and Under” list for four consecutive years. In addition to his work at Ventas, Mr. Hutchens currently serves on the Board of Directors of Atria Senior Living, a national manager of senior housing communities, and the National Investment Center for Seniors Housing. Mr. Hutchens holds Executive Certificates in Measurement and Control of Organizational Performance from the University of Michigan and Strategy and Innovation from MIT's Sloan School of Management. Mr. Hutchens earned his B.S. in Human Services from the University of Northern Colorado and his M.S. in Management from Regis University.

J. Justin Hutchens, 50 Executive Vice President, Senior Housing and Chief Investment Officer

Ms. Roberts has served as our Executive Vice President, General Counsel, Ethics & Compliance Officer and Corporate Secretary since March 2020. A member of the Ventas executive leadership team, Ms. Roberts is responsible for Ventas’s legal, compliance, tax, government relations and risk departments and oversees our sustainability strategy and initiatives. Prior to joining Ventas, Ms. Roberts was Executive Vice President, Chief Legal Officer and Corporate Secretary of Assurant, Inc., a global provider of insurance and other risk management products and services (NYSE: AIZ). Prior to that, Ms. Roberts served as Deputy General Counsel, Global Chief Compliance Officer and Corporate Secretary of Marsh & McLennan Companies, Inc., a global professional services firm (NYSE: MMC) and as a partner in the corporate practice of Covington & Burling LLP, an international law firm, where she counseled companies in a wide range of industries, including financial services, life sciences and biotechnology and information technology.
In addition to her work at Ventas, Ms. Roberts is a member of The Economic Club of Chicago and serves on the Board of Directors of Openlands. She received her bachelor’s degree from the University of Chicago and her J.D. from the George Washington University Law School, both with honors.

Carey S. Roberts, 54 Executive Vice President, General Counsel and Ethics & Compliance Officer

2025 | Proxy Statement	45

Executive Compensation

Proposal 2 Advisory Vote to Approve the Compensation of Our Named Executive Officers

At the 2025 Annual Meeting, we are asking you to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. Our Compensation Committee believes that our executive compensation program achieves our objectives of retaining and motivating talented executives and rewarding superior performance while discouraging excessive risk-taking. The program supports a performance- and achievement-oriented environment that is geared toward delivering long-term stockholder value.
Accordingly, our Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and the related narrative disclosure.”
Although the results of the stockholder vote on this proposal are non-binding, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. The Company currently provides an opportunity to cast an advisory vote on this topic every year; accordingly, the next opportunity to vote will occur in connection with the Company’s 2026 Annual Meeting.

Our Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) summarizes our executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by our Compensation Committee in making those decisions.
Named Executive Officers
Our 2024 Named Executive Officers were:

Name	Title
Debra A. Cafaro	Chairman and Chief Executive Officer
Robert F. Probst	Executive Vice President and Chief Financial Officer
Peter J. Bulgarelli	Executive Vice President, Outpatient Medical and Research, Ventas, Inc. President and CEO, Lillibridge Healthcare Services, Inc.(1)
J. Justin Hutchens	Executive Vice President, Senior Housing and Chief Investment Officer
Carey S. Roberts	Executive Vice President, General Counsel and Ethics & Compliance Officer
(1)Lillibridge Healthcare Services, Inc. is a wholly owned subsidiary of the Company.

46	2025 | Proxy Statement

Executive Compensation
Our Company
Ventas, Inc. is a leading S&P 500 real estate investment trust (“REIT”) enabling exceptional environments that benefit a large and growing aging population. With approximately 1,400 properties in North America and the United Kingdom, Ventas occupies an essential role in the longevity economy.
Our growth is fueled by our senior housing communities, which provide valuable services to residents and enable them to thrive in supported environments. We aim to deliver outsized performance by leveraging our unmatched operational expertise, data-driven insights from the Ventas OITM platform, extensive relationships and strong financial position. The Ventas portfolio also includes outpatient medical buildings, research centers and healthcare facilities. Ventas's seasoned team of talented professionals share a commitment to excellence, integrity and a common purpose of helping people live longer, healthier, happier lives.
Ventas's results are reported in three business segments—senior housing operating portfolio (“SHOP”), outpatient medical and research portfolio (“OM&R”) and triple-net leased properties (“NNN”). We also seek to create value for institutional capital partners and Ventas stockholders through our third-party institutional private capital management platform, Ventas Investment Management ("VIM").
For more than 25 years, Ventas has pursued what we believe is a successful, enduring strategy focused on delivering outsized value to stockholders by enabling exceptional environments that benefit the aging population. Working with industry-leading care providers, partners and research and medical institutions, our collaborative and experienced team is focused on achieving consistent, superior total returns by: (1) delivering profitable organic growth in senior housing, (2) capturing value-creating external growth focused on senior housing, (3) driving strong execution and cash flow generation throughout our portfolio of high-quality assets unified in serving the large and growing aging population and (4) maintaining financial strength, flexibility and liquidity. We assess the performance of our executives against measures designed to support this strategy.
2024 Performance Highlights
Ventas’s strong results in 2024 demonstrate the power of our business and our role as an essential part of a rapidly growing market fueled by demographic demand.
Delivered strong returns for stockholders

	VTR(1)	MSCI REIT Index	Nareit Health Care Index(2)
1 Year	22.2%	8.8%	21.1%
3 Year	8.7%	(2.3)%	0.1%
5 Year	4.6%	4.3%	2.9%
Since 2000	18.1%	9.8%	12.4%
•Delivered total shareholder return ("TSR") exceeding 22% for 2024, continuing our strong track record of performance
•Outperformed our key benchmarks, the Nareit Health Care Index and MSCI REIT Index, over the near-, intermediate- and long-term
•Increased quarterly dividend in the first quarter 2025 by 7% to $0.48 per share on the strength of the Company’s 2024 results and its positive outlook
(1)FactSet, for the periods ending December 31, 2024
(2)With Alexandria Real Estate Equities, Inc. (NYSE: ARE) performance included in the Nareit Health Care Index for entire 1- and 3-year periods and performance as reported for all other periods.

2025 | Proxy Statement	47

Executive Compensation
Delivered strong financial and operating performance and robust year-over-year growth

	2024	2023	$ Change	% Change
Attributable Net Income (Loss)	$0.19	($0.10)	$0.29	n/m
Nareit FFO*	$3.14	$3.26	($0.12)	(4%)
Normalized FFO*	$3.19	$2.99	$0.20	7%
•Net Income Attributable to Common Stockholders per share of $0.19
•Normalized Funds From Operations* (“Normalized FFO”) per share of $3.19, an increase of approximately 7% compared to the prior year
•Total Company Net Operating Income* (“NOI”) year-over-year growth of 7.5% and Total Company Same-Store Cash NOI* year-over-year growth of 7.7%
•On a Same-Store Cash NOI* basis, our senior housing operating portfolio (“SHOP”) grew nearly 16% year-over-year and NOI margin* grew 180 basis points
•Delivered OM&R Same-Store Cash NOI* growth of 3% over prior year
* Some of the financial measures discussed are non-GAAP measures. Please see Appendix A for additional information and a reconciliation to the most directly comparable GAAP measures.
n/m - Not meaningful
Executed on our strategy to capture the unprecedented multi-year growth opportunity in senior housing
•Delivered the third consecutive year of double-digit Same-Store Cash NOI* growth in SHOP
•SHOP Same-Store average occupancy outperformed, growing 300 basis points year-over-year, which supported revenue growth of 8.2%
•Closed over $2 billion of investments, substantially all of which were focused on senior housing consistent with the Company's stated financial criteria and Right Market, Right Asset, Right OperatorTM strategy; these investments, which are equity funded, are expected to generate attractive NOI yields, are priced below replacement cost and offer significant multi-year NOI growth potential
Further enhanced the Company's financial strength and flexibility
•Net Debt to Further Adjusted EBITDA* improved to 6.0x as of the end of the fourth quarter 2024
•Raised approximately $4 billion of debt and equity capital at attractive levels and favorably extended our $2.75 billion unsecured revolving credit facility
•Ended 2024 with $3.8 billion in liquidity
Advanced our other key goals and initiatives
•Made nearly $100 million of qualifying investments in our VIM business and raised capital in our open end fund in a challenging fundraising environment
•Achieved strong tenant satisfaction in our Outpatient Medical portfolio, marking three years in a row above the 90th percentile in tenant satisfaction
•Deployed more than $600 million in targeted capital expenditures in 2024 to enhance the living and working environments of our properties
•Earned numerous recognitions, including the inaugural Nareit 2024 Impact at Scale Award, 2024 ENERGY STAR® Partner of the Year Award for the fourth consecutive year and the Sustained Excellence in Energy Management Award, the ENERGY STAR® program’s highest honor

48	2025 | Proxy Statement

Executive Compensation
Paying for Performance
Our annual and long-term incentive compensation program payouts associated with performance periods completed in 2024 were aligned to stockholder returns and financial performance results:
•Our 2024 annual incentive plan paid out at 110% - 151% of target, driven by three measures that are important to our investors—Normalized FFO/Share, Fixed Charge Coverage and G&A Management and Expense Controls.
•In our long-term incentive program, Performance Share Units (“PSUs”) earned for the 2022-2024 performance period were close to maximum, consistent with our relative TSR performance over the same period.
Executive Compensation Philosophy
We recognize that effective compensation strategies are critical to recruiting, incentivizing and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:
•attract, retain and motivate talented executives;
•focus executives on accomplishing company and individual goals that support our strategic objectives;
•employ a pay for performance structure that aligns with the creation of long-term stockholder value;
•provide balanced incentives that discourage excessive risk-taking; and
•support our goal to deliver sustained, superior returns to stockholders.
We align the interests of our executive officers and stockholders by maintaining a performance- and achievement-oriented program that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance against key strategic, financial and operating goals that create long-term stockholder value.
In determining the design and scope of our executive compensation program, we also consider the perspectives that our stockholders share with us, including through our proactive Board-led stockholder outreach program and our annual say-on-pay advisory vote at our annual stockholders’ meetings.

2025 | Proxy Statement	49

Executive Compensation
Our Compensation Structure
Consistent with our compensation philosophy, over 90% of our CEO’s pay and over 80% of the pay of our other Named Executive Officers is variable or at risk. Further, a significant portion of our incentive pay is dependent on achieving pre-established performance measures.

CEO Total Direct Compensation	Other NEOs Average Total Direct Compensation

■	Base Salary
■	Annual Cash Incentive Compensation
■	Long-Term Equity Incentive Compensation

■	Base Salary
■	Annual Cash Incentive Compensation
■	Long-Term Equity Incentive Compensation
The objectives of our program are as follows:

Base Salary
Base Salary compensates our executives for the knowledge, skill and expertise they bring to our Company on a day-to-day basis. Base salaries are generally targeted to approximate the median of the Compensation Peer Group(1), but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and scope of responsibilities within our Company as compared to the benchmark data.

Annual Cash Incentive Compensation
Annual Cash Incentive Compensation rewards our executives for achieving pre-determined corporate and individual goals established for the fiscal year. These goals typically represent milestones we have determined need to be met within a given year to advance our annual and long-term objectives.

Long-Term Equity Incentive Compensation
Long-Term Equity Incentive Compensation rewards our executives for performance that supports our long-term strategy and growth. This compensation typically consists of (i) Restricted Stock Units (“RSUs”) that vest over three years and (ii) PSUs that vest at the end of a three-year period, subject to achieving performance measures established at the beginning of that performance period. The long-term incentive opportunity for each NEO other than our CEO is in the form of 40% RSUs and 60% PSUs. Our CEO's long-term incentive opportunity is in the form of 30% RSUs and 70% PSUs.

(1)The Compensation Peer Group are the companies we use to benchmark our Executive Compensation, as more fully discussed below.

50	2025 | Proxy Statement

Executive Compensation
Procedures for Determining Compensation
Executive Compensation Decision-Making Process
The Company is committed to a competitive compensation structure that allows us to attract, retain and motivate our key executives while creating alignment with long-term stockholder value. We review executive compensation regularly to ensure that our compensation programs align with this philosophy. As part of this process, we engage in extensive benchmarking with the assistance of our independent compensation consultant, Semler Brossy. We also maintain an ongoing dialogue with our stockholders to solicit their perspectives on our executive compensation program. Each year, the Compensation Committee:

01	Reviews benchmarking data regarding our executive compensation program provided by our independent compensation consultant	06	Reviews the performance measures and goals proposed by Management	07	Considers whether the proposed performance measures and goals support the Company's strategic objectives and are appropriately rigorous

02	Considers recommendations from our independent compensation consultant regarding adjustments to our compensation structure	05	Determines whether any changes to the executive compensation structure are warranted	08	Provides a recommendation to the Board of Directors regarding the CEO compensation structure and performance measures and goals

03	Considers the performance of the executive team and the Company	04	Considers other relevant factors, such as competition for talent and stockholder feedback	09	Approves the compensation structure and performance measures and goals for our other executive officers

Stockholder Engagement
We have a longstanding practice of engaging with our stockholders and taking actions that reflect perspectives and preferences that stockholders share with us through regular and direct dialogue, including with respect to our executive compensation program. Our Board has led our stewardship-focused stockholder outreach program for over a decade, engaging directly with key stockholders in the Spring and Fall of each year on executive compensation, corporate governance and other topics of interest to them.
At our 2024 Annual Meeting of Stockholders, the advisory say-on-pay proposal received over 86% support of votes cast. During our Fall 2024 Board-led outreach program, the stockholders with whom we spoke expressed strong support for our 2024 executive compensation program. The Board believes that no additional compensation-related responsiveness actions are warranted this year given the positive feedback from our stockholders as expressed through our engagement meetings and 2024 say-on-pay vote support level.

2025 | Proxy Statement	51

Executive Compensation
Benchmarking and Compensation Peer Group
For benchmarking purposes, our independent compensation consultant, Semler Brossy, provides our Compensation Committee with comparative market data on compensation practices and programs of our peer companies (the “Compensation Peer Group”) and provides guidance on compensation trends and best practices. Using this market data, Semler Brossy advises the Compensation Committee and makes recommendations with respect to program design and setting base salaries and incentive award opportunity levels for our Named Executive Officers.
2024 Compensation Peer Group Positioning
The Compensation Committee reviews the Compensation Peer Group each summer to ensure the Company is using an appropriate group for pay level and pay practice comparisons. The Compensation Peer Group generally consists of large-cap REITs in our healthcare sector or large-cap REITS in other sectors (such as office, retail and lodging) that are similar to us in other ways, such as total assets, revenue and enterprise value. The chart below shows our positioning relative to our 2024 Compensation Peer Group as of June 30, 2023.

	25th percentile	50th percentile	75th percentile
Total Assets ($M)

Trailing 4Q Revenue ($M)

Enterprise Value ($M)

The Compensation Committee reviewed the Compensation Peer Group in August 2023 and did not make any changes to the Compensation Peer Group for purposes of setting 2024 compensation.
2024 Compensation Peer Group

American Tower Corp. (AMT)	Prologis, Inc. (PLD)
AvalonBay Communities, Inc. (AVB)	Public Storage, Inc. (PSA)
Boston Properties, Inc. (BXP)	Realty Income Corp. (O)
Crown Castle International Corp. (CCI)	Simon Property Group, Inc. (SPG)
Digital Realty Trust, Inc. (DLR)	The Macerich Company (MAC)
Equinix, Inc. (EQIX)	Vornado Realty Trust, Inc. (VNO)
Equity Residential (EQR)	Welltower, Inc. (WELL)
Healthpeak Properties, Inc. (DOC)	Weyerhaeuser Co. (WY)
Medical Properties Trust (MPW)
In determining 2024 compensation targets for our Named Executive Officers, our Compensation Committee, in consultation with Semler Brossy, considered the competitive positioning of our executive compensation levels relative to compensation data for the 2024 Compensation Peer Group with respect to the following pay components: base salary; total annual compensation opportunity (base salary plus annual incentive awards); long-term equity incentives (annualized target value of long-term equity incentive awards); and total direct compensation (base salary plus annual incentive awards and annualized target value of long-term equity incentive awards). This assessment included a review of awarded pay at target and pay realized in recent years. The Compensation Committee also considered the strong support for our executive compensation indicated in the 2023 say-on-pay vote and views expressed by our stockholders in discussions throughout 2023.

52	2025 | Proxy Statement

Executive Compensation
Consistent with our compensation philosophy, our Compensation Committee reviewed each element of pay in the context of the Compensation Peer Group. The Compensation Committee does not target a specific percentile of market when making pay decisions, but rather determines overall total target direct compensation relative to the Compensation Peer Group based on the unique skills, expertise and individual contributions of each Named Executive Officer. Our 2024 executive compensation program was designed to deliver compensation levels at, above or below these targets if performance met, exceeded or failed to achieve the goals established for the annual and long-term incentive awards.
Compensation Policies and Practices—Good Governance

THINGS WE DO

  Include a balanced mix of cash and equity compensation, with a strong emphasis on performance-based incentive awards
  Use a blend of measures designed to promote responsible growth and risk management
  Emphasize performance-based equity incentives to foster alignment with long-term stockholder interests
  Cap incentive award opportunities
  Measure performance over a three-year period for long-term incentive awards
  Exercise negative discretion to reduce incentive award payouts when appropriate
 Do not provide excessive perquisites
  Conduct annual risk assessment of all compensation programs
  Maintain robust stock ownership guidelines of 6X for CEO and 3X for all other executive officers
  Maintain a recoupment policy for all incentive compensation
  Prohibit hedging or pledging of Company stock
  Use double-trigger change-in-control provisions

2024 Executive Compensation
Overview of Executive Compensation Program for 2024
In the fall of 2023, with input from its independent compensation consultant, Semler Brossy, the Compensation Committee, and with respect to Ms. Cafaro, the Board of Directors, conducted an annual review of executive compensation that considered, among other factors, peer benchmarking data and stockholder perspectives.
Based on this review, the base salary was increased, effective January 1, 2024, for each of our Named Executive Officers. There were no changes, as a percentage of base salary, in annual incentive opportunities for any of our Named Executive Officers. Long-term incentive opportunities, as a percentage of base salary, were reduced for Ms. Cafaro, Mr. Probst, Mr. Bulgarelli and Ms. Roberts, as their base salaries were increased without a commensurate increase in the long-term incentive opportunity. The long-term incentive opportunity for Mr. Hutchens was unchanged as a percentage of base salary, reflecting the continued increase in his responsibilities due to his promotion in 2023. As a result of these actions, the total target compensation for each of our Named Executive Officers in 2024 was as follows:

Named Executive Officer	Base Salary	Target Annual Incentive	Target Long-Term Incentive	Total Target Compensation
Debra A. Cafaro	$1,118,000	$2,236,000	$8,775,000	$12,129,000
Robert F. Probst	699,111	1,223,444	2,784,260	4,706,815
Peter J. Bulgarelli	596,923	895,385	2,008,874	3,501,182
J. Justin Hutchens	630,000	1,102,500	2,608,200	4,340,700
Carey S. Roberts	571,198	856,797	1,922,302	3,350,297

2025 | Proxy Statement	53

Executive Compensation
Performance measures for our annual and long-term incentive plans are designed to encourage our executives to focus on initiatives that will further the Company’s annual and long-term strategic priorities and objectives. Annual measures typically relate to items that can be completed within one year or are appropriately considered on a year-over-year basis. We may also establish annual measures linked to longer term objectives to emphasize the importance of a particular element of our strategy or incentivize completion of a preliminary step. Long-term performance measures typically relate to items that are most appropriately assessed over a period of several years.
Upon evaluation of the incentive plans, the Compensation Committee determined that the performance measures in the 2023 incentive plans were appropriately aligned with the Company's strategy, and no significant changes to the measures or their weighting were warranted for the 2024 incentive plans:
•75% of 2024 annual incentive awards was based on achievement of full-year corporate performance measures and 25% was based on individual performance measures and objectives. Corporate performance for most of our Named Executive Officers was assessed using the following three financial performance measures:
•Normalized FFO/Share (45%),
•Fixed Charge Coverage (20%) and
•G&A Management and Expense Controls (10%).
•For our Outpatient Medical and Research Executive Vice President, 40% of the 2024 annual incentive opportunity was allocated to the three corporate performance measures described above, 35% was allocated to measures and goals specific to the outpatient medical and research ("OM&R") business segment and the remaining 25% was allocated to individual performance measures and objectives, consistent with our other Named Executive Officers.
•2024-2026 PSU awards assess achievement against three financial performance measures:
•TSR relative to FTSE Nareit Equity Health Care Index ("Nareit Health Care Index") (45%),
•TSR relative to MSCI U.S. REIT Index (30%) and
•Net Debt to Further Adjusted EBITDA (25%).
2024 Base Salary
Our Compensation Committee reviews the base salaries of our executive officers annually to determine whether any adjustments are warranted. In December 2023 and January 2024, the Compensation Committee reviewed benchmarking data and a realized pay analysis provided by its independent compensation consultant, Semler Brossy. Based on that review and taking into account the additional responsibilities that Mr. Hutchens assumed in early 2023, the Compensation Committee and, for Ms. Cafaro, the Board of Directors approved a 5% increase in Mr. Hutchens' base salary and a 4% increase in the base salary of each of our other Named Executive Officers.
The chart below shows the base salary approved by the Compensation Committee for each of our Named Executive Officers for 2023 and 2024.

Name	2023 Base Salary	2024 Base Salary	Percent Change
Debra A. Cafaro	$1,075,000	$1,118,000	4.0%
Robert F. Probst	672,222	699,111	4.0%
Peter J. Bulgarelli	573,964	596,923	4.0%
J. Justin Hutchens	600,000	630,000	5.0%
Carey S. Roberts	549,229	571,198	4.0%

54	2025 | Proxy Statement

Executive Compensation
Annual Incentive Compensation
We provide our executive officers with an annual opportunity to earn cash incentive awards based on the achievement of pre-established corporate and individual performance measures. In establishing the performance measures and goals, the Compensation Committee considers the Company’s strategic priorities and the specific challenges and opportunities facing the Company at the time. Annual performance measures and goals are designed to incentivize our executive officers to address the near-term priorities that are necessary to advance our strategy and achieve our financial and operating performance goals without taking inappropriate risk.
The annual program typically measures performance over the full fiscal year, and the Compensation Committee generally approves specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary at each applicable level of performance) early in the year for each executive officer.
For 2024, the annual incentive award design remained the same as in 2023, with full-year corporate and individual performance measures assigned 75% and 25% weightings, respectively. Consistent with 2023, corporate performance for most of our Named Executive Officers was assessed using the following three financial performance measures:
•Normalized FFO/Share (45%),
•Fixed Charge Coverage (20%) and
•G&A Management and Expense Controls (10%).
As in 2023, the 2024 annual incentive award for Outpatient Medical and Research Executive Vice President includes measures and goals specific to the outpatient medical and research ("OM&R") business segment, with 40% of the annual incentive opportunity allocated to the corporate performance measures described above, 35% allocated to measures and goals specific to the OM&R segment and the remaining 25% allocated to individual performance measures and objectives, consistent with the other Named Executive Officers.
2024 Annual Incentive Award Opportunities
The award opportunity under our annual incentive plan is tied to each executive officer’s base salary in effect at the time of grant. The 2024 annual incentive award opportunity for each of our Named Executive Officers is set forth in the table below; there were no increases, as a percentage of base salary, from the 2023 annual incentive award opportunities. There is no payout for performance that falls below threshold and no increase above the maximum payout for performance above maximum.

Named Executive Officer	Incentive Opportunity as a percentage of base salary			Threshold Incentive Award	Target Incentive Award	Maximum Incentive Award
	Threshold	Target	Maximum
Debra A. Cafaro	120%	200%	360%	$1,341,600	$2,236,000	$4,024,800
Robert F. Probst	125%	175%	250%	873,889	1,223,444	1,747,778
Peter J. Bulgarelli	100%	150%	200%	596,923	895,385	1,193,846
J. Justin Hutchens	125%	175%	250%	787,500	1,102,500	1,575,000
Carey S. Roberts	100%	150%	200%	571,198	856,797	1,142,396
2024 Annual Incentive Performance Measures and Results
Corporate Performance Measures and Results
75% of Award
The charts on the following pages set forth the corporate performance measures and goals that were established for 2024, management’s progress against those goals and the level of achievement that the Compensation Committee determined was reached. Because the range of potential payouts is broader for some executives than for others, the level of achievement is scored on a 100-point scale, with achievement at target equal to 50. For example, performance half-way between target and maximum would generate an achievement score of 75, and would result in a payout equal to 140% of target for Ms. Cafaro and 117% of target for Mr. Bulgarelli.

2025 | Proxy Statement	55

Executive Compensation

2024 Corporate Performance Measures and Results*	Achievement: 76
75% of award	out of a possible 100

		Goals and Achievement
Measure	Weighting	Threshold (0% payout if below)	Target (50% payout)	Max (100% payout)	Achievement
Normalized FFO/Share					81

Why this measure was chosen: FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization. Normalized FFO also is a common measure of operating performance among REITs and is the main measure the Company uses in its publicly reported earnings results and discussions with investors; it also is modeled by analysts in determining consensus estimates. Normalized FFO is defined as FFO excluding certain items, such as non-cash income tax items and transaction expenses. A REIT's Normalized FFO per share can have a significant impact on the trading price of its common stock and, therefore, its TSR.

Fixed Charge Coverage Ratio(1)					100

Why this measure was chosen: Fixed Charge Coverage Ratio is an important measure for assessing the strength of our balance sheet and our ability to generate sufficient cash flow to meet our debt obligations and continue to pay or increase our dividend. A strong ratio of EBITDA-generation compared to fixed payment obligations—one element of our comprehensive risk management program—is especially important for REITs, which are dividend-paying and required to distribute to stockholders a substantial portion of their annual taxable net income.

General & Administrative ("G&A") Management & Expense Controls					Threshold

Why this measure was chosen: G&A Management & Expense Controls emphasizes the importance of disciplined expense controls to the delivery of stockholder value, and our focus on operating efficiently as our organization grows and evolves. Managing G&A expense also supports appropriate resource allocation for our strategy and our budgeting and forecasting processes and enables us to deliver on our commitments to stockholders.

(1)Fixed Charge Coverage Ratio determined based on trailing twelve months, as reported, as of December 31, 2024.
(2)General & Administrative expense as reported, adjusted to exclude certain non-recurring organizational expense.
*    Certain of our financial performance measures are non-GAAP financial measures. For information regarding non-GAAP performance measures, please see Appendix A.

56	2025 | Proxy Statement

Executive Compensation
Individual Performance
25% of Award
The individual performance component of our annual incentive plan includes tailored individual measures and objectives, which are typically established in March. The individual measures and objectives for our Named Executive Officers for 2024 generally fell into the following categories:
•Financial and Operating Performance
•Strategic Projects and Initiatives
•Risk Management
•Organizational Strength, Culture & Values
For 2024, consistent with feedback from certain of our stockholders and with input from Semler Brossy, the Compensation Committee also established measurable governance, sustainability and people goals as part of the individual performance component of the 2024 annual incentive plan. The goals selected were ones that the Compensation Committee determined support the Company's strategy and business, financial and operating performance goals and could be impacted by each Named Executive Officer's performance during 2024.
The Compensation Committee assessed the performance of each of our Named Executive Officers against the pre-established individual performance measures and objectives during meetings throughout the year and following the completion of the 2024 fiscal year. Set forth below are summaries of key achievements of our Named Executive Officers during 2024 that informed the Compensation Committee’s assessment of their individual performance. As with the corporate performance measures, achievement is scored on a 100-point scale, with performance at target equal to 50 and performance at or above maximum equal to 100.

2025 | Proxy Statement	57

Executive Compensation

Ms. Cafaro	Individual Performance Rating: 93

Financial and Operating Performance
•Delivered strong financial performance results, including
•Normalized FFO/Share of $3.19, above the high end of guidance range provided in February 2024 and representing growth of approximately 7% over the prior year,
•Total Company Same-Store Cash NOI growth of 7.7% and
•TSR exceeding 22%, outperforming both of the Company's key benchmarks, the MSCI U.S. REIT Index and the Nareit Health Care Index
•Focused on organic growth, leading to Same-Store Cash NOI growth of 15.8% in SHOP and 3% in our OM&R segment
•Strengthened balance sheet, improving Net Debt to Further Adjusted EBITDA by nearly a full turn at 6.0x

Strategic Projects and Initiatives
•Oversaw completion of over $2 billion of investments, focused primarily on senior housing, meeting or exceeding stated investment criteria
•Enhanced investor relations and communications, including by introducing our focused 1-2-3 strategy across external and internal communications and refreshing our brand
•Continued to grow the Company's third-party capital platform, Ventas Investment Management (VIM), with returns in our open end fund outperforming relevant benchmarks

Risk Management
•Reached agreements with key NNN tenants on terms meeting or exceeding market expectations
•Raised approximately $4 billion of debt and equity capital at attractive pricing
•Successfully managed liquidity position, ending the year with nearly $4 billion of liquidity
•Renewed $2.75 billion unsecured revolving credit facility with strengthened banking group on improved terms

Organizational Strength, Culture & Values
•Continued to advance initiatives focused on succession planning, performance and organizational resilience by, among other things, strengthening the Company's leadership team by recruiting and promoting top talent across the organization, optimizing reporting lines and responsibilities of the Company’s executive leadership organization and enhancing the connection between the Company’s investment activity and business operations
•Conducted leadership off-sites focused on 2024 strategic priorities and strengthened strategic focus, collaboration and effectiveness of leadership team
•Strengthened employee engagement through enhanced training and development opportunities, communications and employee events and programming; successfully completed our move to a new headquarters in Chicago and the expansion of our New York City office, which are designed to promote employee collaboration and productivity

58	2025 | Proxy Statement

Executive Compensation

Mr. Probst	Individual Performance Rating: 93

Financial and Operating Performance
•Delivered high level of forecast accuracy, with Normalized FFO/Share of $3.19, above the high end of guidance range provided in February 2024
•Accelerated Normalized FFO/Share growth to approximately 7% over the prior year, ending the year in the top quartile performance compared to other mid-to-large cap equity REITs
•Continued to enhance investor insights and communication regarding the Company's strategy and financial and operating performance, including through significant buy-side and sell-side interactions and continued evolution of investor disclosures
•Continued to meet or exceed quarterly consensus throughout 2024, marking the fourth consecutive year (16 quarters)

Strategic Projects and Initiatives
•With our CEO, led the development of our focused 1-2-3 strategy and development of and successful execution on organization-wide 2024 initiatives in support of strategy
•Continued to advance multi-phase efficiency and effectiveness program, including with respect to financial reporting and forecasting
•Enhanced oversight of SHOP operators in key areas

Risk Management
•Leveraged broad access to a wide array of capital markets to raise approximately $4 billion of attractively priced debt and equity capital, ensuring enterprise liquidity and financial flexibility
•Successfully managed liquidity to nearly $4 billion, including availability under unsecured revolving credit facility
•Maintained BBB+ credit rating through consistent communications and actions demonstrating commitment to financial strength and flexibility
•Extended and improved $2.75 billion revolving credit facility

Organizational Strength, Culture & Values
•Led the successful revamp of the leadership team's approach to collaboration and coordination, ensuring aligned goals, strong governance and quality execution, while improving engagement and alignment across the team
•Enhanced organizational resilience and succession planning within the Ventas Finance team

2025 | Proxy Statement	59

Executive Compensation

Outpatient Medical and Research Segment Performance Rating: 46 Individual Performance Rating: 75
Mr. Bulgarelli

As noted above, Mr. Bulgarelli’s annual incentive award included measures tied to our OM&R segment that accounted for 35% of his total 2024 annual incentive opportunity and individual performance measures and objectives that accounted for 25% of his total 2024 annual incentive opportunity. The OM&R measures included goals relating to GAAP NOI and Same-Store Cash NOI Growth compared to the prior year. The goals are not separately disclosed because they are competitively sensitive. Highlights of Mr. Bulgarelli’s performance against both the OM&R and individual performance measures are below.

Financial and Operating Performance
•Delivered OM&R Same-Store Cash NOI growth of 3% over prior year
•Maintained current high levels of tenant satisfaction in OM&R, remaining in the top quartile for third consecutive year, as measured by Kingsley
•Grew overall tenant satisfaction in newly acquired assets by 9.9% from prior year, as measured by Kingsley
•Earned ENERGY STAR® certifications for 75 buildings, an increase of over 13% from prior year

Strategic Projects and Initiatives
•Led project to improve margin in OM&R segment
•Supported the disposition of non-core assets in the OM&R at favorable cap rates
•Led move to a new headquarters in Chicago and expansion of New York City office to an on-time and under budget project completion

Risk Management
•With CEO, negotiated lease renewal with key NNN tenant and executed an outcome that optimized value and cash flow while minimizing risk
•Developed and executed on strategies to manage risk and maximize Company's position with respect to multiple healthcare NNN tenants

Organizational Strength, Culture & Values
•Led organization-wide initiative focused on employee engagement and culture, which included, among other things, gathering feedback through leadership and employee meetings and developing and executing on initiatives in response to feedback
•Fostered a culture of employee safety within our property management business, Lillibridge, including by completing safety audits at all managed properties
•Advanced organizational resilience and succession planning for OM&R team

60	2025 | Proxy Statement

Executive Compensation

Mr. Hutchens	Individual Performance Rating: 93

Financial and Operating Performance
•Delivered strong financial performance in SHOP
•achieved Same-Store Cash NOI growth of 15.8%, led by US NOI growth of 18.1%
•delivered average occupancy growth of 300 basis points
•supported total revenue growth of 8.2%
•expanded NOI margin by 180 basis points
•Effectively and efficiently deployed capital in support of refresh and revenue-enhancing projects in SHOP
•Closed over $2 billion of investments focused on senior housing in over 20 separate transactions in 2024
•Participated in significant investor relations activities, from tailored meetings to property tours, enhancing investors' understanding of the Company's strategy, business and opportunities

Strategic Projects and Initiatives
•Advanced market and pricing analysis capabilities, including through increased automation, optimized resource allocation and strengthened governance, resulting in increased efficiency and accuracy
•Led revamp of internal processes to optimize capital recycling program and position the Company to deploy capital more efficiently and effectively

Risk Management
•Led, with the CEO, successful transaction with key NNN tenant, Brookdale, resulting in expansion of the SHOP footprint, strategic disposition of non-core assets and balancing of the Company's risk profile
•Led development of asset management risk framework

Organizational Strength, Culture & Values
•Assessed and evolved organizational structure of SHOP team to streamline roles and responsibilities and continue to drive a performance-focused culture
•Enhanced business development planning and execution by implementing technology enhancements and strengthening relationships with key stakeholders
•Advanced organizational resilience and succession planning for SHOP and investments teams

2025 | Proxy Statement	61

Executive Compensation

Ms. Roberts	Individual Performance Rating: 93

Financial and Operating Performance
•Supported various activities to achieve the Company's financial and operating performance goals, including acquisitions, dispositions, investments and strategic relationships
•Significantly enhanced processes for classifying and tracking legal department G&A expenses and other professional fees, resulting in greater transparency and improved expense modeling and budgeting

Strategic Projects and Initiatives
•Represented the Company in connection with initial public offering by key tenant, Ardent, including advising on corporate governance complexities, resulting in a favorable outcome to Ventas and Ardent
•Contributed to development of asset management risk framework

Risk Management
•Supported development of strategy for managing capital structure and liquidity and executed on series of complex capital market transactions supporting this strategy, including raising approximately $4 billion in debt and equity capital and extending and improving the $2.75 billion unsecured revolving credit facility
•Supported the successful resolutions of leases with key NNN tenants, Scion/Kindred and Brookdale, and effective communication of resolutions to the market
•Effectively managed litigation, regulatory and other legal matters across the organization

Organizational Strength, Culture & Values
•Effectively managed Board-led investor outreach program in spring and fall 2024, playing a key role in investor engagement and assisting the Board and committees with evaluating and responding to feedback
•Advanced succession planning and organizational resilience initiatives across the organization and within department

Payout Decisions
In January 2025, the Compensation Committee reviewed the proposed payouts for each Named Executive Officer, calculated based on the achievement described above for the corporate and individual performance measures. Accordingly, in early 2025, our Compensation Committee and, for Ms. Cafaro, the Board of Directors, approved 2024 annual incentive award payouts for our Named Executive Officers as shown in the table below.

	Opportunity			Achievement		Total Payout
Name	Threshold	Target	Maximum	Corporate Measures	Individual Measures	Total Payout	Percent of Target
Debra A. Cafaro	$1,341,600	$2,236,000	$4,024,800	$2,443,630	$943,592	$3,387,222	151%
Robert F. Probst	873,889	1,223,444	1,747,778	1,133,559	418,593	1,552,152	127%
Peter J. Bulgarelli	596,923	895,385	1,193,846	724,437	261,154	985,591	110%
J. Justin Hutchens	787,500	1,102,500	1,575,000	1,021,500	377,213	1,398,713	127%
Carey S. Roberts	571,198	856,797	1,142,396	750,718	275,603	1,026,321	120%

62	2025 | Proxy Statement

Executive Compensation
Long-Term Equity Incentive Compensation
Our Compensation Committee believes that a substantial portion of each executive officer’s compensation should be in the form of long-term equity incentive compensation. Our equity compensation program has two components: (i) PSUs that cliff-vest in three years based on performance achieved relative to approved performance measures and (ii) RSUs that vest ratably in three equal annual installments. These awards encourage management to create and sustain long-term stockholder value because their value is directly attributable to changes in the price of our common stock over time. In addition, equity awards promote management retention because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years.
The chart below shows the percentage of our 2024 long-term equity incentive compensation that is in the form of RSUs and the percentage of long-term equity incentive compensation attributable to each measure that will be used to measure performance under the 2024-2026 PSU awards.
2024 Long-Term Equity Plan Design
CEO 2024 Plan Design
Other NEO 2024 Plan Design

Time-Based Restricted Stock Units (RSUs)
Performance-Based Stock Units (PSUs)
45% TSR Relative to the Nareit Health Care Index
30% TSR Relative to the MSCI U.S. REIT Index
25% Balance Sheet (Net Debt: EBITDA)

2025 | Proxy Statement	63

Executive Compensation
2024 Long-Term Equity Incentive Compensation
In January 2024, each of our Named Executive Officers was granted long-term equity awards delivered in the form of RSUs that vest ratably over three years and PSUs that will be distributed in the first quarter of 2027 if performance goals for the 2024-2026 performance period are achieved.
The 2024 target opportunities, as a percentage of base salaries, were reduced for Ms. Cafaro, Mr. Probst, Mr. Bulgarelli and Ms. Roberts, as their base salaries were increased without a commensurate increase in the long-term incentive target opportunity. Thus, the total long-term equity target value did not change from 2023 to 2024 for Ms. Cafaro, Mr. Probst, Mr. Bulgarelli and Ms. Roberts. Mr. Hutchens received an increase in base salary and commensurate increases in his annual and long-term incentive opportunities in recognition of his assumption of additional duties in early 2023, such that his long-term incentive opportunity was unchanged as a percentage of base salary.
The target values of the 2024 long-term equity awards at the grant date were as follows:

Named Executive Officer	Total Long- Term Equity Target Value(1)	Target PSUs ($)	RSUs ($)
Debra A. Cafaro	$8,775,000	$6,142,500	$2,632,500
Robert F. Probst	2,784,260	1,670,556	1,113,704
Peter J. Bulgarelli	2,008,874	1,205,324	803,550
J. Justin Hutchens	2,608,200	1,564,920	1,043,280
Carey S. Roberts	1,922,302	1,153,381	768,921
(1)Target Values reflect the value of the shares awarded based on the closing price of a share of stock on the date of grant and, with respect to PSUs, assuming performance at Target.
2024-2026 RSU Awards
Annual grants of RSU awards are an important component of the Company’s executive compensation program. Through these awards, a percentage of each executive officer’s pay is directly linked to our stock price.
As a component of our 2024 long-term equity compensation, in January 2024, the Company granted RSUs to each of our Named Executive Officers that vest ratably in three equal annual installments on February 1, 2025, 2026 and 2027. Vesting of these awards is generally subject to the Named Executive Officer’s continued employment with the Company on each vesting date, as these awards are intended to enhance retention of our Named Executive Officers. Dividends are paid on RSU awards as and when dividends are paid to all of our stockholders.
The grants to each of our Named Executive Officers during 2024 are set forth in the table below.

Named Executive Officer	RSUs (#)
Debra A. Cafaro	52,056
Robert F. Probst	22,023
Peter J. Bulgarelli	15,889
J. Justin Hutchens	20,630
Carey S. Roberts	15,205

64	2025 | Proxy Statement

Executive Compensation
2024-2026 PSU Awards
PSUs are intended to reward long-term performance, strengthen our pay for performance alignment with our stockholders and enhance retention of our Named Executive Officers. Through annual grants of PSU awards, a percentage of each executive officer's pay is directly linked to the Company's achievement against its long-term strategic priorities and objectives and stock price performance.
2024-2026 PSU Measures and Goals
PSUs may be earned, if at all, based on the Company’s three-year performance from January 1, 2024 through December 31, 2026 in relation to three financial performance measures. 75% of the 2024-2026 PSU award value for our Named Executive Officers is tied to rigorous relative TSR measures, while the Net Debt to EBITDA ratio measure represents 25% of the award value. The Compensation Committee chose relative TSR as the primary performance measure for our PSUs because it enables our stockholders to evaluate our performance relative to our peers and minimizes the impact of broader market trends that do not accurately reflect our performance.

Performance Measure	Weighting (% of total PSU opportunity)	Goals
		Threshold	Target	Maximum	Why we use this measure

TSR Relative to the Nareit Health Care Index (from January 1, 2024 through December 31, 2026)					The Nareit Health Care Index is comprised of all healthcare REITs. Because a significant portion of our business is in healthcare, we believe this is an appropriate index against which we should compare our long-term TSR performance.

TSR Relative to the MSCI U.S. REIT Index (from January 1, 2024 through December 31, 2026)
The MSCI U.S. REIT Index is comprised of small-, mid- and large- cap REITs across a diverse set of industries and therefore represents an appropriate index against which we believe we should compare our long- term TSR performance.

Net Debt to EBITDA(1)		**	**	**	Reported Net Debt to Further Adjusted EBITDA promotes longer-term balance sheet management. It reflects the strength of our balance sheet and our ability to generate sufficient cash flow to meet our debt obligations.

(1)Our Net Debt to EBITDA Ratio goals are not disclosed because they are competitively sensitive.
Our Compensation Committee sets goals for PSU awards based on our strategy and long-term objectives. For our relative TSR measures, the Compensation Committee established a band that provides a market-based spread of performance across potential performance scenarios in line with our peer companies. Our Net Debt to EBITDA goals are set at a level designed to ensure that we have access to capital at a cost that allows us to be opportunistic and provides a margin of safety that protects our stockholders.
Under the 2024-2026 PSU awards, there will be no payment for performance below threshold and no additional payment for performance above maximum. Dividends will be accrued on PSU awards and will be paid if and only to the extent PSUs are earned.

2025 | Proxy Statement	65

Executive Compensation
2024-2026 PSU Opportunities
The range of potential payouts under the 2024-2026 PSU awards is 0% - 201% of target for Ms. Cafaro and 0% - 180% of target for the other Named Executive Officers. Set forth below are the award opportunities for the 2024-2026 performance period:

	PSUs (#)
Named Executive Officer	Threshold	Target	Maximum
Debra A. Cafaro	31,575	121,465	244,145
Robert F. Probst	11,011	33,034	59,462
Peter J. Bulgarelli	7,944	23,834	42,902
J. Justin Hutchens	10,315	30,945	55,702
Carey S. Roberts	7,602	22,807	41,053
Prior Year PSU Awards
2022-2024 PSU Performance and Payouts
In the first quarter of 2025, our Compensation Committee reviewed and certified the Company’s performance against the four performance goals established for the 2022-2024 PSU awards, which had a performance period of January 1, 2022 - December 31, 2024. The Compensation Committee determined that performance exceeded maximum for two of the performance measures and equaled or exceeded target for the other two performance measures. As a result, units earned in the aggregate were above target for the 2022-2024 PSU awards. Set forth in the charts below are (i) the applicable goals for each performance measure, (ii) the achievement with respect to each performance measure, (iii) the PSU opportunity associated with each performance measure and (iv) the total earned for each of our Named Executive Officers. Certain of our financial performance measures are not calculated in accordance with U.S. GAAP. For information regarding performance measure calculations, please see Appendix A.

Performance Measure	CEO Weighting	Non-CEO Weighting	Goals			Achievement(1)
			Threshold	Target	Maximum	out of a possible 100
Three-Year Compound Annual TSR Compared to the Nareit Health Care Index (from January 1, 2022 through December 31, 2024)(2)						100
Three-Year Compound Annual TSR Compared to MSCI U.S. REIT Index (from January 1, 2022 through December 31, 2024)						100
Net Debt to Further Adjusted EBITDA (Simple Average as of 12 Quarter-Ends from January 1, 2022 through December 31, 2024)						50
Human Capital Management Goals(3)						90
(1)Achievement is scored on a 100-point scale, with performance at target equal to 50 and performance at or above maximum equal to 100.
(2)Alexandria Real Estate Equities, Inc. (NYSE: ARE) was added to the Nareit Health Care Index in June 2024 on a prospective basis. Achievement above reflects reported returns for the index, adjusted to include ARE's index performance for the full 2022-2024 performance period. This adjustment did not result in any impact on achievement or payouts for the 2022-2024 PSU awards because the Company's TSR performance relative to the Nareit Health Care Index exceeded maximum without giving effect to the adjustment.

66	2025 | Proxy Statement

Executive Compensation
(3)Upon completion of the 2022-2024 performance period, the Compensation Committee evaluated Human Capital Management goals and determined that performance generally met or exceeded target performance levels. These goals were determined to be foundational to our ability to attract and retain talent in support of our business growth and stockholder value-creation strategy.
Specifically, the Compensation Committee assessed corporate culture, internal and external talent pipelines and community and supply chain resilience. The corporate culture score, represented by goals related to workplace experience and engagement, was achieved between target and maximum, while talent pipeline development performance was assessed between threshold and target performance levels and community and supply chain resilience was assessed at maximum. In the aggregate, the Compensation Committee certified the achievement of our Human Capital Management goals between target and maximum level of performance attainment.
Based on the achievement and weighting reflected above, units earned by our executives under the 2022-2024 PSU awards were as follows:

	Opportunity (units)			Units Earned	Percentage of Target Earned(1)
Named Executive Officer	Threshold	Target	Maximum
Debra A. Cafaro	29,969	115,287	231,727	206,110	179%
Robert F. Probst	10,246	30,739	55,331	49,593	161%
Peter J. Bulgarelli	7,250	21,752	39,154	35,093	161%
J. Justin Hutchens	7,239	21,719	39,094	35,040	161%
Carey S. Roberts	6,569	19,707	35,472	31,794	161%
(1)The variation in percent of target earned reflects differences in weighting assigned to different measures and differences in the spread between the minimum and maximum opportunities.
Based on our stock price performance over the performance period, the payout value of shares delivered on vesting of PSUs was as shown below:

Named Executive Officer	Target Value(1)	Payout Value(2)
Debra A. Cafaro	$6,142,491	$13,761,965
Robert F. Probst	1,637,774	3,311,325
Peter J. Bulgarelli	1,158,947	2,343,160
J. Justin Hutchens	1,157,188	2,339,621
Carey S. Roberts	1,049,989	2,122,885
(1)Target Value is the number of units that would be earned at Target multiplied by the closing price of a share of company common stock on the grant date (January 4, 2022).
(2)Payout Value reflects the value of the shares earned, determined by multiplying the number of shares earned by the closing price of a share of company common stock on the vesting date (February 18, 2025).
2023-2025 PSU Awards
The Company's 2023-2025 PSU awards include financial performance measures and weightings generally consistent with those included in the 2022-2024 PSU Awards described above. In the first quarter of 2025, our Compensation Committee evaluated the Human Capital Management goals included in those awards in light of recent developments. Following its review, with input from the Company’s independent compensation consultant, the Compensation Committee determined it would convert the portion of the 2023-2025 PSU awards attributable to key Human Capital Management goals into time-based RSUs based on performance results for those goals through the end of 2024, which were below target. Following conversion, these RSUs will vest on January 2, 2026, which is the first business day following the end of the original three-year performance period, subject to each Named Executive Officer’s continued employment with the Company on the vesting date. The unearned portion of the 2023-2025 PSU awards attributable to Human Capital Management goals was forfeited, with no additional opportunities to be earned. The conversion of the PSUs resulted in (i) no incremental expense being recognized by the Company and (ii) no incremental value being delivered to the Named Executive Officers.
Other Benefits and Perquisites
Our executive compensation program focuses on the elements described above, with limited provision for perquisites. Our Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees, which in 2024 included the following:

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•health, dental and vision insurance (for which we paid 90% of the premium in 2024);
•short-term disability, long-term disability and life insurance coverage (at no cost to the employee); and
•participation in a 401(k) plan (to which we made matching contributions of up to 4.0% of the employee’s base salary, up to the 2024 limit permitted by the Internal Revenue Service).
We believe these benefits are competitive with overall market practices. In addition, we provide certain limited perquisites and other benefits to attract and retain superior employees for key positions. The only benefits provided to our Named Executive Officers in 2024 that were not otherwise available to all employees consisted of legacy supplemental disability and life insurance coverage, including reimbursement for taxes relating to that life insurance coverage, for Ms. Cafaro and an opportunity to receive an executive physical medical examination paid for by the Company for all Named Executive Officers. See Note 3 to the 2024 Summary Compensation Table for additional information.
Our Compensation Committee periodically reviews the perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are consistent with current market practice. Except for the eligibility to participate in, and our matching contributions to, the 401(k) plan, as described above, we do not provide our Named Executive Officers with any retirement benefits.

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Employment Arrangements with Named Executive Officers
Agreement with Debra A. Cafaro, Chief Executive Officer
The Company entered into a second amended and restated employment agreement with Ms. Cafaro on March 22, 2011 (the “Cafaro Agreement”). Pursuant to the Cafaro Agreement, Ms. Cafaro is entitled to receive an annual base salary of not less than $915,000 and is eligible to participate in our incentive and other employee benefit plans. The Cafaro Agreement also requires that we provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary. The term of Ms. Cafaro’s employment will continue until terminated or the Cafaro Agreement is amended. The Cafaro Agreement also provides that Ms. Cafaro will receive severance payments under certain termination scenarios, as described below.
Agreements with Other Named Executive Officers
The Company entered into letter agreements with each of our other Named Executive Officers in connection with their employment with the Company (the “Executive Offer Letters”). The Executive Offer Letters established the initial annual base salary and threshold, target and maximum bonus opportunities, as a percentage of base salary, for our annual and long-term incentive plans. The Executive Offer Letters also confirmed that each recipient would be eligible to participate in the Company’s medical and other benefit plans pursuant to their terms. Each of our other Named Executive Officers also is a party to an Employee Protection and Noncompetition Agreement (the "Executive Severance Agreements") as described below.
Severance Arrangements
The Cafaro Agreement and the Executive Severance Agreements executed with each of our other Named Executive Officers contain provisions regarding payments to be made in certain termination scenarios. These arrangements, and the provisions in our equity award agreements regarding termination, are summarized in the Executive Compensation Tables of this Proxy Statement, under the heading “Termination Provisions—Potential Payments Upon Termination or Change in Control.”
Equity Grant Practices
We have the following practices regarding equity compensation grants:
•The Compensation Committee and, for our CEO, our Board typically grant annual equity incentive awards to our Named Executive Officers at the beginning of each fiscal year, following the Compensation Committee's end-of-year review of benchmarking data and consideration of compensation arrangements for our Named Executive Officers. As a general rule, annual awards will be approved in December with a January 1 grant date.
•We do not time long-term incentive awards in coordination with the release of material non-public information.
•We do not currently grant stock options, stock appreciation rights (SARs) or any similar awards with "option-like" features and therefore have not adopted a policy regarding the timing of any such awards in connection with the disclosure of material non-public information of the Company.
•We have not timed and do not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation.
•Equity award accounting complies with GAAP in the United States and is disclosed in our SEC filings.

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Other Policies
•Minimum Stock Ownership Guidelines for Executive Officers. Our minimum stock ownership guidelines require each executive officer to maintain a minimum equity investment in our Company based upon a multiple of their base salary, as set forth below. Pursuant to our guidelines, each executive officer must achieve the minimum equity investment within five years from the date they first become subject to the guidelines and, until that time, must retain at least 60% of the after-tax shares of our common stock granted to the executive officer or purchased by the executive officer through the exercise of stock options. Shares held in a trust or foundation that are not reported as beneficially owned by the executive, performance awards that have not yet vested and stock options that have not been exercised are not included when calculating an executive officer's share ownership. Stock appreciation rights, if granted, and shares subject to floors, collars or other hedging arrangements, if permitted, also would be excluded from this calculation pursuant to the Company's policy. Each of our Named Executive Officers is in compliance with these Guidelines. The Minimum Ownership Guidelines for Executive Officers can be found in our Guidelines on Governance at https://ir.ventasreit.com/governance.

Stock Ownership Requirement
CEO	6X base salary
All other Executive Officers	3X base salary
•Recoupment Policy. In accordance with rules adopted by the SEC and the NYSE, the Company adopted an Amended and Restated Policy for Recoupment of Incentive Compensation, effective December 1, 2023, that requires our executive officers and our chief accounting officer to repay incentive-based compensation in the event the Company is required to prepare a financial restatement to correct a material error. Under this policy, each covered officer will be required to repay any excess incentive-based compensation granted, earned or vested during the preceding three-year period based wholly or in part on a financial reporting measure if the incentive compensation was based on achieving certain financial results that were later restated due to our material noncompliance with any financial reporting requirement.
•Anti-Hedging and Pledging Policy. Our Securities Trading Policy prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities and prohibits our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans. No executive officer or director engaged in hedging transactions, pledged or held our securities in margin accounts at any time during 2024.
•Accounting for Stock-Based Compensation. We account for stock-based payments, including grants under each of our equity compensation plans in accordance with the requirements of FASB ASC Topic 718.
•Tax Considerations. Section 162(m) of the Code generally places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to certain executive officers. Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs, our Compensation Committee retains flexibility to make compensation decisions that do not meet the requirements for tax deductibility when it considers it appropriate or necessary to do so.
2025 Executive Compensation Decisions
In the fall of 2024, with input from Semler Brossy, the Compensation Committee completed a review of our executive compensation program that considered, among other factors, peer benchmarking data and stockholder perspectives.
Based on this review, the Compensation Committee and, with respect to Ms. Cafaro, the Board of Directors, determined to:
•Increase the base salaries of Ms. Cafaro, Mr. Probst, Mr. Bulgarelli and Ms. Roberts by 4%, effective January 1, 2025, with a commensurate increase in the value of each of their annual incentive opportunities, to more closely reflect competitive peer group compensation and market conditions. No changes were made to their annual incentive opportunities as a percentage of base salary.
•Increase Mr. Hutchens' base salary by 13.5%, effective January 1, 2025, with a commensurate increase in the value of his annual incentive opportunity, to more closely reflect competitive peer group compensation. No changes were made to his annual incentive opportunity as a percentage of base salary.

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•Increase target long-term incentive opportunities, as a percent of base salary, to align with competitive market conditions. As in prior years, 70% of the long-term incentive opportunity for Ms. Cafaro and 60% of the long-term incentive opportunity for each of our other Named Executive Officers is in the form of PSUs that will vest at the end of the performance period only if pre-established objective performance measures are achieved.
•Assess 75% of the 2025 annual incentive award on achievement of the following three corporate performance measures for most of our Named Executive Officers, with the remaining 25% based on individual performance, consistent with the 2024 annual incentive award:
•Normalized FFO/Share (45%),
•Fixed Charge Coverage (20%) and
•G&A Management and Expense Controls (10%).
•For our Outpatient Medical and Research Executive Vice President, as in 2024, 40% of the 2025 annual incentive opportunity is allocated to the corporate performance measures described above, 35% is allocated to measures and goals specific to the outpatient medical and research ("OM&R") business segment and 25% is allocated to individual performance measures and objectives, consistent with the other Named Executive Officers.
•Assess 2025-2027 PSU award achievement against the following three financial performance measures, consistent with the 2024-2026 PSU awards:
•TSR relative to Nareit Health Care Index (45%),
•TSR relative to MSCI U.S. REIT Index (30%) and
•Net Debt to Further Adjusted EBITDA (25%).
The effect of these compensation decisions is outlined below.

Named Executive Officer	2025 Base Salary	2025 Target Annual Incentive	2025 Target Long- Term Incentive	2025 Total Target Compensation
Debra A. Cafaro	$1,162,720	$2,325,440	$11,000,000	$14,488,160
Robert F. Probst	727,075	1,272,382	3,635,377	5,634,834
Peter J. Bulgarelli	620,800	931,200	2,328,000	3,880,000
J. Justin Hutchens	715,050	1,251,338	3,575,250	5,541,638
Carey S. Roberts	594,046	891,069	2,227,672	3,712,787
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on such review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2024 Annual Report on Form 10-K.
Compensation Committee
Roxanne M. Martino, Chair
Sean P. Nolan
Maurice S. Smith
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2024, Messrs. Nolan, Smith and Shelton and Ms. Martino served on our Compensation Committee. No director who served on the Compensation Committee in fiscal year 2024 is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.

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Executive Compensation Tables
2024 Summary Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, each of our Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Debra A. Cafaro	2024	$1,118,000	$—	$9,679,753	$3,387,222	$253,143	$14,438,118
Chairman and Chief Executive Officer	2023	1,075,000	—	9,598,375	2,680,333	166,917	13,520,625
	2022	1,075,000	—	9,666,901	3,188,184	129,007	14,059,092
Robert F. Probst	2024	699,111	—	2,901,171	1,552,152	42,471	5,194,905
Executive Vice President and Chief Financial Officer	2023	672,222	—	2,898,011	1,331,840	21,852	4,923,925
	2022	659,041	—	2,857,083	1,412,124	15,258	4,943,506
Peter J. Bulgarelli	2024	596,923	—	2,093,163	985,591	31,140	3,706,817
Executive Vice President, Outpatient Medical and Research, Ventas, Inc. President and CEO, Lillibridge Healthcare Services, Inc.	2023	573,964	—	2,090,968	935,812	22,570	3,623,314
	2022	551,888	—	2,021,778	1,006,450	10,963	3,591,079
J. Justin Hutchens	2024	630,000	—	2,717,695	1,398,713	31,114	4,777,522
Executive Vice President, Senior Housing and Chief Investment Officer	2023	600,000	—	2,585,507	1,188,750	18,294	4,392,551
	2022	551,050	—	2,018,716	992,881	10,963	3,573,610
Carey S. Roberts	2024	571,198	—	2,003,002	1,026,321	29,539	3,630,060
Executive Vice President, General Counsel and Ethics & Compliance Officer	2023	549,229	—	2,000,841	922,247	18,054	3,490,371
	2022	538,460	—	1,831,720	970,196	10,963	3,351,339
(1)Stock Awards: The amounts shown in the Stock Awards column reflect the grant date fair value of PSUs and RSUs granted in each applicable year, calculated pursuant to FASB ASC Topic 718 for financial reporting purposes. The grant date fair value of RSUs is determined by multiplying the number of units granted by the closing price of a share of company common stock on the date of grant. In calculating the grant date fair value of PSUs for financial reporting purposes, we use a Monte Carlo simulation to calculate the grant date fair value of the TSR-driven components and the closing price on the date of grant, assuming performance at target—which was the probable outcome at the grant date—for other performance components. The Monte Carlo simulation “probability weights” potential outcomes of the relative TSR measures of each PSU award as of the grant date, based on, among other things, assumptions related to volatility, correlation and interest rates, which can fluctuate significantly year-over-year. As a result, the grant date fair value of our PSU awards is higher in some years and lower in other years than the grant date face value at target, which is calculated using the closing stock price on the date of grant.

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The following table presents the (i) grant date fair value of our stock awards in accordance with FASB ASC Topic 718 as outlined above (“Grant Date Fair Value”) and (ii) grant date value of our stock awards (RSU and PSU awards) using our closing stock price on the date of grant assuming (a) target level of performance is achieved for the PSU awards (“Target Grant Date Face Value”) and (b) maximum level of performance is achieved for the PSU awards (“Max Grant Date Face Value”). For further information about these awards, see the 2024 Grants of Plan-Based Awards Table and 2024 Outstanding Equity Awards at Fiscal Year-End Table in this Proxy Statement.

	2024			2023			2022
Name	Target Grant Date Fair Value	Target Grant Date Face Value	Max Grant Date Face Value	Target Grant Date Fair Value	Target Grant Date Face Value	Max Grant Date Face Value	Target Grant Date Fair Value	Target Grant Date Face Value	Max Grant Date Face Value
Debra A. Cafaro	$9,679,753	$8,775,000	$14,978,925	$9,598,375	$8,775,000	$14,978,925	$9,666,901	$8,774,950	$14,978,873
Robert F. Probst	2,901,171	2,784,260	4,120,705	2,898,011	2,784,260	4,120,705	2,857,083	2,729,588	4,039,849
Peter J. Bulgarelli	2,093,163	2,008,874	2,973,133	2,090,968	2,008,874	2,973,133	2,021,778	1,931,560	2,858,738
J. Justin Hutchens	2,717,695	2,608,200	3,860,136	2,585,507	2,608,200	3,860,136	2,018,716	1,928,629	2,854,369
Carey S. Roberts	2,003,002	1,922,302	2,845,007	2,000,841	1,922,302	2,845,007	1,831,720	1,749,982	2,589,941
(2)Non-Equity Incentive Plan Compensation: 2024 amounts shown in the Non-Equity Incentive Plan Compensation column reflect the amounts each of our NEOs earned with respect to the fiscal year 2024 performance period, which was paid in the first quarter of 2025 based on performance under our 2024 annual incentive plan.
(3)All Other Compensation: The amounts shown in the All Other Compensation column for 2024 include supplemental disability and life insurance premiums, group term life insurance premiums (“GTL”), GTL tax reimbursement, 401(k) matching contributions, executive physicals and accrued interest on dividend equivalents paid upon vesting in 2024 of the 2021-2023 PSU awards.

Name	Supp. Disability	Supp. Life	Life Premiums	GTL Tax	401(k)	Executive Physicals	PSU Interest	Total
Debra A. Cafaro	$82,469	$49,923	$312	$2,333	$13,800	$4,295	$100,011	$253,143
Robert F. Probst	—	—	312	—	13,800	4,295	24,064	42,471
Peter J. Bulgarelli	—	—	312	—	13,800	—	17,028	31,140
J. Justin Hutchens	—	—	312	—	13,800	—	17,002	31,114
Carey S. Roberts	—	—	312	—	13,800	—	15,427	29,539

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2024 Grants of Plan-Based Awards Table
The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2024:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Units)(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Debra A. Cafaro		$1,341,600	$2,236,000	$4,024,800	—	—	—	—	—
	1/2/2024	—	—	—	31,575	121,465	244,145	—	$7,047,281
	1/2/2024	—	—	—	—	—	—	52,056	$2,632,472
Robert F. Probst		$873,889	$1,223,444	$1,747,778	—	—	—	—	—
	1/2/2024	—	—	—	11,011	33,034	59,462	—	$1,787,468
	1/2/2024	—	—	—	—	—	—	22,023	$1,113,703
Peter J. Bulgarelli		$596,923	$895,385	1,193,846	—	—	—	—	—
	1/2/2024	—	—	—	7,944	23,834	42,902	—	$1,289,656
	1/2/2024	—	—	—	—	—	—	15,889	$803,507
J. Justin Hutchens		$787,500	$1,102,500	$1,575,000	—	—	—	—	—
	1/2/2024				10,315	30,945	55,702	—	$1,674,436
	1/2/2024	—	—	—	—	—	—	20,630	$1,043,259
Carey S. Roberts		$571,198	$856,797	$1,142,396	—	—	—	—	—
	1/2/2024	—	—	—	7,602	22,807	41,053	—	$1,234,085
	1/2/2024	—	—	—	—	—	—	15,205	$768,917
(1)Estimated Possible Payouts Under Non-Equity Incentive Plan Awards: The amounts shown represent each Named Executive Officer’s threshold, target and maximum annual incentive opportunities for performance in 2024 under the 2024 annual incentive plan. These opportunities were approved by our Compensation Committee and the independent members of our Board of Directors in January 2024. The actual amount of each Named Executive Officer’s award is based on the achievement of certain performance goals as discussed in our CD&A. The annual incentive awards earned by our Named Executive Officers for performance in 2024 were paid during the first quarter of 2025 and are shown in the Non-Equity Incentive Compensation column of the 2024 Summary Compensation Table.
(2)Estimated Future Payouts Under Equity Incentive Plan Awards: The amounts shown represent our Named Executive Officer’s threshold, target and maximum PSU award opportunities for the January 1, 2024 – December 31, 2026 performance period granted as part of our long-term equity incentive plan in 2024. These opportunities were approved by our Compensation Committee and the independent members of our Board of Directors in December 2023. The actual amount of each Named Executive Officer’s earned PSUs, if any, will be based on the achievement of certain performance goals as discussed in our CD&A.
(3)All Other Stock Awards: The awards shown are RSUs granted to our Named Executive Officers as part of our long-term equity incentive plan in 2024. These awards generally vest in three equal annual installments, with the first installment vesting on the first day of the calendar month immediately following each anniversary of the date of grant.
(4)Grant Date Fair Value: The amounts shown reflect the full grant date fair value at target of the RSU and PSU awards calculated pursuant to FASB ASC Topic 718 regarding fair value provisions for share-based payments. See Note 12 to our Annual Report on Form 10-K for the year ended December 31, 2024 and Note 1 to the 2024 Summary Compensation Table for a discussion of the relevant assumptions used in calculating grant date fair value.

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2024 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding equity-based awards granted to our Named Executive Officers that were outstanding as of December 31, 2024:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested(2)	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Debra A. Cafaro	141,658	—	$65.94	1/21/2025	—	—	—	—
	123,870	—	65.45	5/4/2026	—	—	—	—
	123,870	—	73.71	8/3/2026	—	—	—	—
	123,870	—	63.24	11/2/2026	—	—	—	—
	673,079	—	62.22	1/18/2027	—	—	—	—
	—	—	—	—	103,147	6,074,327	487,712	30,257,132
Robert F. Probst	26,083	—	65.94	1/21/2025	—	—	—	—
	33,592	—	53.79	1/27/2026	—	—	—	—
	33,591	—	65.45	5/4/2026	—	—	—	—
	33,591	—	73.71	8/3/2026	—	—	—	—
	33,591	—	63.24	11/2/2026	—	—	—	—
	185,692	—	62.22	1/18/2027	—	—	—	—
	—	—	—	—	43,499	$2,561,656	118,783	$7,369,170
Peter J. Bulgarelli	—	—	—	—	31,290	$1,842,668	85,703	$5,316,923
J. Justin Hutchens	—	—	—	—	38,523	$2,268,619	108,626	$6,736,657
Carey S. Roberts	—	—	—	—	29,696	$1,748,797	82,009	$5,087,751
(1)Option Awards: The Company has not granted stock options to any Named Executive Officer since 2017. All awards granted prior to August 17, 2015, are reported on a post-Spin-off basis in order to reflect the arithmetic adjustment made to outstanding awards as of August 17, 2015, the effective date of the Spin-off, to exclude the impact of the Spin-off. All outstanding option awards are fully vested and will expire on the tenth anniversary of the grant date.
(2)Shares or Units That Have Not Vested as of fiscal year end consist of RSUs that vest in three equal annual installments on the first day of the calendar month following each anniversary of the grant date. Our Named Executive Officers are generally entitled to dividends paid on unvested RSUs. The vesting dates and number of shares vesting for each of our Named Executive Officers are as follows:

	Vest Date	Ms. Cafaro	Mr. Probst	Mr. Bulgarelli	Mr. Hutchens	Ms. Roberts
2025	2/1/2025	51,132	21,494	15,414	18,237	14,504
2026	2/1/2026	34,663	14,664	10,580	13,410	10,124
2027	2/1/2027	17,352	7,341	5,296	6,876	5,068
(3)Equity Incentive Awards That Have Not Vested as of fiscal year end consist of estimated payouts for our 2023-2025 and 2024-2026 PSU awards. These awards may be earned and vest, if at all, following completion of the applicable three-year performance period. Performance, in the aggregate, under both our 2023-2025 program and our 2024-2026 program was tracking between target and maximum at the end of the 2024 fiscal year. Accordingly, the amounts shown in the table reflect the number of shares that would be payable for achievement at maximum under both our 2023-2025 PSU program and our 2024-2026 PSU program. As further described in the CD&A, in the first quarter of 2025, our Compensation Committee determined it would convert the portion of the 2023-2025 PSU

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Executive Compensation
awards attributable to Human Capital Management goals into RSUs that will vest on January 2, 2026, subject to each Named Executive Officer’s continued employment with the Company on the vesting date.
(4)The Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested includes the following:
(i)the market value of unvested RSUs and PSUs was determined by multiplying the number of shares/units by $58.89, the closing price of our common stock on December 31, 2024;
(ii)the number of PSUs used to calculate the payout value assumes performance at maximum for our 2023-2025 PSU awards and our 2024-2026 PSU awards for the reasons stated in Note 3; and
(iii)the payout value of PSUs includes the value of dividend equivalent rights (excluding any interest that may become payable thereon) relating to those PSUs. Dividend equivalents are accrued and paid on our Named Executive Officers’ PSUs if and only to the extent PSUs are earned based on performance during the applicable performance period. Accordingly, for the reasons set forth in Note 3, the value of the dividend equivalent rights reported below and included in the total PSU value in the Outstanding Equity Awards at Fiscal Year End Table reflects dividends that would have been earned as of fiscal year end assuming achievement at maximum for 2023-2025 and 2024-2026 PSU awards.

Name	2023-2025 PSU Dividend Equivalents	2024-2026 PSU Dividend Equivalents	Total Dividend Equivalents
Debra A. Cafaro	$986,446	$549,326	$1,535,773
Robert F. Probst	240,250	133,790	374,040
Peter J. Bulgarelli	173,344	96,530	269,874
J. Justin Hutchens	214,342	125,330	339,672
Carey S. Roberts	165,872	92,369	258,241
2024 Options Exercised and Stock Vested Table
The following table sets forth information regarding the value realized by our Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2024:

	Option Awards(1)		Stock Awards(2)
Name and Principal Position	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting
Debra A. Cafaro	359,970	$871,665	263,278	$17,695,128
Robert F. Probst	—	—	88,795	5,459,961
Peter J. Bulgarelli	—	—	62,793	3,861,653
J. Justin Hutchens	—	—	58,940	3,677,269
Carey S. Roberts	—	—	50,509	3,195,859
(1)Option Awards: shares acquired include shares sold or withheld to cover the exercise price or taxes at the time of exercise; value realized reflects the difference between the market price at exercise and the exercise price of shares acquired. All of Ms. Cafaro's stock options were exercised pursuant to the 10b5-1 plan entered into by Ms. Cafaro on March 28, 2024.
(2)Stock Awards: shares acquired include shares delivered on vesting of RSU awards in 2024 and shares delivered in 2025 pursuant to our 2022-2024 PSU awards. Figures include any shares withheld to cover taxes on distribution of RSUs and PSUs on the distribution date; value realized is determined by multiplying the number of shares acquired by the closing stock price on the distribution date and adding to that the amount paid in respect of accrued dividend equivalents and interest.

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Executive Compensation
Termination Provisions
Potential Payments Upon Termination or Change in Control
Agreement with Debra A. Cafaro, Chief Executive Officer
Pursuant to the terms of the Cafaro Agreement, if Ms. Cafaro’s employment is terminated by the Company other than for Cause (but not for Disability) or is terminated by Ms. Cafaro for Good Reason (all as defined in the Cafaro Agreement), subject to her execution and delivery to the Company of a waiver and release, Ms. Cafaro will be entitled to receive:
•a prorated portion of her target bonus (defined as the greater of (i) the highest actual bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (ii) the full amount of Ms. Cafaro’s annual bonus, assuming maximum individual and company performance, in respect of service for the year of termination) for the year of termination;
•three times the sum of (x) her base salary in effect at the termination date plus (y) her target bonus for the year of termination (defined as the greater of (i) the highest actual bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (ii) the full amount of Ms. Cafaro’s annual bonus, assuming maximum individual and company performance, in respect of service for the year of termination);
•full vesting of all outstanding restricted stock, stock options and other performance-related compensation, including any cash-based performance share units, assuming maximum payout for any open performance cycles;
•full vesting of any interests under any retirement, savings, deferred compensation, profit sharing or similar arrangement;
•continuation of medical, dental, life and disability insurance benefits at the Company’s expense for two years; and
•outplacement services, including executive office space and an executive secretary, for one year following termination, with an aggregate cost not to exceed $50,000.
If Ms. Cafaro's employment is terminated due to death or Disability (as defined in the Cafaro Agreement), Ms. Cafaro will be entitled to receive:
•a prorated bonus (measured at the greater of (i) the highest actual bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (ii) the full amount of Ms. Cafaro’s annual bonus, assuming maximum individual and company performance, in respect of service for the year of termination) for the year of termination; and
•in the case of Disability, continuation of medical and dental insurance benefits as if she had continued to be an executive for all purposes under such plans for a period of two years following the termination date.
Upon termination of Ms. Cafaro’s employment for any reason, Ms. Cafaro will be subject to non-competition and non-solicitation restrictions for a period of one-year post-employment, as well as certain confidentiality and non-disparagement restrictions.
Executive Severance Agreements
The Company has entered into Executive Severance Agreements with Messrs. Probst, Bulgarelli and Hutchens and Ms. Roberts. Under the terms of these Agreements:
•In the event such executive officer’s employment is terminated (i) by the Company other than for Cause or (ii) by the executive officer for Good Reason, in each case, not in connection with a Change in Control (all as defined in the Executive Severance Agreements), and, subject to their execution and delivery to the Company of a waiver and release, the affected executive officer will receive:
•a lump sum payment calculated as follows:

Robert F. Probst	Base salary	Target annual incentive bonus
Peter J. Bulgarelli	Base salary	Target annual incentive bonus
J. Justin Hutchens	Base salary	Target annual incentive bonus
Carey S. Roberts	Base salary	Target annual incentive bonus
•continuation of medical, dental and vision insurance benefits for up to one year (or lump sum equivalent in cash).

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•In the event an executive officer’s employment is terminated by the Company other than for Cause or by the executive officer for Good Reason, in each case, within one year of a Change in Control, and, subject to their execution and delivery to the Company of a waiver and release, the affected executive officer will receive:
•a lump sum payment calculated as follows:

Robert F. Probst	2	The sum of	Base salary	Maximum annual incentive bonus
Peter J. Bulgarelli	2.5	The sum of	Base salary	Target annual incentive bonus
J. Justin Hutchens	2.5	The sum of	Base salary	Target annual incentive bonus
Carey S. Roberts	2.5	The sum of	Base salary	Target annual incentive bonus
•continuation of medical, dental and vision insurance benefits for up to two years (or lump sum equivalent in cash).
•Each of the executives is subject to confidentiality, non-competition, non-solicitation, non-interference and non-disparagement restrictions that apply during the term of employment and for one year thereafter.
•The non-compete restriction for Ms. Roberts and Messrs. Hutchens and Probst is extended to two years following termination of employment in the event they are terminated by the Company without Cause or terminate their employment for Good Reason within one year following a Change in Control.
Severance Provisions in Equity Awards
Our equity awards generally require that an executive be employed through the end of the performance period or the vesting date, as applicable, for an award to vest. The treatment of outstanding equity awards is different on death, disability or retirement, or in certain termination scenarios, as set forth below.
Awards to Ms. Cafaro

	Termination by Company without Cause or by Executive for Good Reason	Termination without Cause or by Executive for Good Reason in Connection with a Change in Control	Death or Disability	Retirement(1)
Restricted Stock Units	Full vesting	Full vesting upon Qualifying Termination(2)	Full vesting	Full vesting
Performance Share Units	Full vesting; payout at maximum	Full vesting upon Qualifying Termination; payout at maximum(3)	Full vesting; payout at greater of (i) actual performance through the date of termination and (ii) target	Full vesting; payout at greater of (i) actual performance through the date of termination and (ii) target

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Awards to Other Named Executive Officers

	Termination by Company without Cause or by Executive for Good Reason	Termination without Cause or by Executive for Good Reason in Connection with a Change in Control	Death or Disability	Retirement(1)
Restricted Stock Units	Accelerated vesting of shares that were scheduled to vest within one year from date of termination	Full vesting upon Qualifying Termination(2)	Full vesting	Full vesting
Performance Share Units	Prorated vesting; payout based on actual performance through date of termination	Full vesting upon Qualifying Termination; payout at greater of (i) actual performance through Change in Control and (ii) target(3)	Full vesting; payout based on actual performance through date of termination	Prorated vesting; payout based on actual performance through date of termination
(1)Retirement is defined as age plus years of service equal to 75, with a minimum age of 62. Ms. Cafaro is retirement eligible. In the event of his Early Retirement, defined as age plus years of service equal to 70, with a minimum age of 65, Mr. Bulgarelli will receive accelerated vesting of Restricted Stock Units that were scheduled to vest within one year from the date of his Early Retirement and prorated vesting of Performance Share Units with payout based on actual performance through date of termination. Mr. Bulgarelli became eligible for Early Retirement on April 5, 2024.
(2)A Qualifying Termination is defined as a termination by the Company without Cause or by the Executive for Good Reason that occurs (i) within six months prior to the announcement of a proposed transaction that results in a Change in Control; (ii) between the date of that announcement and the Change in Control; or (iii) within 24 months following a Change in Control.
(3)In the event of a Change in Control that does not result in a Qualifying Termination, Performance Share Units will (i) be assessed for each measure as of the date of the Change in Control and (ii) remain outstanding and subject to the Named Executive Officer’s continued employment through the original vesting dates (except in the case of a Qualifying Termination or Retirement), and the applicable Named Executive Officer will be entitled to (i) in the case of Ms. Cafaro, the greater of target and actual performance on each measure and (ii) in the case of the other Named Executive Officers, the actual performance on each measure.

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Payments
The table below reflects the amount of compensation and benefits payable to each other Named Executive Officer in the event of:
•Termination for Cause or without Good Reason;
•Termination other than for Cause or with Good Reason (“Involuntary Termination”);
•a Change in Control (without any termination of employment);
•Involuntary Termination following a Change in Control;
•Death or Disability; and
•Retirement, if eligible.
The amounts shown are the amounts that would have been payable to the Named Executive Officers assuming the applicable termination had occurred on December 31, 2024. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or their beneficiary.

	Termination for Cause or without Good Reason	Involuntary Termination (without Change in Control)	Change in Control (without Termination)	Involuntary Termination Following Change in Control	Death or Disability	Retirement
Debra A. Cafaro
Payment equal to multiple of base salary in effect at termination(1)	—	3,354,000	—	3,354,000	—	—
Prorated maximum annual bonus for year of termination	—	4,024,800	—	4,024,800	4,024,800	—
Payment equal to multiple of maximum annual bonus for year of termination(1)	—	12,074,400	—	12,074,400	—	—
Vesting of equity awards(2)(3)	—	36,331,459	—	36,331,459	29,361,157	29,361,157
Continued insurance benefits(4)	—	330,129	—	330,129	61,359	—
Outplacement services	—	50,000	—	50,000	—	—
Reduction(5)	—	—	—	—	—	—
Total for Debra A. Cafaro	—	$56,164,788	—	$56,164,788	$33,447,317	$29,361,157
Robert F. Probst
Payment equal to multiple of base salary in effect at termination(1)	—	699,111	—	1,398,222	—	—
Payment equal to multiple of target annual bonus for year of termination(1)	—	1,223,444	—	—	—	—
Payment equal to multiple of maximum annual bonus for year of termination(1)	—	—	—	3,495,555	—	—
Vesting of equity awards(2)(3)	—	4,151,846	—	8,429,216	8,358,724	—
Continued insurance benefits(4)	—	30,843	—	61,685	—	—
Reduction(5)	—	—	—	—	—	—
Total for Robert F. Probst	—	$6,105,244	—	$13,384,679	$8,358,724	—

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	Termination for Cause or without Good Reason	Involuntary Termination (without Change in Control)	Change in Control (without Termination)	Involuntary Termination Following Change in Control	Death or Disability	Retirement
Peter J. Bulgarelli
Payment equal to multiple of base salary in effect at termination(1)	—	596,923	—	1,492,308	—	—
Payment equal to multiple of target annual bonus for year of termination(1)	—	895,385	—	2,238,461	—	—
Vesting of equity awards(2)(3)	—	2,990,019	—	6,076,084	6,025,229	2,990,019
Continued insurance benefits(4)	—	19,437	—	38,875	—	—
Reduction(5)	—	—	—	—	—	—
Total for Peter J. Bulgarelli	—	$4,501,764	—	$9,845,728	$6,025,229	2,990,019

J. Justin Hutchens
Payment equal to multiple of base salary in effect at termination(1)	—	630,000	—	1,575,000	—	—
Payment equal to multiple of target annual bonus for year of termination(1)	—	1,102,500	—	2,756,250	—	—
Vesting of equity awards(2)(3)	—	3,692,417	—	7,634,350	7,571,410	—
Continued insurance benefits(4)	—	27,651	—	55,302	—	—
Reduction(5)	—	—	—	(1,537,519)	—	—
Total for J. Justin Hutchens	—	$5,452,568	—	$10,483,382	$7,571,410	—

Carey S. Roberts
Payment equal to multiple of base salary in effect at termination(1)	—	571,198	—	1,427,995	—	—
Payment equal to multiple of target annual bonus for year of termination(1)	—	856,797	—	2,141,993	—	—
Vesting of equity awards(2)(3)	—	2,846,692	—	5,799,858	5,751,142	—
Continued insurance benefits(4)	—	10,682	—	21,363	—	—
Reduction(5)	—	—	—	—	—	—
Total for Carey S. Roberts	—	$4,285,369	—	$9,391,208	$5,751,142	—
Notes:
(1)Multipliers for the Named Executive Officers are as follows:

Name	Involuntary Termination (without Change in Control)	Involuntary Termination Following Change in Control
Debra A. Cafaro	3	3
Robert F. Probst	1	2
Peter J. Bulgarelli	1	2.5
J. Justin Hutchens	1	2.5
Carey S. Roberts	1	2.5
(2)Equity Award Vesting. Included in the table are (i) amounts attributable to vesting of unvested RSU awards and (ii) amounts payable pursuant to the 2023-2025 and 2024-2026 PSU awards. Amounts payable pursuant to the 2022-2024 PSU awards, which were paid in February 2025, are not included because those awards are considered vested as of December 31, 2024. Both the 2023-2025 PSU

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awards and the 2024-2026 PSU awards were performing above target, in the aggregate, as of December 31, 2024, but certain measures were performing below target. Where relevant agreements provide for payout at the greater of actual performance and target, we have calculated amounts payable using actual achievement for those measures that were performing above target and target achievement for those measures performing below target.
Because the PSU awards convert to time-based awards upon a Change in Control and remain subject to the remaining vesting schedule in the absence of a Qualifying Termination (or subsequent retirement in the case of Ms. Cafaro only), we have not reported any PSU award values in the “Change in Control (without Termination)” column.
(3)Equity Award Value. The value attributed to vesting of RSUs and PSUs is determined by multiplying the number of units by $58.89, the closing price of our common stock on December 31, 2024, the last business day of our 2024 fiscal year. For PSUs, the value also includes dividend equivalents (excluding any interest that may become payable thereon) that would have been earned as of fiscal year end based on the performance assumptions described in Note 2.
(4)Insurance Benefits. In the event of her Disability, Ms. Cafaro would receive continued medical and dental premiums for a period of two years. In the event of her Involuntary Termination without Cause or for Good Reason, Ms. Cafaro would receive continued health, dental, life, short-term disability and long-term disability insurance premiums for a period of two years. In the event of Involuntary Termination without Cause or for Good Reason for each of our other Named Executive Officers, the executive would receive continued health, dental and vision insurance premiums for a period of one year (two years if such termination occurs within one year of a Change in Control).
(5)Reduction. Pursuant to the Cafaro Agreement and the Executive Severance Agreements with our other Named Executive Officers, under certain circumstances, payments or benefits are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax. Determination of the reduction amount is based on a number of assumptions (including no value being assigned to restrictive covenants such as non-competition and non-solicitation provisions), which may ultimately be different at the time of a Change in Control or Qualifying Termination, resulting in corresponding adjustments to, or elimination of, the reduction amount.
CEO Pay Ratio
As required by SEC regulations, we are providing information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2024, the median of the annual total compensation of all employees of the Company (other than our CEO) was $123,389 and the annual total compensation of our CEO, as reported in the 2024 Summary Compensation Table above, was $14,438,118. The ratio of our CEO’s 2024 annual total compensation to our median employee’s 2024 annual total compensation is 117 to 1. Our median employee was determined as of December 31, 2024 by selecting the employee, out of all of our employees who were employed on such date, with the median 2024 target total direct compensation (sum of base salary, target annual cash bonus and target equity award).
The pay ratio presented in this Proxy Statement is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described above. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Executive Compensation
2024 Pay vs. Performance
Pay vs. Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about “Compensation Actually Paid,” as defined by the SEC and in Note 2 below, and certain financial performance of the Company.

			Average Summary Compensation Table Total for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(2)	Value of Initial Fixed $100 Investment Based On:		GAAP Net Income (Loss) (in 000s)
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)			Total Shareholder Return (TSR)	FTSE Nareit Equity Health Care Index TSR(3)		Normalized FFO/ Share(4)
2024	$14,438,118	$21,873,324	$4,327,326	$5,870,995	$125.13	$115.44	$81,153	$3.19
2023	13,520,625	10,139,836	4,107,540	3,806,036	102.39	92.96	(40,973)	2.99
2022	14,059,092	17,813,641	4,224,753	4,826,766	88.97	81.59	(47,447)	2.99
2021	14,263,728	9,914,452	6,012,810	5,967,437	97.29	104.85	49,008	2.90
2020	12,628,714	9,443,112	5,404,681	4,924,463	90.29	90.14	439,149	3.32
(1)The Named Executive Officers in the fiscal years identified above were:

Year	CEO	Other NEOs
2024	Debra A. Cafaro	Robert F. Probst, Peter J. Bulgarelli, J. Justin Hutchens and Carey S. Roberts
2023	Debra A. Cafaro	Robert F. Probst, Peter J. Bulgarelli, J. Justin Hutchens and Carey S. Roberts
2022	Debra A. Cafaro	Robert F. Probst, Peter J. Bulgarelli, John D. Cobb and J. Justin Hutchens
2021	Debra A. Cafaro	Robert F. Probst, Peter J. Bulgarelli, John D. Cobb and J. Justin Hutchens
2020	Debra A. Cafaro	Robert F. Probst, John D. Cobb, J. Justin Hutchens and Carey S. Roberts
(2)”Compensation Actually Paid” is defined by the SEC as the total compensation reported in the Summary Compensation Table for the applicable fiscal year adjusted as follows:

	2024
Adjustments	CEO	Average Other NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(9,679,753)	(2,428,758)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	11,466,516	2,873,864
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	533,331	319,515
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	4,114,259	547,109
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(181,515)	(29,578)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	1,182,368	261,517
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—
TOTAL ADJUSTMENTS	7,435,206	1,543,669

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(3)Total Shareholder Return and FTSE Nareit Equity Health Care Index Total Shareholder Return reflect the return a stockholder would have recognized at the end of each of the fiscal years shown had they invested $100 in the Company or the FTSE Nareit Equity Health Care Index, respectively, on January 1, 2020. We have chosen to include the FTSE Nareit Equity Health Care Index TSR as our peer group TSR in this table as this is one of the primary measures of performance used in our long-term incentive plan.
(4)Normalized FFO/Share is one of the primary measures used in our Annual Incentive Plan. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, because real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, we consider Funds From Operations attributable to common stockholders (“FFO”) and Normalized FFO to be appropriate supplemental measures of operating performance of an equity REIT. For information regarding the calculation of Normalized FFO, please see page 55 of our Form 10-K for the year ended December 31, 2024. To calculate Normalized FFO on per share basis, Normalized FFO is divided by weighted average diluted shares.

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Relationship Between Compensation Actually Paid and Financial Performance Measures
The line graphs below compare Compensation Actually Paid to our CEO and the average Compensation Actually Paid to our Other NEOs to (i) our cumulative TSR, (ii) FTSE Nareit Equity Health Care Index TSR (“Nareit TSR”), (iii) our Net Income (Loss) and (iv) our Normalized FFO/Share, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024.
TSR amounts assume an initial fixed investment of $100, and that any dividends were reinvested.
Compensation Actually Paid Versus Cumulative TSR

CEO Compensation Actually Paid ($)	Other NEO Average Compensation Actually Paid ($)
Ventas Total Shareholder Return ($)	FTSE NAREIT Equity Health Care Index TSR ($)
Compensation Actually Paid Versus Net Income (Loss) (in $000s)

CEO Compensation Actually Paid ($)	Other NEO Average Compensation Actually Paid ($)
Net Income (in $000s)

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Compensation Actually Paid Versus Normalized Funds from Operations per Share ($)

CEO Compensation Actually Paid ($)	Other NEO Average Compensation Actually Paid ($)
Normalized Funds from Operations per Share ($)
Key Financial Performance Measures
The following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our Named Executive Officers for the fiscal year ended December 31, 2024 to company performance:

Financial Performance Measures Linked to the Compensation of Named Executive Officers
Normalized FFO per Share
Fixed Charge Coverage
TSR Relative to the FTSE Nareit Equity Health Care Index
TSR Relative to the MSCI U.S. REIT Index
Net Debt to Further Adjusted EBITDA
See the discussions of our annual and long-term incentive programs in “Compensation Discussion & Analysis” for further information regarding the use of these measures in our executive compensation program.

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Equity Compensation Plan Information
The following table summarizes information with respect to our equity compensation plans as of December 31, 2024:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	4,544,060	63.89	13,578,271
Equity compensation plans not approved by stockholders(2)	168,706	N/A	353,483
Total	4,712,766	63.89	13,931,754
(1)Plans approved by stockholders. These plans consist of: (a) the Employee and Director Stock Purchase Plan, (b) the 2006 Stock Plan for Directors, (c) the Ventas, Inc. 2012 Incentive Plan and (d) the Ventas, Inc. 2022 Incentive Plan. The total in column (a) includes (i) shares underlying awards granted to non-employee directors under the 2006 Stock Plan, the 2012 Incentive Plan and the 2022 Incentive Plan that are subject to deferral elections; and (ii) awards granted to employees and non-employee directors under the 2012 Incentive Plan and the 2022 Incentive Plan that had not yet vested as of December 31, 2024, including shares that would be issued pursuant to PSU awards for maximum performance. The weighted average exercise price in column (b) applies only to stock options, as there is no exercise price for restricted stock and Restricted Stock Unit awards. As of December 31, 2024, 2,763,182 shares were available for future issuance under the Employee and Director Stock Purchase Plan and 10,815,089 shares were available for future issuance under the Ventas, Inc. 2022 Incentive Plan. No additional grants are permitted under the 2006 Stock Plan for Directors or the Ventas, Inc. 2012 Incentive Plan.
(2)Plans not approved by stockholders. Consists of the Non-Employee Director Cash Compensation Deferral Plan (previously called the Nonemployee Director Deferred Stock Compensation Plan), under which our non-employee directors may receive, in lieu of director fees, units that settle into shares of our common stock on a one-for-one basis.

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Audit Matters

Proposal 3 Ratification of Fiscal 2025 Auditor Selection

Our Audit and Compliance Committee is responsible for the retention, compensation and oversight of our independent registered public accounting firm in connection with the preparation and issuance of its audit report on our consolidated financial statements and its audit of our internal control over financial reporting. As part of its regular processes, our Audit and Compliance Committee also annually reviews and approves the leadership and organization of the external audit team, periodically considers the rotation of the independent external audit firm and is directly involved, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead audit partner, in the review and approval of our independent registered public accounting firm’s lead audit partner. Our Audit and Compliance Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for our fiscal year ending December 31, 2025. KPMG was first engaged to serve as our independent registered public accounting firm in July 2014, and each member of the Audit and Compliance Committee believes that the continued retention of KPMG to serve as our independent registered public accounting firm for this fiscal year is in the best interests of the Company and its stockholders.
At the 2025 Annual Meeting, we are asking you to ratify the selection of KPMG as our external audit firm for this year. We and the Board value our stockholders’ views on this matter, and we believe seeking stockholder ratification of KPMG’s selection is a matter of good corporate practice. If our stockholders fail to ratify this selection, it will be considered a recommendation to the Audit and Compliance Committee and the Board to consider the selection of a different firm, and the Audit and Compliance Committee and the Board may select another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the selection is ratified, the Audit and Compliance Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders. We expect that representatives of KPMG will be present at the 2025 Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

Our Board recommends that you vote FOR ratification of the selection of KPMG as our independent registered public accounting firm for fiscal year 2025.

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Audit Matters
Audit and Non-Audit Fees
KPMG audited our financial statements for the year ended December 31, 2024 and has been our independent registered public accounting firm since July 2014. Fees billed for professional services rendered by KPMG for the years ended December 31, 2024 and 2023, respectively, were as follows:

Fees	2024	2023
Audit Fees(1)	$4,227,625	$4,197,900
Audit-Related Fees(2)	72,430	29,930
Tax Fees	—	—
All Other Fees	—	—
Total	$4,300,055	$4,227,830
(1)Audit Fees include the aggregate fees billed for professional services rendered by KPMG for the audit of our annual consolidated and entity level financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our Quarterly Reports on Form 10-Q, and statutory audits for subsidiaries, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.
(2)Audit-Related Fees in 2024 and 2023 relate to consultations on accounting matters and the Company’s subscription to KPMG’s online accounting research tool.
All audit-related services, tax services and other services provided by KPMG since the date of its engagement have been pre-approved by the Audit and Compliance Committee in accordance with the Committee’s pre-approval policies described below. In addition, consistent with its charter and other applicable rules and policies, the Audit and Compliance Committee determined that the provision of these services by KPMG did not compromise KPMG’s independence and was consistent with its role as our independent registered public accounting firm.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services
The terms of our engagement of KPMG are subject to the pre-approval of the Audit and Compliance Committee. Our Audit and Compliance Committee observes and implements certain procedures relating to the pre-approval of all audit and permissible non-audit services performed by KPMG to ensure that the provision of such services and related fees does not impair the firm’s independence. In accordance with these procedures, the annual audit services and related fees of KPMG are subject to approval by our Audit and Compliance Committee. Prior to its engagement, KPMG must provide the Audit and Compliance Committee with an engagement letter outlining the scope of proposed audit services for that year and the related fees. The Audit and Compliance Committee will then review and approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
In addition, our Audit and Compliance Committee may grant pre-approval for those permissible non-audit services that it believes would not impair the independence of KPMG. However, the Audit and Compliance Committee may not grant approval for any services categorized by the SEC as “Prohibited Non-Audit Services.” Following review, the Audit and Compliance Committee pre-approves the non-audit services within each category that it believes are reasonable and appropriate and that it concludes will not impair the firm’s independence, and the fees for each category are budgeted. The term of any pre-approved non-audit service is 12 months from the date of pre-approval, unless the Audit and Compliance Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by KPMG are established periodically by the Audit and Compliance Committee, and any proposed services exceeding those levels require separate pre-approval by the Audit and Compliance Committee. To obtain approval of other permissible non-audit services, management must submit to the Audit and Compliance Committee those non-audit services for which it recommends the Audit and Compliance Committee engage the independent registered public accounting firm, and both management and KPMG must confirm to the Audit and Compliance Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service.

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Audit Matters
Our Chief Accounting Officer is responsible for tracking all fees for pre-approved non-audit services provided by KPMG, and at each regularly scheduled Audit and Compliance Committee meeting, management reports on the pre-approved non-audit services provided during the quarter and year-to-date and the fees incurred for such services during such periods.
All services provided by our independent registered public accounting firm have been pre-approved in accordance with these procedures. The Audit and Compliance Committee has determined that the services performed by KPMG and the related fees were consistent with the maintenance of KPMG’s independence.
Audit and Compliance Committee Report
A role of the Audit and Compliance Committee is to assist the Board in its oversight of the quality and integrity of the Company’s financial reports. Management has primary responsibility for our financial statements and the reporting process, including our system of internal controls, subject to oversight by our Audit and Compliance Committee on behalf of our Board. KPMG is responsible for auditing the Company’s financial statements and its internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and expressing opinions as to the conformity of the financial statements with accounting principles generally accepted in the United States and the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit and Compliance Committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2024, including the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
Our Audit and Compliance Committee has reviewed and discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit and Compliance Committee has also received the written disclosures and the letter from KPMG required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence. In addition, our Audit and Compliance Committee has discussed with KPMG that firm’s independence from our Company and its management, and the Audit and Compliance Committee has considered the compatibility of non-audit services with the firm’s independence.
Our Audit and Compliance Committee has discussed with KPMG the overall scope and plans for its audit. The Audit and Compliance Committee meets regularly with KPMG, with and without management present, to discuss the results of its examination of our financial statements, its evaluations of our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC. The Audit and Compliance Committee also selected KPMG to serve as our independent registered public accounting firm for fiscal year 2025.
Audit and Compliance Committee
Walter C. Rakowich, Chair
Michael J. Embler
Marguerite M. Nader
Maurice S. Smith

90	2025 | Proxy Statement

Amendments to Certificate of Incorporation

Proposal 4 Increase the Number of Authorized Common Shares

Our Board, based on the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has unanimously adopted and declared advisable, and resolved to recommend to our stockholders that they approve and adopt, an amendment to Article 4 of our Amended and Restated Certificate of Incorporation (our "Charter") to increase the number of authorized shares of our common stock, par value $0.25 per share, from 600,000,000 shares to 1,200,000,000 shares (the “Authorized Share Amendment”).
Purpose and Effect of the Amendment
The Authorized Share Amendment would amend our Charter to increase the number of authorized shares of our common stock, par value $0.25 per share, from 600,000,000 shares to 1,200,000,000 shares. The Authorized Share Amendment would not change the number of authorized shares of our preferred stock.
As of March 1, 2025, Ventas had 437,616,567 shares of common stock outstanding. We also had reserved for issuance 17,065,715 shares of common stock in connection with our equity compensation plans (including shares issuable upon the vesting and settlement of outstanding restricted stock units and the exercise of outstanding stock options), 2,844,172 shares of common stock in connection with redeemable ownership interests in one of our affiliates and 19,277,996 shares of common stock in connection with our exchangeable senior notes, leaving 123,194,823 shares of common stock available for issuance, excluding shares of common stock issuable under our "at-the-market" equity offering program.
Our Board believes that it is important to have sufficient shares available for issuance to pursue its business, capital management and corporate strategies. The Authorized Share Amendment will enhance our ability to execute on our strategy and provide flexibility to engage in capital-raising transactions, grant equity awards to employees, issue stock in the form of dividends and for other general corporate purposes. As is currently the case, our Board, in its discretion and subject to applicable law and stock exchange rules, would determine whether, when and on what terms to issue shares of common stock. Although there are no immediate plans, arrangements, commitments or understandings with respect to the issuance of the additional shares of common stock that would be authorized by the Authorized Share Amendment, our Board believes it is important to provide Ventas with the ability to issue shares in the future to take advantage of favorable strategic and capital management opportunities and market conditions, and to issue additional equity awards to employees, without the potential expense and delay that would be required to obtain stockholder approval for a particular issuance. If we are unable to issue additional shares of common stock, we may not be able to raise additional funds when needed or in a manner that is in the best interests of our company and our stockholders.
Although our Board believes the Authorized Share Amendment is in the best interests of Ventas and its stockholders, stockholders should be aware that future issuances of our common stock (or securities convertible into common stock) could have a dilutive impact on the earnings per share and voting power of existing stockholders, among other things. If the Authorized Share Amendment is approved, the additional authorized shares of our common stock may be issued without further action by our stockholders and without first offering such shares to our stockholders for subscription. As a result of the issuance of shares otherwise than on a pro-rata basis to all existing stockholders, such stockholders’ proportionate interests would be reduced. Our Board believes that the proposed increase in the authorized shares of our common stock included in the Authorized Share Amendment strikes an appropriate balance between facilitating our business, capital management and corporate strategies and minimizing dilution.
In addition, the availability for issuance of additional shares of our common stock could enable our Board to render more difficult or discourage an attempt to obtain control of Ventas. For example, the issuance of additional shares of our common stock could dilute the interest of a party attempting to gain control of the company, deterring its attempt, or could make a merger or similar transaction more difficult. Our Board is not aware of any attempt, or contemplated attempt, to obtain control of Ventas at this time, and the Authorized Share Amendment is not being presented with the intent that it be used to prevent or discourage any such attempt to obtain control of Ventas. In addition, our Charter already includes

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Amendments to Certificate of Incorporation
limitations on direct or indirect beneficial ownership of our common stock to enable us to preserve our REIT status. Therefore, our Board does not believe that the Authorized Share Amendment will have a substantial incremental effect in discouraging potential takeover attempts.
Form of the Amendment
Our Board has declared the Authorized Share Amendment to be advisable and in the best interests of Ventas and our stockholders and is accordingly submitting the Authorized Share Amendment to our stockholders for approval. The proposed amendment would amend and restate the first sentence of Article 4 of our Charter in its entirety as follows:
“The total number of shares of stock that the Corporation shall have authority to issue is 1,210,000,000 shares, of which 1,200,000,000 shall be shares of common stock, having a par value of twenty-five cents per share (the “Common Shares”), and 10,000,000 shall be shares of preferred stock, having a par value of one dollar per share (the “Preferred Shares”).”
Additional Information Regarding the Amendment
All or any of the authorized shares of our common stock may be issued without further action on the part of our stockholders and without first offering such shares to our stockholders for subscription, effective upon the filing a Certificate of Amendment setting forth the Authorized Share Amendment with the Secretary of State of the State of Delaware, which we anticipate doing as soon as practicable following stockholder approval of the Authorized Share Amendment. In addition, if stockholders approve the Authorized Share Amendment and the Certificate of Amendment setting forth the Authorized Share Amendment is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the Charter, the Authorized Share Amendment (if approved), the Exculpation Amendment (if approved), and any other previously adopted amendments to the Charter into a single document. Our Board reserves the right to abandon the Authorized Share Amendment at any time before it becomes effective, even if it is approved by our stockholders. If our stockholders do not approve the Authorized Share Amendment, Article 4 of our Charter will remain unchanged, the number of shares of common stock authorized under our Charter will not be increased, and the Certificate of Amendment setting forth the Authorized Share Amendment will not be filed with the Secretary of State of the State of Delaware.

Our Board recommends that you vote FOR this proposal.

92	2025 | Proxy Statement

Amendments to Certificate of Incorporation

Proposal 5 Limit Liability of Certain Officers

Our Board, based on the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has unanimously adopted and declared advisable, and resolved to recommend to our stockholders that they approve and adopt, an amendment (the “Exculpation Amendment”) to Article 6 of our Charter to provide for the elimination of monetary liability of certain of our officers in certain circumstances as provided under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”). The Exculpation Amendment also would simplify the existing exculpation provision related to directors of Ventas set forth in Article 6 of our Charter by referring to the DGCL instead of specifying each instance in which exculpation for directors is currently not permissible under the DGCL. This change would not have the effect of expanding or otherwise altering the scope of the current exculpation protections available to the directors.
Purpose and Effect of the Amendment
Article 6 of our Charter currently eliminates the monetary liability of directors for breaches of the duty of care to the extent permitted by Section 102(b)(7) of the DGCL. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit Delaware corporations to include in their certificates of incorporation limitations of monetary liability for certain officers in addition to directors. The officers that would be exculpated are: (i) those who serve as our president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) individuals who are or have been identified in our public filings as the most highly compensated officers of Ventas and (iii) individuals who, by written agreement with Ventas, consent to be identified as officers for purposes of accepting service of process.
Consistent with Section 102(b)(7) of the DGCL as currently in effect, the Exculpation Amendment would only limit the liability of such officers of Ventas for breaches of the fiduciary duty of care for direct claims. As is and has been the case for directors, the Exculpation Amendment does not permit the elimination of liability of such officers for (i) any breach of the duty of loyalty to Ventas or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (iii) any transaction from which the officer derived an improper personal benefit. In addition, as noted above and consistent with Section 102(b)(7) of the DGCL as currently in effect, the Exculpation Amendment would not permit the limitation of liability of such officers of Ventas in a derivative action.
The Exculpation Amendment also provides that, if at any time following the effectiveness of the Exculpation Amendment, the DGCL is amended to authorize any further elimination or limitation of the personal liability of officers or directors, then the liability of an officer or director of Ventas shall automatically be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Our Board is committed to attracting and retaining qualified and experienced officers and believes that it is important to extend exculpation protection to officers to the fullest extent permitted by the DGCL in order to better position Ventas to do so. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. In addition, aligning the exculpation protections available to our officers with those available to our directors will facilitate the exercise by our officers of their business judgment in furtherance of stockholder interests with reduced potential for distraction posed by the risk of personal liability. Our Board also believes it is appropriate to provide exculpation for directors and officers to the extent permitted by the DGCL as it may be amended in the future, rather than requiring an amendment to our Charter to incorporate any such changes, in order to provide clarity.
Given the narrow class and type of claims for which officers would be exculpated in accordance with the DGCL, consistent with the protections currently afforded to our directors, and the benefits our Board believes would accrue to Ventas and our stockholders, including enhancing our ability to attract and retain qualified and experienced officers and potentially reducing future litigation costs associated with frivolous lawsuits, our Board determined that the Exculpation Amendment is in the best interests of Ventas and our stockholders.

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Amendments to Certificate of Incorporation
Form of the Amendment
Our Board has declared the Exculpation Amendment to be advisable and in the best interests of Ventas and our stockholders, and is accordingly submitting the proposed amendment to our stockholders for approval. The proposed amendment would amend and restate Article 6 of our Charter in its entirety as follows:
"ARTICLE VI
Elimination of Certain Liability of Directors and Officers
A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.
Any repeal or modification of the foregoing paragraph shall not apply to or adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing hereunder at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.”
Additional Information Regarding the Amendment
Ventas’s officers will receive the protections from liability afforded by the Exculpation Amendment effective upon Ventas filing a Certificate of Amendment setting forth the Exculpation Amendment with the Secretary of State of the State of Delaware, which we anticipate doing as soon as practicable following stockholder approval of the Exculpation Amendment. In addition, if stockholders approve the Exculpation Amendment and the Certificate of Amendment setting forth the Exculpation Amendment is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the Charter, the Exculpation Amendment (if approved), the Authorized Share Amendment (if approved) and any other previously adopted amendments to the Charter into a single document. Our Board reserves the right to abandon the Exculpation Amendment at any time before it becomes effective, even if it is approved by our stockholders. If our stockholders do not approve the Exculpation Amendment, Article 6 of our Charter will remain unchanged, our officers will not be entitled to exculpation as permitted under the DGCL, our Charter’s existing exculpation provision related to directors will not be modified and the Certificate of Amendment setting forth the Exculpation Amendment will not be filed with the Secretary of State of the State of Delaware.

Our Board recommends that you vote FOR this proposal.

94	2025 | Proxy Statement

Securities Ownership
Stock Ownership of Directors, Management and Certain Beneficial Owners
The following table reflects the number of shares of our common stock beneficially owned by certain individuals and entities as of March 1, 2025, except as otherwise noted. These individuals and entities include: (i) owners of more than 5% of our outstanding shares of common stock; (ii) each of our current directors and director nominees; (iii) each of our Named Executive Officers; and (iv) all current directors, director nominees and executive officers as a group.
A person has beneficial ownership of shares if the person has or shares voting or investment power over the shares (whether or not vested) or the right to acquire such power within 60 days of March 1, 2025. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.
For purposes of this table, shares beneficially owned includes shares over which a person has or shares voting power or investment power (whether or not vested).

Name of Beneficial Owner	Vested and Unvested Shares of Common Stock		Shares Subject to Options Exercisable within 60 days		Stock Units That May Be Settled within 60 days			Total Shares of Common Stock Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001								41,935,325	(2)	9.6%
FMR LLC 245 Summer Street Boston, MA 02210								23,403,411	(3)	5.3%
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179								26,432,527	(4)	6.0%
State Street Corporation One Lincoln Street Boston, MA 02111								28,572,399	(5)	6.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355								63,988,891	(6)	14.6%
Melody C. Barnes	22,218	+	—	+	—		=	22,218		*
Theodore R. Bigman	2,063	+	—	+	—		=	2,063		*
Peter J. Bulgarelli	86,044	+	—	+	15,936	(7)	=	101,980		*
Debra A. Cafaro	1,165,336	+	779,036	+	484,442	(7)	=	2,428,814		*
Michael J. Embler	557	+	—	+	5,102	(8)	=	5,659		*
J. Justin Hutchens	119,801	+	—		—		=	119,801		*
Matthew J. Lustig	12,387	+	—	+	70,130	(8)	=	82,517		*
Roxanne M. Martino	25,770	+	—	+	27,255	(8)	=	53,025		*
Marguerite M. Nader	10,383	+	—		—		=	10,383		*
Sean P. Nolan	17,604	+	—	+	—		=	17,604		*
Robert F. Probst	152,415	+	320,057	+	—		=	472,472		*
Walter C. Rakowich	22,383	+	—	+	—		=	22,383		*
Carey S. Roberts	106,233	+	—	+	—		=	106,233		*
Joe V. Rodriguez, Jr.	1,028	+	—	+	—		=	1,028		*
Sumit Roy	2,709	+	—	+	1,027	(8)	=	3,736		*
Maurice S. Smith	7,363	+	—	+	3,818	(8)	=	11,181		*

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Securities Ownership

Name of Beneficial Owner	Vested and Unvested Shares of Common Stock		Shares Subject to Options Exercisable within 60 days		Stock Units That May Be Settled within 60 days		Total Shares of Common Stock Beneficially Owned	Percent of Class(1)
All directors, director nominees and executive officers as a group (16 persons)	1,754,294	+	1,099,093	+	607,710	=	3,461,097	0.8%
*    Less than 1%
(1)    Percentages are based on 437,616,567 shares of our common stock outstanding on March 1, 2025.
(2)    Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. for itself and on behalf of certain of its subsidiaries ("BlackRock") on January 24, 2024. BlackRock reported that, as of December 31, 2023, it had sole voting power over 38,078,681 and sole dispositive power over 41,935,325 shares of our common stock. BlackRock, Inc. is a parent holding company.
(3)    Based solely on information contained in a Schedule 13G/A filed by FMR LLC for itself and on behalf of certain of its subsidiaries on February 9, 2024. FMR reported that, as of December 31, 2023, it had sole voting power over 22,675,406 and sole dispositive power over 23,403,411 shares of our common stock. FMR, LLC is a parent holding company.
(4)    Based solely on information contained in a Schedule 13G/A filed by JPMorgan Chase & Co. on October 15, 2024. JPMorgan Chase reported that, as of September 30, 2024, it had sole voting power over 20,165,133, shared voting power over 2,405,361, sole dispositive power over 24,043,359 and shared dispositive power over 2,333,331 shares of our common stock. JPMorgan Chase is a parent holding company.
(5)    Based solely on information contained in a Schedule 13G/A filed by State Street Corporation for itself and on behalf of certain of its subsidiaries ("State Street") on January 29, 2024. State Street reported that, as of December 31, 2023, it had shared voting power over 17,483,878 and shared dispositive power over 28,505,439 shares of our common stock. State Street is a parent holding company.
(6)    Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group ("Vanguard") on February 13, 2024. Vanguard reported that, as of December 29, 2023, it had shared voting power over 834,756, sole dispositive power over 61,963,978 and shared dispositive power over 2,024,913 shares of our common stock.
(7)    Reflects equity awards scheduled to vest between March 2 and April 30, 2025. Also includes awards that would vest on retirement for Ms. Cafaro, who is retirement eligible, and RSU awards that would vest on early retirement for Mr. Bulgarelli, who is eligible for early retirement. Does not include shares underlying PSU awards that would be deliverable to Mr. Bulgarelli on retirement as those amounts are not determinable.
(8)    Shares underlying units held for the director pursuant to an election to defer stock awards (in the form of Restricted Stock Units) or an election to defer fees pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan that would be issued to the director within 60 days of his or her ceasing to be a director of the Company. Amounts do not include units that would accrue in connection with dividends payable within 60 days. The director has no stockholder rights, other than a right to receive dividends, with respect to the underlying shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10 percent of our outstanding shares to file with the SEC initial reports of changes in ownership of our shares. To our knowledge, based on a review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2024, and based on written representations by our directors and executive officers, all required Section 16(a) reports under the Exchange Act for our directors, executive officers, and beneficial owners of greater than 10 percent of our shares were filed on a timely basis during the year ended December 31, 2024 with the exception of five Form 4 filings (one filing for each of our Named Executive Officers) that were filed one day late, on January 5, 2024, due to administrative error.

96	2025 | Proxy Statement

Additional Information
Information About Our 2025 Annual Meeting
Meeting Information
Meeting Location, Date and Time
The live webcast of the Ventas 2025 Annual Meeting will begin at 8:00 a.m. Central Time on May 13, 2025, at www.virtualshareholdermeeting.com/VTR2025. There is no physical location for the 2025 Annual Meeting.
Participating in the Meeting
Attendance at the 2025 Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on March 19, 2025, the record date, and guests of the Company. You will not be able to attend the 2025 Annual Meeting in person at a physical location.
Attending the Meeting
Beginning at 7:30a.m. Central Time on May 13, 2025, the day of the 2025 Annual Meeting, stockholders may check-in online using the 16-digit control number included in the Notice of Meeting, on their proxy card or on the voting instruction form or other instructions they receive with their proxy materials and following the instructions on the 2025 Annual Meeting website at www.virtualshareholdermeeting.com/VTR2025.
Asking Questions
Stockholders as of the close of business on the record date who attend and participate in the 2025 Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the 2025 Annual Meeting.
Technical Details
We encourage you to access the 2025 Annual Meeting site prior to the 8:00 a.m. Central Time start time to allow ample time to log into the 2025 Annual Meeting webcast and test your computer system. Accordingly, the 2025 Annual Meeting site will first be accessible to registered stockholders beginning at 7:30a.m. Central Time on the day of the 2025 Annual Meeting. Participants should ensure that they have a reliable Internet connection wherever they intend to participate in the 2025 Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number posted on the virtual Annual Meeting website. Technicians will be available to assist you.
Voting Mechanics
Whether or not you are able to attend the 2025 Annual Meeting, we encourage all stockholders to vote, and we recommend all stockholders vote their shares in advance of the 2025 Annual Meeting by one of the methods described in this Proxy Statement.

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Additional Information
How to Vote—Stockholders of Record
Stockholders who own shares registered in their own name (a “stockholder of record”) may vote their shares by proxy in advance of the meeting or they may vote during the meeting on May 13, 2025. Stockholders of record who wish to vote by proxy may submit their proxy in any of the following ways:

By Telephone Call the number shown on the enclosed proxy card.	By Mail Request, complete and return the proxy card in the postage-paid envelope provided.

Via the Internet Visit the website shown on the enclosed proxy card.	During the Meeting Attend the virtual meeting via live webcast at www.virtualshareholdermeeting.com/VTR2025 and vote by ballot online.
How to Vote—Beneficial Owners
A stockholder who owns shares registered in the name of a broker, bank or other custodian is a “beneficial owner” and can vote in advance of the meeting by following the instructions provided by their broker, bank or custodian. Beneficial owners may also attend and vote at the 2025 Annual Meeting using the control number on their voting instruction form.
Eligibility
Only Ventas stockholders of record at the close of business on March 19, 2025, the record date, are entitled to vote at the 2025 Annual Meeting. As of the record date, approximately 437,697,802 shares of our common stock, par value $0.25 per share, were outstanding. Each share of our common stock entitles the owner to one vote on each matter properly brought before the 2025 Annual Meeting. However, certain shares designated as “Excess Shares” (generally any shares owned by a beneficial owner in excess of 9.0% of our outstanding common stock) or as “Special Excess Shares” pursuant to our Charter, may not be voted by the beneficial or record owner of those shares and will be voted in accordance with Article IX of our Charter.
Votes by Proxy
All shares that have been properly voted by proxy and not revoked will be voted at the 2025 Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations.
Quorum
The holders of a majority of the issued and outstanding shares of our stock entitled to vote as of the close of business on March 19, 2025, which is the record date for our 2025 Annual Meeting, must be present in person or represented by proxy to constitute a quorum to transact business at the 2025 Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.
Other Matters
Our Board is not aware of any matters that are expected to come before the 2025 Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If any other matter should properly come before the 2025 Annual Meeting, your executed proxy gives the persons named in the accompanying form of proxy, or their substitutes, discretionary authority to vote your shares in accordance with their best judgment with respect to any such other matter. If the 2025 Annual Meeting is adjourned or postponed, the proxies will vote stockholders’ shares at the meeting, when held, in accordance with instructions provided for the meeting, except for any stockholders who revoke their proxy.

98	2025 | Proxy Statement

Additional Information
Stockholder List
Our list of stockholders of record as of the March 19, 2025 record date for our 2025 Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the meeting during ordinary business hours for the ten days preceding the meeting at our principal executive offices at 300 North LaSalle Street, Suite 1600, Chicago, IL 60654.
Vote Requirements, Board Recommendations and Voting Results

ITEMS:		Board Recommendation	Vote Requirement for Approval	Effect of Abstentions	Effect of Broker Non-Votes

1	To elect the 12 director nominees named in this Proxy Statement to serve until the 2026 Annual Meeting of Stockholders	FOR each director nominee	Majority of votes cast	No effect	No effect

2	To approve, on an advisory basis, the compensation of our Named Executive Officers	FOR	Majority of voting power present (in person or by proxy)	Counted as “AGAINST”	No effect

3	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2025 fiscal year	FOR	Majority of voting power present (in person or by proxy)	Counted as “AGAINST”	Not applicable

4	To approve an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to increase the number of authorized shares of common stock	FOR	Majority of votes cast	No effect	No effect

5	To approve an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to limit the liability of certain officers as permitted by Delaware Law	FOR	Majority of shares outstanding entitled to vote on the matter	Counted as “AGAINST”	Counted as “AGAINST”

Voting Results
We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the 2025 Annual Meeting.
Questions and Answers
What is a proxy? What is a proxy statement?
A proxy is a legal designation of a person to vote on your behalf. A proxy statement is the document we must give you when we solicit your proxy. It is required by SEC rules. By completing and returning the enclosed proxy card, you are giving each of the individuals designated as proxies in the proxy card the authority to vote your shares in the manner you indicate on your proxy card.
What items will be voted on at the 2025 Annual Meeting?
Stockholders will vote on the following items if each is properly presented at the 2025 Annual Meeting.

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Additional Information

ITEMS:		Board Recommendation	Page Reference

1	To elect the 12 director nominees named in this Proxy Statement to serve until the 2026 Annual Meeting of Stockholders	FOR each director nominee	8

2	To approve, on an advisory basis, the compensation of our Named Executive Officers	FOR	46

3	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2025 fiscal year	FOR	88

4	To approve an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to increase the number of authorized shares of common stock	FOR	91

5	To approve an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to limit the liability of certain officers as permitted by Delaware Law	FOR	93

How do I revoke a vote?
If you are a stockholder of record, you can revoke your prior vote by proxy if you:
1.execute and return a later-dated proxy card before your proxy is voted at the 2025 Annual Meeting;
2.vote by telephone or over the internet;
3.deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 300 North LaSalle Street, Suite 1600, Chicago, IL 60654; or
4.vote in person at the 2025 Annual Meeting.
If you are a beneficial owner, follow the instructions provided by your broker, bank or custodian to revoke your vote prior to the meeting.
What are broker non-votes?
A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a “non-routine” proposal, on which the broker or custodian does not have discretionary authority to vote. The ratification of the selection of KPMG LLP as our independent public accounting firm for fiscal year 2025 (Proposal 3) is considered a “routine” matter; brokers have discretionary authority to vote on that proposal.
How are proxies solicited and what is the cost?
We bear the cost of soliciting proxies by or on behalf of our Board. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We have engaged Innisfree to distribute and solicit proxies on our behalf, and we expect to pay Innisfree approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses for these services. We also will reimburse brokers and other custodians for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of our common stock.
What is householding?
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in “householding,” which means that we will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to our stockholders who share the same address and who have the same last name or consent in writing. If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an

100	2025 | Proxy Statement

Additional Information
additional copy by contacting Broadridge as indicated above. We will deliver the requested additional copy promptly following our receipt of your request.
Electronic Document Delivery to Stockholders
Stockholders of record and most beneficial owners may elect to receive an e-mail that will contain electronic links to our Notice of Annual Meeting, Proxy Statement and 2024 Annual Report on Form 10-K. Electronic document delivery is better for the environment and saves us the cost of producing and mailing documents. It will give you a direct electronic link to the proxy voting site. Active employees of the Company who hold common stock in certain employee benefit plan accounts or are stockholders of record generally receive their proxy materials by electronic delivery to their business e-mail accounts. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy online. We will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy material by mail, you should follow the instructions for requesting those materials included in the Notice that we will mail to you.
THIS PROXY STATEMENT AND OUR 2024 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT
www.proxyvote.com

2025 | Proxy Statement	101

Additional Information
Submission of Stockholder Proposals and Other Items for 2026 Annual Meeting
Stockholder Proposals and Director Nominations for Inclusion in Our Proxy Statement
Any stockholder who wishes to submit a proposal for inclusion in the proxy materials for our 2026 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act may do so by following the procedures set out therein. To be eligible for inclusion, the proposal must be received by our Corporate Secretary at our principal executive offices at 300 North LaSalle Street, Suite 1600, Chicago, IL 60654 no later than December 2, 2025.
Under the proxy access provisions in our Sixth Amended and Restated By-Laws (the "By-Laws"), a stockholder or a group of up to 20 stockholders owning at least 3% of our common stock continuously for at least three years and complying with the other requirements set forth in our By-Laws may nominate up to two persons or 20% of the Board, whichever is greater, for election as a director at an annual meeting and have those persons included in our proxy statement. To be eligible for inclusion in the proxy materials for our 2026 Annual Meeting, our Corporate Secretary must receive any proxy access nomination notice at the address provided above no earlier than November 2, 2025 and no later than December 2, 2025 and the notice must comply with the additional requirements set forth in our By-Laws.
Other Stockholder Nominations and Proposals
Under the advance notice provisions in our By-Laws, stockholders must follow certain procedures to nominate a person for election as a director or introduce an item of business at a stockholders meeting, even if that item will not be included in our proxy statement.
To be properly brought before our 2026 Annual Meeting, our Corporate Secretary must receive any such nomination or proposal at the address provided above no earlier than December 14, 2025 and no later than January 13, 2026 and the notice must comply with the additional requirements set forth in our By-Laws.
Cautionary Note Regarding Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments, goals and objectives and other matters that are not historical facts. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of phrases or words such as “assume,” “may,” “will,” “project,” “expect,” believe,” “intend, ”anticipate,” “seek,” “target,” “forecast,” “plan,” "line of sight," "outlook," “potential,” "opportunity," “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof. The forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. You should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. We urge you to carefully review the disclosures we make concerning risks and uncertainties that may affect our business and future financial performance, including those made in our filings with the SEC. Certain factors that could prevent Ventas from achieving its stated goals include those made in the “Summary Risk Factors” section, “Risk Factors” section and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” section of our most recently filed Annual Report on Form 10-K for our fiscal year ended December 31, 2024 and that are otherwise described or updated from time to time in our other filings with the SEC.

102	2025 | Proxy Statement

Appendix A: Non-GAAP Financial Measures Reconciliation
Non-GAAP Financial Measures
This Proxy Statement includes certain financial performance measures not defined by generally accepted accounting principles in the United States (“GAAP”). We consider these non-GAAP financial measures to be useful supplemental measures of our operating performance. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this Proxy Statement. We believe such measures provide investors with additional information concerning our operating performance and a basis to compare our performance with the performance of other REITs. Our definitions and calculations of these non-GAAP measures may not be the same as similar measures reported by other REITs.
These non-GAAP financial measures should not be considered as alternatives to net income attributable to common stockholders (determined in accordance with GAAP) as indicators of our financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.
Funds From Operations Attributable to Common Stockholders ("Nareit FFO") and Normalized Funds From Operations Attributable to Common Stockholders ("Normalized FFO")

	For the Twelve Months Ended December 31,
	2024	2023	2022
	(In thousands, except per share amounts; dollars in USD; totals may not sum due to rounding; unaudited)
Net income (loss) attributable to common stockholders	$81,153	$(40,973)	$(47,447)
Net income (loss) attributable to common stockholders per share (1)	$0.19	$(0.10)	$(0.12)
Adjustments:
Depreciation and amortization on real estate assets	1,250,453	1,390,025	1,194,751
Depreciation on real estate assets related to noncontrolling interests	(15,113)	(16,657)	(17,451)
Depreciation on real estate assets related to unconsolidated entities	49,170	44,953	30,940
Gain on real estate dispositions	(57,009)	(62,119)	(7,780)
Gain on real estate dispositions related to noncontrolling interests	9	6,685	32
Gain on real estate dispositions and other related to unconsolidated entities	(3,216)	(180)	(14,546)
Subtotal: Nareit FFO adjustments	1,224,294	1,362,707	1,185,946
Subtotal: Nareit FFO adjustments per share	$2.94	$3.36	$2.94
Nareit FFO attributable to common stockholders	$1,305,447	$1,321,734	$1,138,499
Nareit FFO attributable to common stockholders per share	$3.14	$3.26	$2.82
Adjustments:
Loss (gain) on derivatives, net	11,942	(32,076)	23,615
Non-cash impact of income tax benefit	(43,486)	(15,269)	(21,349)
Loss (gain) on extinguishment of debt, net	687	(6,104)	581
Transaction, transition and restructuring costs	20,369	15,215	30,884
Amortization of other intangibles	400	385	385
Non-cash impact of changes to executive equity compensation plan	180	161	(312)

2025 | Proxy Statement	A-1

Appendix A: Non-GAAP Financial Measures Reconciliation

	For the Twelve Months Ended December 31,
	2024	2023	2022
Significant disruptive events, net	8,230	(5,339)	12,451
(Reversal of) allowance on loans receivable and investments, net	(166)	(20,270)	19,757
Normalizing items related to noncontrolling interests and unconsolidated entities, net	(2,012)	(25,683)	(18,233)
Other normalizing items, net (2)	25,856	(20,870)	20,693
Subtotal: Normalized FFO adjustments	22,000	(109,850)	68,472
Subtotal: Normalized FFO adjustments per share	$0.05	$(0.27)	$0.17
Normalized FFO attributable to common stockholders	$1,327,447	$1,211,884	$1,206,971
Normalized FFO attributable to common stockholders per share	$3.19	$2.99	$2.99
Weighted average diluted shares	416,366	405,670	403,454
(1)Potential common shares are not included in the computation of diluted earnings per share when a net loss exists as the effect would be an antidilutive per share amount.
(2)For the year ended December 31, 2024, primarily related to shareholder relations matters and certain legal matters. For the year ended December 31, 2023, primarily related to gain on foreclosure of real estate, payment obligation arising in connection with sale of real estate and certain legal matters. For the year ended December 31, 2022, primarily related to shareholder relations matters.
Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, the Company considers Funds From Operations attributable to common stockholders (“FFO”) and Normalized FFO attributable to common stockholders (“Normalized FFO”) to be appropriate supplemental measures of operating performance of an equity REIT. The Company believes that the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses on depreciable real estate and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies. The Company believes that Normalized FFO is useful because it allows investors, analysts and Company management to compare the Company’s operating performance to the operating performance of other real estate companies across periods on a consistent basis without having to account for differences caused by non-recurring items and other non-operational events such as transactions and litigation. In some cases, the Company provides information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items on our financial results.
Nareit Funds from Operations Attributable to Common Stockholders (“Nareit FFO”)
The Company uses the National Association of Real Estate Investment Trusts (“Nareit”) definition of FFO. Nareit defines FFO as net income attributable to common stockholders (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate property, including gain (or loss) on re-measurement of equity method investments and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Adjustments for unconsolidated entities and noncontrolling interests will be calculated to reflect FFO on the same basis.
Normalized FFO Attributable to Common Stockholders (“Normalized FFO”)
The Company defines Normalized FFO as Nareit FFO excluding the following income and expense items, without duplication: (a) gains and losses on derivatives, net and changes in the fair value of financial instruments; (b) the non-cash impact of income tax benefits or expenses; (c) gains and losses on extinguishment of debt, net including the write-off of unamortized deferred financing fees or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of our debt; (d) transaction, transition and restructuring costs; (e) amortization of other intangibles; (f) the non-cash impact of changes to our executive equity compensation plan; (g) net expenses or recoveries related to significant disruptive events; (h) the impact of expenses related to asset impairment and valuation allowances; (i) non-cash charges related to leases; (j) the financial impact of contingent consideration; (k) gains and losses on non-real estate dispositions and other normalizing items related to noncontrolling interests and unconsolidated entities; and (l) other items set forth in the Normalized FFO reconciliation included herein.

A-2	2025 | Proxy Statement

Appendix A: Non-GAAP Financial Measures Reconciliation
Nareit FFO and Normalized FFO presented herein may not be comparable to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. Nareit FFO and Normalized FFO should not be considered as alternatives to net income attributable to common stockholders (determined in accordance with GAAP) as indicators of the Company’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, Nareit FFO and Normalized FFO should be examined in conjunction with net income attributable to common stockholders as presented elsewhere herein.
Same-Store Cash NOI by Segment

	For the Year Ended December 31, 2024 (Dollars in thousands USD, unless otherwise noted; totals may not sum due to rounding; unaudited)
	SHOP	OM&R	Triple-Net	Non-Segment	Total
Net income attributable to common stockholders					$81,153
Adjustments:
Interest and other income					(28,114)
Interest expense					602,835
Depreciation and amortization					1,253,143
General, administrative and professional fees					162,990
Loss on extinguishment of debt, net					687
Transaction, transition and restructuring costs					20,369
Reversal of allowance on loans receivable and investments, net					(166)
Shareholder relations matters					15,751
Other expense					49,584
Income from unconsolidated entities					(1,563)
Gain on real estate dispositions					(57,009)
Income tax benefit					(37,775)
Net income attributable to noncontrolling interests					7,198
NOI	$866,383	$579,271	$606,225	$17,204	$2,069,083
Adjustments:
Straight-lining of rental income	—	(10,181)	5,087	—	(5,094)
Non-cash rental income	—	(8,112)	(46,015)	—	(54,127)
Cash modification fees	—	3,000	—	—	3,000
NOI not included in cash NOI(1)	4,182	(2,075)	(4,548)	—	(2,441)
Non-segment NOI	—	—	—	(17,204)	(17,204)
Cash NOI	$870,565	$561,903	$560,749	$—	$1,993,217
Adjustments:
Cash NOI not included in Same-Store	(119,359)	(65,854)	(41,632)	—	(226,845)
Same-Store Cash NOI	$751,206	$496,049	$519,117	$—	$1,766,372
Percentage increase	15.8%	3.0%	1.8%		7.7%
(1)Includes consolidated properties. Excludes sold assets, assets owned by unconsolidated real estate entities, assets held for sale, loan repayments, development properties not yet operational, land parcels and third-party management revenues from all periods. Assets that have undergone business model transitions are reflected within the new business segment as of the transition date.

2025 | Proxy Statement	A-3

Appendix A: Non-GAAP Financial Measures Reconciliation

	For the Year Ended December 31, 2023 (Dollars in thousands USD, unless otherwise noted; totals may not sum due to rounding; unaudited)
	SHOP	OM&R	Triple-Net	Non-Segment	Total
Net loss attributable to common stockholders					$(40,973)
Adjustments:
Interest and other income					(11,414)
Interest expense					574,112
Depreciation and amortization					1,392,461
General, administrative and professional fees					148,876
Gain on extinguishment of debt, net					(6,104)
Transaction, transition and restructuring costs					15,215
Reversal of allowance on loans receivable and investments, net					(20,270)
Gain on foreclosure of real estate					(29,127)
Other income					(23,001)
Income from unconsolidated entities					(13,626)
Gain on real estate dispositions					(62,119)
Income tax benefit					(9,539)
Net income attributable to noncontrolling interests					10,676
NOI	$711,407	$576,932	$604,651	$32,177	$1,925,167
Adjustments:
Straight-lining of rental income	—	(9,642)	2,046	—	(7,596)
Non-cash rental income	—	(9,379)	(50,221)	—	(59,600)
NOI not included in cash NOI(1)	9,296	(22,767)	(22,420)	—	(35,891)
Non-segment NOI	—	—	—	(32,177)	(32,177)
NOI impact from change in FX	(2,898)	—	729	—	(2,169)
Cash NOI	$717,805	$535,144	$534,785	$—	$1,787,734
Adjustments:
Cash NOI not included in Same-Store	(69,124)	(53,409)	(24,752)	—	(147,285)
NOI impact from change in FX not in Same-Store	51	—	—	—	51
Same-Store Cash NOI	$648,732	$481,735	$510,033	$—	$1,640,500
(1)Includes consolidated properties. Excludes sold assets, assets owned by unconsolidated real estate entities, assets held for sale, loan repayments, development properties not yet operational, land parcels and third-party management revenues from all periods. Assets that have undergone business model transitions are reflected within the new business segment as of the transition date.
The Company considers NOI and Cash NOI as important supplemental measures because they allow investors, analysts and the Company’s management to assess its unlevered property-level operating results and to compare its operating results with those of other real estate companies and between periods on a consistent basis.

A-4	2025 | Proxy Statement

Appendix A: Non-GAAP Financial Measures Reconciliation
NOI
The Company defines NOI as total revenues, less interest and other income, property-level operating expenses and third-party capital management expenses.
Cash NOI
The Company defines Cash NOI as NOI for its reportable business segments (i.e., SHOP, OM&R and NNN), determined on a Constant Currency basis, excluding the impact of, without duplication (i) non-cash items such as straight-line rent and the amortization of lease intangibles, (ii) sold assets, assets held for sale, development properties not yet operational and land parcels and (iii) other items set forth in the Cash NOI reconciliation included herein. In certain cases, results may be adjusted to reflect the receipt of cash payments, fees, and other consideration that is not fully recognized as NOI in the period.
Same-Store
The Company defines same-store as properties owned, consolidated and operational for the full period in both comparison periods and that are not otherwise excluded; provided, however, that the Company may include selected properties that otherwise meet the same-store criteria if they are included in substantially all of, but not a full, period for one or both of the comparison periods, and in the Company’s judgment such inclusion provides a more meaningful presentation of its segment performance.
Newly acquired development properties and recently developed or redeveloped properties in the Company’s SHOP reportable business segment will be included in same-store once they are stabilized for the full period in both periods presented. These properties are considered stabilized upon the earlier of (a) the achievement of 80% sustained occupancy or (b) 24 months from the date of acquisition or substantial completion of work. Recently developed or redeveloped properties in the Company’s OM&R and NNN reportable business segments will be included in same-store once substantial completion of work has occurred for the full period in both periods presented. Our SHOP and NNN that have undergone operator or business model transitions will be included in same-store once operating under consistent operating structures for the full period in both periods presented.
Properties are excluded from same-store if they are: (i) sold, classified as held for sale or properties whose operations were classified as discontinued operations in accordance with GAAP; (ii) impacted by significant disruptive events such as flood or fire; (iii) for SHOP, those properties that are currently undergoing a significant disruptive redevelopment; (iv) for OM&R and NNN reportable business segments, those properties for which management has an intention to institute, or has instituted, a redevelopment plan because the properties may require major property-level expenditures to maximize value, increase NOI, or maintain a market-competitive position and/or achieve property stabilization, most commonly as the result of an expected or actual material change in occupancy or NOI; or (v) for SHOP and NNN reportable business segments, those properties that are scheduled to undergo operator or business model transitions, or have transitioned operators or business models after the start of the prior comparison period.
Constant Currency
To eliminate the impact of exchange rate movements, all portfolio performance-based disclosures assume constant exchange rates across comparable periods, using the following methodology: the current period’s results are shown in actual reported USD, while prior comparison period’s results are adjusted and converted to USD based on the average monthly exchange rate for the current period.

2025 | Proxy Statement	A-5

Appendix A: Non-GAAP Financial Measures Reconciliation
Non-GAAP Performance Measures
We use Fixed Charge Coverage and Net Debt to Further Adjusted EBITDA (also referenced as Net Debt to EBITDA) as performance measures. Fixed Charge Coverage is calculated in accordance with the definition used in our revolving credit facility. Additional information regarding Net Debt to Further Adjusted EBITDA is as follows:
Net Debt to Further Adjusted EBITDA

	For the Three Months Ended December 31,
	2024		2023
	(Dollars in thousands USD; totals may not sum due to rounding; unaudited)
Net income (loss) attributable to common stockholders	$56,835		$(90,819)
Adjustments:
Interest expense	153,206		154,853
Loss on extinguishment of debt, net	15		85
Taxes (including tax amounts in general, administrative and professional fees)	(44,153)		5,743
Depreciation and amortization	308,772		435,276
Non-cash stock-based compensation expense	4,648		5,690
Transaction, transition and restructuring costs	4,226		3,635
Net income attributable to noncontrolling interests, adjusted for partners’ share of consolidated entity EBITDA	(6,902)		(3,491)
Income from unconsolidated entities, adjusted for Ventas's share of EBITDA from unconsolidated entities	24,368		30,539
Gain on real estate dispositions	(6,727)		(39,802)
Unrealized foreign currency loss (gain)	362		(320)
Loss (gain) on derivatives, net	21,173		(24,375)
Significant disruptive events, net	2,603		(1,901)
Reversal of allowance on loan investments and impairment of unconsolidated entities, net of noncontrolling interest	—		(73)
Other normalizing items, net	7,446		2,750
Adjusted EBITDA	$525,872		$477,790
Adjustment for current period activity	15,885		1,035
Further Adjusted EBITDA	$541,757		$478,825

Further Adjusted EBITDA annualized	$2,167,028		$1,915,300

Total debt	$13,522,551		$13,490,896
Cash and cash equivalents	(897,850)		(508,794)
Restricted cash pertaining to debt	(32,588)		(29,019)
Partners’ share of consolidated debt	(310,881)		(297,480)
Ventas’s share of unconsolidated debt	676,839		575,329
Net debt	$12,958,071		$13,230,932
Net debt / Further Adjusted EBITDA	6.0	x	6.9	x

A-6	2025 | Proxy Statement

Appendix A: Non-GAAP Financial Measures Reconciliation
The Company believes that Net Debt, Further Adjusted EBITDA and Net Debt to Further Adjusted EBITDA are useful to investors, analysts and Company management because they allow the comparison of the Company’s credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period.
Adjusted EBITDA
The Company defines Adjusted EBITDA as consolidated earnings before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense, asset impairment and valuation allowances), excluding (a) gains or losses on extinguishment of debt; (b) transaction, transition and restructuring costs; (c) noncontrolling interests’ share of adjusted EBITDA; (d) net gains or losses on real estate activity; (e) gains or losses on re-measurement of equity interest upon acquisition; (f) unrealized foreign currency gains or losses; (g) gains or losses on derivatives, net and changes in the fair value of financial instruments; (h) net expenses or recoveries related to significant disruptive events; and (i) non-cash charges related to leases, and including (x) Ventas’ share of adjusted EBITDA from unconsolidated entities and (y) the impact of other items set forth in the Adjusted EBITDA reconciliation included herein.
Further Adjusted EBITDA
Further Adjusted EBITDA is Adjusted EBITDA further adjusted for transactions and events that were completed during the period, as if the transaction or event had been consummated at the beginning of the relevant period and considers any other incremental items set forth in the Further Adjusted EBITDA reconciliation included herein.

2025 | Proxy Statement	A-7

Helpful Resources

Annual Meeting Information
Proxy Materials and 2024 Annual Report	www.proxyvote.com

About Ventas
Website	www.ventasreit.com
Leadership	www.ventasreit.com/who-we-are
Corporate Governance	ir.ventasreit.com/governance/
Corporate Sustainability Report	www.ventasreit.com/csr2024

Investor & Stockholder Services
Investor Relations	ir.ventasreit.com/overview/default.aspx
Company Presentations and Earnings Calls	ir.ventasreit.com/events-and-presentations/default.aspx
Request for Information	ir.ventasreit.com/resources/request-for-information/default.aspx

Corporate Governance
Committee Charters and Guidelines on Governance	ir.ventasreit.com/governance/governance-documents/default.aspx

Financial Information
Annual and Quarterly Reports and Supplemental Information	ir.ventasreit.com/financials/quarterly-results/default.aspx
SEC Filings	ir.ventasreit.com/financials/sec-filings/default.aspx

Stock & Dividend Information
Stock Information	ir.ventasreit.com/stock-info/default.aspx
Dividend Information	ir.ventasreit.com/stock-info/dividend-history/default.aspx
Form 8937 – Organizational Actions	ir.ventasreit.com/stock-info/form-8937-organizational-actions/default.aspx

Acronyms Used
CD&A	Compensation Discussion & Analysis	NOI	Net Operating Income
CEO	Chief Executive Officer	NNN	Triple-Net
CFO	Chief Financial Officer	NYSE	New York Stock Exchange
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization	OM&R	Outpatient Medical and Research Portfolio
FASB	Financial Accounting Standards Board	PCAOB	Public Company Accounting Oversight Board
FFO	Funds From Operations	PSU	Performance Share Unit
G&A	General and Administrative Expense	REIT	Real Estate Investment Trust
GAAP	U.S. Generally Accepted Accounting Principles	RSU	Restricted Stock Unit
GTL	Group Term Life Insurance	SEC	Securities and Exchange Commission
KMPG	KPMG LLP	SHOP	Senior Housing Operating Portfolio
Nareit	National Association of Real Estate Investment Trusts	TSR	Total Shareholder Return
NEO	Named Executive Officer	VIM	Ventas Investment Management

A-8	2025 | Proxy Statement

Website References
Readers may also access additional information about Ventas, Inc. at www.ventasreit.com, our corporate website. References to our website in this Proxy Statement are provided for convenience only, and the content on our website is not incorporated into this Proxy Statement and does not constitute a part of this Proxy Statement.
Printed Materials
We make available, free of charge, through our website, our Annual Report, Form 10-K for the fiscal year ended December 31, 2024, this Proxy Statement, our Guidelines on Governance, our Global Code of Ethics and Business Conduct (including waivers from and amendments to that document) and the charters for each of our Audit and Compliance, Nominating and Corporate Governance and Compensation Committees, and we will mail copies of the foregoing documents to stockholders, free of charge, upon request to our Corporate Secretary at Ventas, Inc., 300 North LaSalle Street, Suite 1600, Chicago, IL 60654..

2025 | Proxy Statement	A-9

©2025 Ventas, Inc. All rights reserved.

ventasreit.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V64131-P26354 For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! VENTAS, INC. The Board of Directors of Ventas, Inc. recommends you vote FOR each Director Nominee in proposal 1 and FOR proposals 2, 3, 4 and 5. 1a. Melody C. Barnes 1b. Theodore R. Bigman 1c. Debra A. Cafaro 1d. Michael J. Embler 1e. Matthew J. Lustig 1f. Roxanne M. Martino 1g. Marguerite M. Nader 1h. Sean P. Nolan 1i. Walter C. Rakowich 1j. Joe V. Rodriguez, Jr. 1k. Sumit Roy 1l. Maurice S. Smith 1. Election of Directors of Ventas, Inc. Nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 3. Ratification of the selection of KPMG LLP as independent registered public accounting firm of Ventas, Inc. for fiscal year 2025. 4. Approval of an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to increase the number of authorized shares of common stock. 5. Approval of an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to limit the liability of certain officers as permitted by Delaware Law. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. 2. Approval, on an advisory basis, of the compensation of named executive officers of Ventas, Inc. ! ! ! ! !! ! !! SCAN TO VIEW MATERIALS & VOTEw VENTAS, INC. ATTN: CORPORATE SECRETARY 300 NORTH LASALLE STREET SUITE 1600 CHICAGO, IL 60654 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 12, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VTR2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V64132-P26354 Ventas, Inc. Annual Meeting of Stockholders May 13, 2025 8:00 A.M. CDT This proxy is solicited by the Board of Directors of Ventas, Inc. The undersigned, revoking all prior proxies, hereby appoints Carey S. Roberts, Kevin M. Bohl, and Barak Berman, and any of them, as proxies with full power of substitution and re-substitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned would be entitled to vote if personally present at the 2025 Annual Meeting of Stockholders to be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/VTR2025 at 8:00 A.M. CDT on Tuesday, May 13, 2025, and at any adjournment or postponement thereof, upon the matters hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on matters described in the Proxy Statement for the 2025 Annual Meeting of Stockholders as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) “FOR” each director nominee identified herein to serve on the Board of Directors of Ventas, Inc., (2) “FOR” the approval, on an advisory basis, of the compensation of named executive officers of Ventas, Inc., (3) “FOR” the ratification of the selection of KPMG LLP as independent registered public accounting firm of Ventas, Inc. for fiscal year 2025, (4) “FOR” the approval of the amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to increase the number of authorized shares of common stock, and (5) “FOR” the approval of the amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc. to limit the liability of certain officers as permitted by Delaware Law. Continued and to be signed on reverse side